As filed with the Securities and Exchange Commission on June 30, 2005

                                                  Registration No. 333-
                                                                        --------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         AMERICAN LEISURE HOLDINGS, INC.
                         -------------------------------
                       (Name of Registrant in Our Charter)


          NEVADA                           4724                 75-2877111
-----------------------------   ---------------------------   -----------------
 (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
Incorporation or organization)  Classification Code Number)  Identification No.)


                                                        MALCOLM J. WRIGHT
         PARK 80 PLAZA EAST                             PARK 80 PLAZA EAST
    SADDLE BROOK, NEW JERSEY 07663                SADDLE BROOK, NEW JERSEY 07663
          (201)  226-2060                                 (201)  226-2060
(Address and telephone number of principal   (Name, address and telephone number
executive offices and principal place of business)     of agent for service)



                                   Copies to:

               David M. Loev, Esq.               Trae O'Neil High, Esq.
        David M. Loev, Attorney at Law      David M. Loev, Attorney at Law
        2777 Allen Parkway, Suite 1000      2777 Allen Parkway, Suite 1000
              Houston, Texas 77019                Houston, Texas 77019
          Telephone:  (713) 524-4110           Telephone:  (713) 524-4110
         Telecopier:  (713) 524-4122           Telecopier:  (713) 524-4122



Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                           CALCULATION OF REGISTRATION FEE


TITLE OF EACH                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
CLASS OF SECURITIES                         AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING         AMOUNT OF
TO BE REGISTERED                           REGISTERED (1)      PER SHARE (2)          PRICE (2)        REGISTRATION FEE (2)
----------------------------------------  -----------------  ------------------  --------------------  ---------------------
Common Stock, par value $0.001 per share   5,983,222 shares        $1.525           $9,124,413.55           $1,073.94

(1) Includes 2,168,000 shares of common stock, 1,440,750 shares issuable upon conversion of convertible promissory notes, 1,811,532 shares issuable upon exercise of warrants, and 562,940 shares issuable upon conversion of convertible Series C preferred stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked price as reported on the over-the-counter Bulletin Board as

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Dated June 30, 2005

                         AMERICAN LEISURE HOLDINGS, INC.
                        5,983,222 SHARES OF COMMON STOCK

     The selling stockholders are offering 5,983,222 shares of our common stock for resale under this prospectus for their own account. The selling stockholders directly own 2,168,000 shares of the common stock being offered and have the right to acquire the remaining 3,815,222 shares upon the conversion of up to 150% of the principal balance of convertible notes, the exercise of warrants and/or the conversion of Series C preferred stock. We are not selling any shares of common stock in this offering; therefore, we will not receive any proceeds from this offering. We may, however, receive proceeds from the exercise of warrants by the selling stockholders as discussed in more detail elsewhere in this prospectus.


                          -----------------------------

     High and low bid information for our common stock is listed on the over-the-counter Bulletin Board (the "OTCBB") under the trading symbol "AMLH." The selling stockholders have advised us that the shares of common stock offered by them may be sold directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions other than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. As of the date of this prospectus, we do not have knowledge of an intention by the selling stockholders to sell the shares of common stock being offered in this prospectus.


                          -----------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          -----------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information in this prospectus is complete and accurate only as of the date on this front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the "Company," "we," "us" "AMLH," and "our" refer to American Leisure Holdings, Inc., a Nevada corporation, and, where appropriate, its subsidiaries.

                                TABLE OF CONTENTS

PROSPECTUS  SUMMARY                                                            1

RISK  FACTORS                                                                  3

SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS                         11

USE  OF  PROCEEDS                                                             12

SELLING  STOCKHOLDERS                                                         12

PLAN  OF  DISTRIBUTION                                                        15

LEGAL  PROCEEDINGS                                                            16

DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTER  AND  CONTROL  PERSONS             18

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS,  MANAGEMENT             20

DESCRIPTION  OF  SECURITIES                                                   21

EXPERTS                                                                       24

LEGAL  MATTERS                                                                24

INTEREST  OF  NAMED  EXPERTS                                                  24

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                                    24

DESCRIPTION  OF  BUSINESSES                                                   25

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS                                       31

DESCRIPTION  OF  PROPERTY                                                     38

CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                            38

MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS               40

EXECUTIVE  COMPENSATION                                                       41

FINANCIAL  STATEMENTS                                                         44

AVAILABLE  INFORMATION                                                        72

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors."

                         AMERICAN LEISURE HOLDINGS, INC.

     American Leisure Holdings, Inc. is in the process of developing a large, multi-national travel services, travel management and travel distribution organization. Our Travel Division offers a wide range of corporate and leisure services that will merge the best available technology with traditional client service to promote an efficient and complete travel management experience. In addition, to our Travel Division, we also have a Resort Development Division to develop, construct and manage vacation home ownership and travel destination resorts and properties. Our founding shareholders and officers have had experience in developing vacation properties in Europe that we intend to utilize in the development and marketing of our resorts. Our first such resort is THE SONESTA ORLANDO RESORT AT TIERRA DEL SOL, a 972 luxury, town home and condominium unit property to be located in the Orlando, Florida theme park area. We now have pre-sold 100% of the town homes and have accepted reservations on 41% of the condominiums, resulting in over $243,000,000 in gross contract value as of June 15, 2005. We have received a term sheet from a national lender for the vertical construction of the resort and are currently negotiating the final terms. We anticipate reiving a firm binding commitment during July 2005. Our Travel Division is currently comprised of a retail, corporate and leisure travel management company as well as a travel systems provider that services travel agencies worldwide. We also promote the sale of our travel products by marketing through affinity clubs that we develop and operate. We plan to launch on average a new club every two months for the next eighteen months. We also have a Communications Division. One of our subsidiaries owns a call center in Antigua-Barbuda that is currently being operated on our behalf through a joint venture in which we have a 49% interest. Our businesses are intended to complement each other and create cross-marketing opportunities. We intend to take advantage of the synergies between the distribution of travel services and the development, marketing, sale and management of luxury vacation home ownership and travel destination resorts.

     In October 2003, we acquired a 51% stock interest in Hickory Travel Systems, Inc. as the first building block of our Travel Division. Hickory is a travel management service organization that primarily serves a network/consortium of approximately 160 well-established travel agency members, comprised of over 3,000 travel agents worldwide that focus primarily on corporate travel. We intend to complement our other businesses through the use of Hickory's 24-hour reservation services, international rate desk services, discount hotel programs, preferred supplier discounts, commission enhancement programs, marketing services, professional services, automation and information exchange. We view the members of Hickory as a potential resource for future acquisitions of viable travel agencies to add to our Travel Division, as we intend to continue to expand our Travel Division via the acquisition of well-positioned travel agencies.

     In December 2004, we acquired substantially all of the assets of Around The World Travel, Inc., which included the business name "TraveLeaders" and all of the tangible and intangible assets necessary to operate TraveLeaders. TraveLeaders is a fully integrated travel services distribution business that provides its clients with a comprehensive range of business and vacation travel services in both traditional and e-commerce platforms including corporate travel management, leisure sales, and meeting, special event and incentive planning.

     We are in the process of integrating the administrative operations of Hickory and TraveLeaders to distribute, fulfill and manage our travel services. We will use the travel distribution, fulfillment and management services of the combined resources of Hickory and TraveLeaders to provide customized corporate travel management and consumer bookings at our planned resorts, to rent vacation homes that we plan to manage at these resorts, and to fulfill the travel service needs of our affinity-based travel clubs. TraveLeaders currently fulfills travel orders produced by our affinity travel clubs.

                              CORPORATE INFORMATION

     Our principal executive offices are located at Park 80 Plaza East, Saddle Brook, New Jersey 07663 and our telephone number is (201) 226-2060. Our corporate website is www.americanleisureholdings.com. The information on our web sites is not a part of this prospectus.

     We were incorporated in Nevada in June 2000 as Freewillpc.com, Inc., and until June 2002, operated as a web-based retailer of built-to-order personal computers and brand name related peripherals, software, accessories and networking products. In June 2002, we acquired American Leisure Corporation in a reverse merger. We re-designed and structured our business to own, control and direct a series of companies in the travel and tourism industries so that we can achieve vertical and horizontal integration in the sourcing and delivery of corporate and vacation travel services for vacation resorts that we plan to develop as well as for the corporate and leisure travel markets.


                                  THE OFFERING


COMMON STOCK OFFERED (1)           5,983,222 shares by selling stockholders

OFFERING PRICE                     Market price

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING                10,137,974 shares as of June 30, 2005


COMMON STOCK OUTSTANDING
AFTER THE OFFERING (2)             12,990,256


USE OF PROCEEDS                    We  will  not  receive  any  proceeds  from
                                   the  shares  offered  by  the  selling
                                   stockholders. (3)



MARKET FOR OUR COMMON STOCK        Our  common  stock  is  quoted  on  the OTCBB
                                   under  the  trading symbol "AMLH." The market
                                   for  our common stock is highly volatile. The
                                   securities  offered  hereby  involve  a  high
                                   degree  of  risk and substantial dilution. We
                                   can  provide  no  assurance that a market for
                                   our  common  stock  will  continue or provide
                                   more liquidity than currently available. If a
                                   market is created, it will likely be illiquid
                                   and sporadic. See "Risk Factors."

(1) Includes 1,440,750 shares issuable to the selling stockholders upon the conversion of up to 150% (rather than 100%) of the principal amount of convertible promissory notes for principal, and any accrued interest or other charges, 2,168,000 shares directly owned by the selling stockholders, 1,411,532 shares issuable to the selling stockholders upon the exercise of warrants at $1.02 per share, 400,000 shares issuable to the selling stockholders upon the exercise of warrants at $5.00 per share, and 562,940 shares issuable to the selling stockholders upon the conversion of Series C preferred stock With respect to the convertible promissory notes, the selling stockholders may receive one share for every $15.00 of principal, accrued interest or other charges converted under a $6,000,000 note and one share for every $10.00 converted under a $4,000,000 note, a $1,250,000 note and a $1,355,000 note.

(2) Assuming full conversion of 150% (rather than 100%) of the principal amount of the convertible promissory notes for principal, and accrued interest or other charges and exercise of the warrants to purchase 1,411,532 shares at $1.02 per share.

(3) We may, however, receive proceeds from the exercise of warrants held by selling stockholders. We will use any proceeds that we may receive from the exercise of the warrants for general working capital purposes. See "Use of Proceeds."



                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following tables summarize financial data regarding our business and should be read together with "Management's Discussion and Analysis or Plan of Operation" and our consolidated financial statements and the related notes included elsewhere in this prospectus.




                                                               YEAR ENDED DECEMBER 31,   THREE MONTHS ENDED MARCH 31,
                                                            ---------------------------  ---------------------------
                                                                2004           2003          2005           2004
                                                            -------------  ------------  -------------  ------------
                                                                     (Audited)                   (Unaudited)
                                                                     Restated                      Restated
CONSOLIDATED STATEMENT OF OPERATION DATA:

Revenue                                                     $  6,419,320   $ 3,327,483   $  2,675,674   $ 1,186,665

Loss from Operations                                          (4,209,749)   (1,616,502)      (160,864)   (1,007,873)

Other Expense                                                 (2,922,076)           --       (393,319)           --

Minority Interest                                               (510,348)      510,348             --       256,624

Provision for Income Taxes                                       (12,824)           --             --        (1,135)

Net Loss                                                      (6,634,301)   (2,126,850)      (554,183)     (752,384)

Net Loss Available to Common Stockholders                   $ (7,882,632)  $(3,209,875)  $   (905,073)  $(1,028,353)

Loss Per Share: Basic and Diluted                           $      (0.92)  $     (0.47)  $      (0.09)  $     (0.13)

                                        2

                                                                   AT DECEMBER 31,               AT MARCH 31,
                                                            ---------------------------  ---------------------------
                                                                2004           2003          2005           2004
                                                            -------------  ------------  -------------  ------------
                                                                     (Audited)                   (Unaudited)
                                                                     Restated                      Restated
CONSOLIDATED BALANCE SHEET DATA:

Total assets                                                $ 67,401,981   $25,376,475     66,608,315    31,615,550

Total liabilities                                             61,117,979    21,932,013     61,072,144    28,752,337

Common and preferred stock and additional paid-in capital     18,579,123     7,856,970     18,736,365     6,352,802

Accumulated deficit                                          (12,295,121)   (4,412,488)   (13,200,194)   (3,489,589)

Total shareholders' equity                                     6,284,002     3,444,462      5,536,171     2,863,213

                                  RISK FACTORS

     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS  RELATING  TO  OUR  CAPITAL  AND  LIQUIDITY  NEEDS

WE  HAVE  A  LIMITED  HISTORY  OF  OPERATIONS AND WE HAVE A HISTORY OF OPERATING
LOSSES.

     Since our inception, we have been assembling our Travel Division including the acquisition of Hickory in October 2003 and TraveLeaders in December 2004, planning The Sonesta Orlando Resort at Tierra del Sol, building travel club membership databases, and assembling our management team. We have incurred net operating losses since our inception. As of March 31, 2005, we had an accumulated deficit of $13,200,194.

WE MAY NOT GENERATE ENOUGH OPERATING REVENUE OR CAPITAL TO MEET OUR OPERATING AND DEVELOPMENT COSTS.

     Our costs of establishing our business models for both the Travel Division and the Resort Development Division, including acquisitions and the due diligence costs of that process, together with the un-financed development costs incurred in the Resort Development Division requires significant capital. Historically, our sources for capital have been through loans from our founding and majority shareholders as well as from loans from our capital partner, Stanford Venture Capital Holdings, Inc. If we are unable to generate enough operating revenue to satisfy our capital needs or we cannot obtain future capital from our founding and majority shareholders or from Stanford, it will have a material adverse effect on our financial condition and results of operation.

WE HAVE RECEIVED $11,605,000 OF CONVERTIBLE DEBT FINANCING FROM STANFORD VENTURE CAPITAL, INC., WHICH IS SECURED BY MORTGAGES ON OUR PROPERTY AND LIENS ON OUR ASSETS.

     We have received an aggregate of $11,605,000 of convertible debt financing from Stanford. The terms of our financial arrangements with Stanford are secured by the following mortgages on our properties and liens on our assets:

     - Our $6,000,000 credit facility is secured by a second mortgage on The Sonesta Orlando Resort at Tierra del Sol which we plan to develop, including all fixtures and personal property to be located on or used in connection with these property, and all of the issued and outstanding capital stock and assets of two of our subsidiaries, American Leisure Marketing & Technology, Inc. and Caribbean Leisure Marketing Limited
     - Our $4,250,000 credit facility is secured by collateral assignments of our stock in the active Travel Division subsidiaries as well as a collateral assignment of our first lien security interest in the assets formerly owned by Around The World Travel, Inc.
     - Our $1,355,000 credit facility is secured by all of the issued and outstanding stock of our subsidiary, Caribbean Leisure Marketing Limited.

In addition, Malcolm J. Wright, our President, Chief Executive Officer, Chief Financial Officer and a member of our board of directors provided a personal guarantee for our $6,000,000 credit facility. If we fail to comply with the covenants in our credit facility, Stanford may accelerate the amounts due under the credit facility and may foreclose on our assets and property that secure the loans.


                         RESORT DEVELOPMENT DIVISION

WE  NEED  TO  CLOSE  A  $96,600,000 CONSTRUCTION LOAN FOR THE RESORT DEVELOPMENT
DIVISION  IN  ORDER  TO  BUILD  THE  SONESTA  ORLANDO  RESORT AT TIERRA DEL SOL.

     We need to complete the process of complying with the terms of a term sheet offer made to us by a national lender to provide the $96,600,000 of construction financing for The Sonesta Orlando Resort at Tierra del Sol. Our compliance is also necessary to trigger the issuance and sale of $26,000,000 of Westridge Community Development District bonds. Proceeds from the sale of the bonds will be used to construct the infrastructure of the resort and to acquire certain lands from us for public dedication. Proceeds from the sale of the bonds are a necessary component to the capital structure of the project to develop the resort. If we cannot complete the compliance required by the term sheet offer, it will cause a delay in the construction of the resort.

EXCESSIVE CLAIMS FOR DEVELOPMENT-RELATED DEFECTS IN ANY REAL ESTATE PROPERTIES THAT WE PLAN TO BUILD THROUGH OUR RESORT DEVELOPMENT DIVISION COULD ADVERSELY AFFECT OUR LIQUIDITY, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We will engage third-party contractors to construct our resorts. However, our customers may assert claims against us for construction defects or other perceived development defects including, but not limited to, structural integrity, the presence of mold as a result of leaks or other defects, electrical issues, plumbing issues, or road construction, water or sewer defects. In addition, certain state and local laws may impose liability on property developers with respect to development defects discovered in the future. To the extent that the contractors do not satisfy any proper claims as they are primarily responsible, a significant number of claims for development-related defects could be brought against us. To the extent that claims brought against us are not covered by insurance, our payment of those claims could adversely affect our liquidity, financial condition, and results of operations.


MALCOLM J. WRIGHT, WHO SERVES AS OUR CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHIEF FINANCIAL OFFICER AND AS A DIRECTOR, IS INVOLVED IN OTHER BUSINESSES THAT HAVE CONTRACTED WITH US AND IS ALSO INVOLVED WITH PROPERTY DEVELOPMENT PROJECTS THAT MAY BE IN COMPETITION WITH US.

     Malcolm J. Wright is the President of American Leisure Real Estate Group, Inc., a real estate development company with which we have contracted for the development of The Sonesta Orlando Resort at Tierra del Sol. Mr. Wright is an officer of Xpress Ltd., with which we have contracted for exclusive sales and marketing for The Sonesta Orlando Resort at Tierra del Sol. Mr. Wright is also an officer of Innovative Concepts, Inc., which operates a landscaping business, and M J Wright Productions, Inc., which owns our Internet domain names. Because Mr. Wright is employed by us and the other party to these transactions, these transactions may be or may be considered to be on terms that are not arms'-length and may not be as advantageous to us as agreements with unrelated third parties. From time to time, Mr. Wright pursues real estate investment and sales ventures that may be in competition with ventures that we pursue or plan to pursue.

BECAUSE MALCOLM J. WRIGHT, WHO SERVES AS OUR CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHIEF FINANCIAL OFFICER AND AS A DIRECTOR, IS INVOLVED IN A NUMBER OF OTHER BUSINESSES, HE MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS.

     Malcolm J. Wright is the President of American Leisure Real Estate Group, Inc., Xpress Ltd., Innovative Concepts, Inc., M J Wright Productions, Inc., Resorts Development Group, LLC, Osceola Business Managers, Inc., Florida World, Inc. and SunGate Resort Villas, Inc. It is possible that the demands on Mr. Wright from these other businesses could increase with the result that he may have less time to devote to our business. We do not have an employment agreement with Mr. Wright and he is under no requirement to spend a specified amount of time on our business. As a result, Mr. Wright may not spend sufficient time in his roles as an executive officer and a director of our company to realize our business plan. If Mr. Wright does not have sufficient time to serve our company, it could have a material adverse effect on our business and results of operations.

WE MAY PROVIDE THE EXECUTIVE OFFICERS OF OUR SUBSIDIARIES AN AGGREGATE BONUS OF UP TO 19% OF THE PRE-TAX PROFITS OF THE SUBSIDIARY IN WHICH THEY SERVE AS OUR EXECUTIVE OFFICERS, WHICH WOULD REDUCE ANY PROFITS THAT WE MAY EARN.

     We may provide the executive officers of each of our subsidiaries an aggregate bonus of up to 19% of the pre-tax profits, if any, of the subsidiaries in which they serve as executive officers. Malcolm J. Wright would receive 19% of the pre-tax profits of Leisureshare International Ltd, Leisureshare International Espanola SA, American Leisure Homes, Inc., Advantage Professional Management Group, Inc., Tierra del Sol Resort, Inc., and American Leisure
Hospitality Group, Inc. We do not have any agreements with our officers regarding the bonus other than L. William Chiles. Mr. Chiles is entitled to receive 19% of the profits of Hickory up to a maximum payment over the life of his contract of $2,700,000. As Mr. Chiles' bonus is limited, it is not subject to the buy-out by us described below. The executive officers of our other subsidiaries would share a bonus of up to 19% of the pre-tax profits of the subsidiary in which they serve as executive officers. We would retain the right, but not have the obligation to buy out all of the above agreements after a period of five years by issuing such number of shares of our common stock equal to the product of 19% of the average after-tax profits for the five-year period multiplied by one-third of the price-earnings ratio of our common stock at the time of the buyout divided by the greater of the market price of our common stock or $5.00. If we pay bonuses in the future, it will reduce our profits and the amount, if any, that we may otherwise have available to pay dividends to our preferred and common stockholders.

WE HAVE EXPERIENCED DELAYS IN OBTAINING SIGNATURES FOR AGREEMENTS AND TRANSACTIONS, WHICH HAVE PREVENTED THEM FROM BEING FINALIZED.

     We have experienced delays in obtaining signatures for various agreements and transactions. In some cases, we have either disclosed the terms of these agreements and transactions in our periodic and other filings with the SEC; however, these agreements and transactions are not final. Until they are finalized, their terms are subject to change although we do not have any present intention to do so. If the terms of these agreements and transactions were to change, we may be required to amend our prior disclosure and any revisions could be substantial.

WE ARE RELIANT ON KEY MANAGEMENT AND IF WE LOSE ANY OF THEM, IT COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

     Our success depends, in part, upon the personal efforts and abilities of Malcolm J. Wright and L. William Chiles. Mr. Wright is a Director of the Company and the Company's Chief Executive Officer, President and Chief Financial Officer. Mr. Chiles is a Director of the Company and President of Hickory. Our ability to operate and implement our business plan is dependent on the continued service of Messrs. Wright and Chiles. We have entered into an employment agreement with Mr. Chiles as discussed elsewhere in this prospectus. We are in the process of entering into a written employment agreement with Mr. Wright. If we are unable to retain and motivate them on economically feasible terms our business and results of operations will be materially adversely affected.

IF WE DO NOT EVENTUALLY PAY MALCOLM J. WRIGHT, OUR CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER FOR HIS SERVICES AS AN EXECUTIVE OFFICER AND A DIRECTOR, WE COULD LOSE HIS SERVICES.

     We have not paid cash to Malcolm J. Wright for his services as an executive officer and a director as of the date of this prospectus; however, he is entitled to receive various forms of remuneration from us such as accrued salary of $500,000 per year beginning in 2004 and accrued compensation of $18,000 per year for serving as a director. We may pay Mr. Wright a bonus of up to 19% of the pre-tax profits, if any, of various subsidiaries as discussed above. We have made payments to entities controlled by Mr. Wright in consideration for substantial services that those entities have provided to us for The Sonesta Orlando Resort at Tierra del Sol. If we do not eventually pay cash to Mr. Wright for his salary, director's compensation and bonus, he may determine to spend less of his time on our business or to resign his positions as an officer and a director.

                               TRAVEL DIVISION

WE NEED APPROXIMATELY $1,500,000 OF CAPITAL THROUGH THE END OF THE CURRENT FISCAL YEAR FOR THE TRAVEL DIVISION THAT MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS, IF AT ALL.

We need to raise approximately $1,500,000 through the end of the current fiscal year for the working capital needs for the Travel Division which includes Hickorys requirement through the third quarter of 2005 to cover its seasonal losses, TraveLeaders requirements during its reorganization to adopt our business models, and our operating costs prior to closing a construction loan (discussed below). If we do not receive a sufficient amount of additional capital on acceptable terms, or at all, we may be unable to fully implement our business plan. We have identified sources of additional working capital, but we do not have any written commitments from third parties or from our officers, directors or majority shareholders. Additional capital may not be available to us on favorable terms, if at all. If we cannot obtain a sufficient amount of additional capital, we will have to delay, curtail or scale back some or all of our travel operations, any of which would materially adversely affect our travel businesses. In addition, we may be required to delay the acquisition of additional travel agencies and restructure or refinance all or a portion of our outstanding debt.

OUR COMMISSIONS AND FEES ON CONTRACTS WITH SUPPLIERS OF TRAVEL SERVICES FOR OUR TRAVEL DIVISION MAY BE REDUCED OR THESE CONTRACTS MAY BE CANCELLED AT WILL BY THE SUPPLIERS BASED ON OUR VOLUME OF BUSINESS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our suppliers of travel services including airline, hotel, cruise, tour and car rental suppliers may reduce the commissions and fees that we earn under contract with them based on the volume of business that we generate for them. These contracts generally renew annually and in some cases may be cancelled at will by the suppliers. If we cannot maintain our volume of business, our suppliers could contract with us on terms less favorable than the current terms of our contracts or the terms of their contracts with our competitors, exclude us from the products and services that they provide to our competitors, refuse to renew our contracts, or, in some cases, cancel their contracts with us at will. In addition, our suppliers may not continue to sell services and products through global distribution systems on terms satisfactory to us. If we are unable to maintain or expand our volume of business, our ability to offer travel service or lower-priced travel inventory could be significantly reduced. Any discontinuance or deterioration in the services provided by third parties, such as global distribution systems providers, could prevent our customers from accessing or purchasing particular travel services through us. If these suppliers were to cancel or refuse to renew our contracts or renew them on less favorable terms, it could have a material adverse effect on our business, financial condition or results of operations.

OUR SUPPLIERS OF TRAVEL SERVICES TO OUR TRAVEL DIVISION COULD REDUCE OR ELIMINATE OUR COMMISSION RATES ON BOOKINGS MADE THROUGH US BY PHONE AND OVER THE INTERNET, WHICH COULD REDUCE OUR REVENUES.

     We receive commissions paid to us by our travel suppliers such as hotel chains and cruise companies for bookings that our customers make through us by phone and over the Internet. Consistent with industry practices, our suppliers are not obligated by regulation to pay any specified commission rates for bookings made through us or to pay commissions at all. Over the last several years, travel suppliers have substantially reduced commission rates. Our travel suppliers have reduced our commission rates in certain instances. Future reductions, if any, in our commission rates that are not offset by lower operating costs could have a material adverse effect on our business and results of operations.

FAILURE TO MAINTAIN RELATIONSHIPS WITH TRADITIONAL TRAVEL AGENTS FOR OUR TRAVEL DIVISION COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Hickory has historically received, and expects to continue to receive, a significant portion of its revenue through relationships with traditional travel agents. Maintenance of good relationships with these travel agents depends in large part on continued offerings of travel services in demand, and good levels of service and availability. If Hickory does not maintain good relations with its travel agents, these agents could terminate their memberships and use of Hickory's products and services, which would have a material adverse effect on our business and results of operations.

DECLINES OR DISRUPTIONS IN THE TRAVEL INDUSTRY COULD SIGNIFICANTLY REDUCE OUR REVENUE FROM THE TRAVEL DIVISION.

     Potential declines or disruptions in the travel industry may result from any one or more of the following factors:

     - price escalation in the airline industry or other travel related industries;
     -    airline or other travel related strikes;
     -    political instability, war and hostilities;
     -    long term bad weather;
     -    fuel price escalation;
     -    increased occurrence of travel-related accidents; and
     -    economic downturns and recessions.

OUR TRAVEL REVENUES MAY FLUCTUATE FROM QUARTER TO QUARTER DUE TO SEVERAL FACTORS INCLUDING ONES THAT ARE OUTSIDE OF OUR CONTROL, AND IF OUR REVENUES ARE BELOW OUR EXPECTATIONS IT WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     We may experience fluctuating revenues because of a variety of factors, many of which are outside our control. These factors may include, but are not limited to, the timing of new contracts; reductions or other modifications in our clients' marketing and sales strategies; the timing of new product or service offerings; the expiration or termination of existing contracts or the reduction in existing programs; the timing of increased expenses incurred to obtain and support new business; changes in the revenue mix among our various service offerings; labor strikes and slowdowns at airlines or other travel businesses; and the seasonal pattern of TraveLeaders' business and the travel agency members of Hickory. In addition, we make decisions regarding staffing levels, investments and other operating expenditures based on our revenue forecasts. If our revenues are below expectations in any given quarter, our operating results for that quarter would likely be materially adversely affected.

GLOBAL TRAVEL DISTRIBUTION SYSTEM CONTRACTS THAT WE MAY ENTER INTO GENERALLY PROVIDE FOR FINANCIAL PENALTIES FOR NOT ACHIEVING PERFORMANCE OBJECTIVES.

     We are seeking to enter into multi-year global distribution system contracts. These contracts typically cover a five-year period and would require us to meet certain performance objectives. If we do not structure a global distribution system contract effectively, it may trigger financial penalties if the performance objectives are not met. In the event that we enter into global distribution system contracts and are unable to meet the performance objectives, it would have a material adverse effect on our business, liquidity and results of operations.

OUR CONTRACTS WITH CLIENTS OF THE TRAVELEADERS BUSINESS DO NOT GUARANTEE THAT WE WILL RECEIVE A MINIMUM LEVEL OF REVENUE, ARE NOT EXCLUSIVE, AND MAY BE TERMINATED ON RELATIVELY SHORT NOTICE.

     Our contracts with clients of the TraveLeaders business do not ensure that we will generate a minimum level of revenue, and the profitability of each client may fluctuate, sometimes significantly, throughout the various stages of our sales cycles. Although we will seek to enter into multi-year contracts with our clients, our contracts generally enable the client to terminate the contract, or terminate or reduce customer interaction volumes, on relatively short notice. Although some contracts require the client to pay a contractually agreed amount in the event of early termination, there can be no assurance that we will be able to collect such amount or that such amount, if received, will sufficiently compensate us for our investment in any canceled sales campaign or for the revenues we may lose as a result of the early termination. If we do not generate minimum levels of revenue from our contracts or our clients terminate our multi-year contracts, it will have a material adverse effect on our business, results of operation and financial condition.

WE RECEIVE CONTRACTUALLY SET SERVICE FEES AND HAVE LIMITED ABILITY TO INCREASE OUR FEES TO MEET INCREASING COSTS.

     Most of our travel contracts have set service fees that we may not increase if, for instance, certain costs or price indices increase. For the minority of our contracts that allow us to increase our service fees based upon increases in cost or price indices, these increases may not fully compensate us for increases in labor and other costs incurred in providing the services. If our costs increase and we cannot, in turn, increase our service fees or we have to decrease our service fees because we do not achieve defined performance objectives, it will have a material adverse effect on our business, results of operations and financial condition.

THE TRAVEL INDUSTRY IS LABOR INTENSIVE AND INCREASES IN THE COSTS OF OUR EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, LIQUIDITY OR RESULTS OF OPERATIONS.

     The Travel industry is labor intensive and has experienced high personnel turnover. A significant increase in our personnel turnover rate could increase our recruiting and training costs and decrease operating effectiveness and productivity. If we obtain a significant number of new clients or implement a significant number of new, large-scale campaigns, we may need to recruit, hire and train qualified personnel at an accelerated rate, but we may be unable to do so. Because significant portions of our operating costs relate to labor costs, an increase in wages, costs of employee benefits, employment taxes or other costs associated with our employees could have a material adverse effect on our business, results of operations or financial condition.

OUR INDUSTRY IS SUBJECT TO INTENSE COMPETITION AND COMPETITIVE PRESSURES COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We believe that the market in which we operate is fragmented and highly competitive and that competition may intensify in the future. We compete with small firms offering specific applications, divisions of large entities, large independent firms and the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than us. Additional competitors with greater resources than us may enter our market. Competitive pressures from current or future competitors could cause our services to lose market acceptance or result in significant price erosion, all of which could have a material adverse effect upon our business, results of operations or financial condition.

                        CALL CENTER

WE MAY NOT BE ABLE TO KEEP UP WITH CURRENT AND CHANGING TECHNOLOGY ON WHICH OUR BUSINESS IS DEPENDENT.

     Our call center and communications business is dependent on our computer and communications equipment and software capabilities. The underlying technology is continually changing. Our continued growth and future profitability depends on a number of factors affected by current and changing technology, including our ability to

     -    expand our existing service offerings;
     -    achieve cost efficiencies in our existing call centers; and
     - introduce new services and products that leverage and respond to changing technological developments.

     The technologies or services developed by our competitors may render our products or services non competitive or obsolete. We may not be able to develop and market any commercially successful new services or products. We have considered integrating and automating our customer support capabilities, which we expect would decrease costs by a greater amount than any decrease in revenues; however, we could be wrong in these expectations. Our failure to maintain our technological capabilities or respond effectively to technological changes could have a material adverse effect on our business, results of operations or financial condition.

A BUSINESS INTERRUPTION AT OUR CALL CENTER, WHETHER OR NOT PROLONGED, COULD HAVE A MATERIAL ADVERSE EFFECT ON OR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Our call center business operations depend upon our ability to protect our call center, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event we experience a temporary or permanent interruption at our call center and our contracts do not provide relief, our business could be materially adversely affected and we could be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with us. In the event that we experience business interruptions, it would have a material adverse effect on our business, results of operations and financial condition.


RISKS  RELATING  TO  OUR  COMMON  STOCK

IF WE FAIL TO FILE OUR PERIODIC REPORTS AND REPORTS ON FORM 8-K WITH THE COMMISSION IN A TIMELY MANNER, WE COULD RECEIVE AN "E" ON OUR TRADING SYMBOL OR OUR COMMON STOCK COULD BE DE-LISTED FROM THE OTCBB.

     We are in the process of integrating the business operations of Hickory and TraveLeaders, which includes the financial accounting function. We face increased pressure related to recording, processing, summarizing and reporting consolidated financial information required to be disclosed by us in the reports that we file or submit under the Exchange Act in a timely manner. We also face increased pressure accumulating and communicating such information to our management as appropriate to allow timely decisions regarding required disclosure. We believe that until we have fully integrated our financial accounting function, we will continue to face such pressure. If we are unable to file our periodic reports with the Commission in a timely manner, we could receive an "e" on our trading symbol, which could result in our common stock being de-listed from the OTCBB. In addition, investors who hold restricted shares of our common stock would be precluded from reselling their shares pursuant to Rule 144 of the Securities Act until such time as we were able to establish a history of current filings with the Commission. In the event that our common stock is de-listed from the OTCBB, it is likely that our common stock will have less liquidity than it has, and will trade at a lesser value than it does, on the OTCBB.

OUR COMMON STOCK COULD AND HAS FLUCTUATED, AND SHAREHOLDERS MAY BE UNABLE TO RESELL THEIR SHARES AT A PROFIT.

     The price of our common stock has fluctuated since it began trading. The trading prices for small capitalization companies like ours often fluctuate significantly. Market prices and trading volume for stocks of these types of companies including ours have also been volatile. The market price of our common stock is likely to continue to be highly volatile. If revenue or earnings are less than expected for any quarter, the market price of our common stock could significantly decline, whether or not there is a decline in our consolidated revenue or earnings that are reflective of long-term problems with our business. Other factors such as our issued and outstanding common stock becoming eligible for sale under Rule 144, terms of any equity and/or debt financing, and market conditions could have a significant impact on the future price of our common stock and could have a depressive effect on the then market price of our common stock.

RE-PRICING WARRANTS AND ISSUING ADDITIONAL WARRANTS TO OBTAIN FINANCING HAS CAUSED AND MAY CAUSE ADDITIONAL DILUTION TO OUR EXISTING STOCKHOLDERS.

     In the past, to obtain additional financing, we have modified the terms of our warrant agreements to lower the exercise price per share to $.001 from $5.00 with respect to warrants to purchase 100,000 shares of our common stock and to $.001 from $2.96 with respect to warrants to purchase 1,350,000 shares of our common stock. We are currently in need of additional financing and may be required to lower the exercise price of our existing warrants or issue additional warrants in connection with future financing arrangements. Re-pricing of our warrant agreements and issuing additional warrants has caused and may cause additional dilution to our existing shareholders.

THERE MAY NOT BE AN ACTIVE OR LIQUID TRADING MARKET FOR OUR COMMON STOCK, WHICH MAY LIMIT INVESTORS' ABILITY TO RESELL THEIR SHARES.

     An active and liquid trading market for our common stock may not develop or, if developed, such a market may not be sustained. In addition, we cannot predict the price at which our common stock will trade. If there is not an active or liquid trading market for our common stock, investors in our common stock may have limited ability of to resell their shares.

WE HAVE AND MAY CONTINUE TO ISSUE PREFERRED STOCK THAT HAS RIGHTS AND PREFERENCES OVER OUR COMMON STOCK.

     Our Articles of Incorporation, as amended, authorize our Board of Directors to issue preferred stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors may, without approval from the shareholders of our common stock, issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of our common stock. The preferred stock can be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in our ownership and management that shareholders might not consider to be in their best interests. We have issued various series of preferred stock, which have rights and preferences over our common stock including, but not limited to, cumulative dividends and preferences upon liquidation or dissolution.

WE  DO  NOT  EXPECT  TO  PAY  DIVIDENDS  IN  THE  NEAR  FUTURE.

     We have never declared or paid dividends on our common stock. We do not anticipate paying dividends on our common stock in the near future. Our ability to pay dividends is dependent upon, among other things, future earnings as well as our operating and financial condition, capital requirements, general business conditions and other pertinent factors. We intend to reinvest in our business operations any funds that could be used to pay dividends. Our common stock is junior in priority to our preferred stock with respect to dividends. Cumulative dividends on our issued and outstanding Series A preferred stock, Series B preferred stock, Series C preferred stock and Series E preferred stock accrue dividends at a rate of $1.20, $12.00, $4.00, and $4.00, respectively, per share per annum, payable in preference and priority to any payment of any cash dividend on our common stock. We have authorized Series F preferred stock with cumulative dividends that accrue at a rate of $1.00 per share per annum and are also payable in preference and priority to any payment of any cash dividend on our common stock. Dividends on our preferred stock accrue from the date on which we agree to issue such preferred shares and thereafter from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends. We have never paid any cash dividends on our preferred stock. We will be required to pay accrued dividends on our preferred stock before we can pay any dividends on our common stock.

BECAUSE OF THE SIGNIFICANT NUMBER OF SHARES OWNED BY OUR DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS, OTHER SHAREHOLDERS MAY NOT BE ABLE TO SIGNIFICANTLY INFLUENCE OUR MANAGEMENT.

     Our directors, officers, and principal shareholders beneficially own a substantial portion of our outstanding common and preferred stock. Malcolm J. Wright, who serves as our President, Chief Executive Officer and Chief Financial Officer and as a Director, and Roger Maddock, one of our majority shareholders, have a mutual understanding pursuant to which each of them vote their shares with the other. As a result, these persons control our affairs and management, as well as all matters requiring shareholder approval, including the election and removal of members of the Board of Directors, transactions with directors, officers or affiliated entities, the sale or merger of the Company or substantially all of our assets, and changes in dividend policy. This concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in our ownership or management, even when a change would be in the best interest of other shareholders.

RISKS  RELATING  TO  THIS  OFFERING

THIS OFFERING MAY CAUSE SUBSTANTIAL DILUTION TO THE EXISTING HOLDERS OF OUR COMMON STOCK AND PREFERRED STOCK.

     As of June 30, 2005, we had 10,137,974 shares of common stock issued and outstanding. Upon the effectiveness of the registration statement of which this prospectus is a part, the selling stockholders will have the right to sell up to 5,983,222 shares of our common stock for resale under this prospectus. The shares being offered in this prospectus include up to 150% of the principal amount of convertible promissory notes for principal and any accrued interest or other obligations that become due under our credit agreements with Stanford Venture Capital Holdings, Inc. The selling stockholders have a right to acquire a majority of the shares being offered from the conversion of convertible promissory notes, the exercise of warrants and the conversion of Series C preferred stock. The selling stockholders may be more likely to convert the notes or Series C preferred stock or exercise the warrants if the registration statement to which this prospectus is a part is effective. If the selling stockholders convert the notes it will reduce both our long-term and short-term liabilities. However, if the selling stockholders convert the notes or Series C preferred stock or exercise the warrants, it will cause substantial dilution to the existing holders of our common and preferred stock.

THIS  OFFERING  COULD  REDUCE  THE  MARKET  PRICE  OF  OUR  COMMON  STOCK.

 Of the shares of common stock being offered by the selling stockholders for resale under this prospectus, up to 1,753,940 are being offered by non-affiliates. If the registration statement to which this prospectus is a part is effective, these non-affiliates may freely resell their shares into the market. Although we have no knowledge of any intention by the selling stockholders to sell the shares of common stock being offered in this prospectus, if in the event they were to resell their shares, it could reduce the market price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, planned business model, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, planned business model, business strategy, short term and long term business operations and objectives, and financial needs. In addition, a number of our "objectives," "intentions," "beliefs," "expectations," or "goals" described in "Description of Business" and "Management's Discussion and Analysis" and as well as in this prospectus generally are also forward-looking statements. The forward-looking statements included in this are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors."

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

     The selling stockholders are offering 5,983,222 shares of our common stock for resale under this prospectus for their own account. We are not selling any shares of common stock in this offering; therefore, we will not receive any proceeds from this offering. We may, however, receive up to $3,439,763 in proceeds from the exercise of warrants by the selling stockholders to purchase 1,411,532 shares of common stock at $1.02 per share, and 400,000 shares of common stock at $5.00 per share. These shares are included in the shares being offered for resale under this prospectus. We will use any proceeds that we may receive from the exercise of the warrants for general working capital purposes.

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders.

                                                 PERCENTAGE OF
                                                  OUTSTANDING                        PERCENTAGE OF
                                                    SHARES                            OUTSTANDING
                                                 BENEFICIALLY                           SHARES
                            SHARES BENEFICIALLY     OWNED             SHARES         BENEFICIALLY
                               OWNED BEFORE         BEFORE      TO BE SOLD IN THE     OWNED AFTER
SELLING SECURITY HOLDER         OFFERING(1)       OFFERING(2)         OFFERING         OFFERING
                                -----------       -----------      -------------       ---------

Stanford Venture Capital, Inc.    3,608,233          28.6%         3,242,750 (3)            0%

Malcolm J. Wright                 5,990,841          39.2%           447,860 (4)         31.1%

Arvimex, Inc.                     7,122,268          47.0%           270,000 (5)         36.6%

L. William Chiles                 1,068,672          10.3%          268,672  (6)          6.1%

Daniel T. Bogar                     306,250           3.0%           306,250 (7)            *

William R. Fusselmann               306,250           3.0%           306,250 (7)            *

Osvaldo Pi                          306,250           3.0%           306,250 (7)            *

Ronald M. Stein                     306,250           3.0%           306,250 (7)            *

Steven Parker                       200,000           1.9%          200,000  (8)            *

Charles J. Fernandez                 50,000             *           100,000  (9)            *

T. Gene Prescott                    390,000           3.8%          100,000  (9)          2.4%

Charles Ganz                         80,820             *            80,820 (10)            *

Toni Pallatto                        25,000             *           25,000  (11)            *

Ted Gershon                          23,120             *            23,120 (12)            *

TOTAL                            19,783,954                       5,983,222

*     Less  than  1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Applicable percentage of ownership is based on 10,137,974 shares of common stock outstanding as of June 30, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of such date, for each security holder.

(3) Includes 1,125,000 shares of common stock owned directly by Stanford, 1,440,750 shares of common stock issuable upon conversion of 150% of the principal amount of convertible notes for principal and any accrued interest or other charges, 477,000 shares of common stock issuable upon the conversion of Series C preferred stock and 200,000 shares of common stock issuable upon the exercise of warrants at $5.00 per share; however, this amount does not include shares of common stock directly owned by four Stanford employees or shares issuable upon exercise of the warrants owned by them, as there are no contracts, agreements or understandings pursuant to which Stanford has or shares voting power, which includes the power to vote, or direct the voting of, or investment power, which includes the power to dispose or direct the disposition of, in connection with the shares of the four Stanford employees.

                                       12

(4) The shares of common stock being offered by Mr. Wright are issuable to him upon his exercise of warrants at $1.02 per share. Mr. Wright is not deemed to be the beneficial owner of 50,000 of these shares represented by unvested warrants.

(5) The shares of common stock being offered by Arvimex are issuable to it upon its exercise of warrants at $1.02 per share. Roger Maddock is the President of Arvimex and the beneficial owner of more than 10% of our common stock.

(6) The shares of common stock being offered by Mr. Chiles are issuable to him upon his exercise of warrants at $1.02 per share. Mr. Chiles is not deemed to be the beneficial owner of 50,000 of these shares represented by unvested warrants.

(7)  Includes  256,250  shares  of  common  stock  that Daniel T. Bogar, William
     R. Fusselmann, Osvaldo Pi, and Ronald M. Stein each own directly and 50,000 shares of common stock issuable upon the exercise by each of them of warrants at $5.00 per share, but does not include shares of common stock directly owned by Stanford or shares issuable upon exercise of the warrants owned by them, as there are no contracts, agreements or understandings pursuant to which Stanford has or shares voting power, which includes the power to vote, or direct the voting of, or investment power, which includes the power to dispose or direct the disposition of, in connection with the shares owned by Stanford.

(8) The shares of common stock being offered by Mr. Parker are issuable to him upon his exercise of warrants at $1.02 per share.

(9) The shares of common stock being offered by each of Mr. Fernandez and Mr. Prescott are issuable to them upon their exercise of warrants at $1.02 per share. Mr. Fernandez and Mr. Prescott are not deemed to be the beneficial owners of 50,000 of the shares represented by unvested warrants that each of them is offering in this prospectus.

(10) Includes 14,000 shares of common owned directly by Charles Ganz and 66,820 shares of common stock issuable to him upon his conversion of Series C preferred stock.

(11) The shares of common stock being offered by Ms. Pallatto are issuable to her upon her exercise of warrants at $1.02 per share.

(12) Includes 4,000 shares of common owned directly by Ted Gershon and 19,120 shares of common stock issuable to him upon his conversion of Series C preferred stock.

     The following information contains a description of how each selling stockholder acquired or will acquire the shares to be sold in this offering:

     In January 2003, we acquired $2,850,000 of call center equipment in exchange for the issuance of an aggregate of 114,000 shares of our common stock and 27,191 shares of our Series C preferred stock. Pursuant to securities purchase agreements and asset sale agreements, we issued 100,000 shares of the common stock and 23,850 shares of the Series C preferred stock to Stanford, 14,000 shares of the common stock and 3,341 shares of Series C preferred stock to Charles Ganz, and 4,000 shares of the common stock and 956 shares of Series C preferred stock to Ted Gershon. Each share of our Series C preferred stock is presently convertible into 20 shares of our common stock. The Series C preferred stock ranks senior to our common stock with respect to the receipt of dividends and distributions on our liquidation, dissolution or winding up. The details regarding each series of our preferred stock are discussed elsewhere in this prospectus. Stanford, Mr. Ganz and Mr. Gershon are offering for resale under this prospectus the shares of common stock that they own directly and the shares of common stock that they have the right to acquire upon their conversion of the Series C preferred stock.

     Effective December 18, 2003, we entered into a credit agreement with Stanford for a maximum loan commitment by Stanford in the aggregate principal amount of up to $6,000,000. We borrowed the full amount under this credit agreement during the period from December 2003 to April 2004. In connection with this transaction, we issued a convertible promissory note in the principal amount of $6,000,000 to Stanford with an interest rate of 6% per annum and a maturity date of December 31, 2008. Interest is payable quarterly in arrears on the unpaid principal balance of the note and computed on the basis of a year of 360 days and actual days elapsed. The note has a conversion price of $15.00 per share and may be converted into 400,000 shares of our common stock. In connection with the note, we also issued warrants to purchase up to an aggregate of 600,000 shares of our common stock at an exercise price of $0.001 per share and warrants to purchase up to an aggregate of 1,350,000 shares of our common stock which originally had an exercise price of $2.96 per share. We reduced the exercise price of the warrants from $2.96 to $0.001 per share in June 2004 in connection with $4,000,000 of additional financing (discussed below) that we received from Stanford. We issued one-half of the warrants to Stanford and one-half of the warrants in equal amounts to four Stanford employees: Messrs. Bogar, Fusselmann, Osvaldi and Pi. Stanford and these employees exercised all of these warrants and acquired an aggregate of 1,950,000 shares of common stock. Stanford is offering for resale under this prospectus the shares of common stock issuable upon conversion of up to 150% of the principal amount of the $6,000,000 note and the shares which it received upon exercise of the related warrants at $0.001 per share. Messrs. Bogar, Fusselmann, Osvaldi and Pi are offering the shares which they received upon exercise of the warrants that they received in connection with the $6,000,000 financing provided by Stanford. Messrs. Bogar, Fusselmann, Osvaldi and Pi acquired the securities in the ordinary course of business in a private placement for investment purposes and without a view to distribution, and had no agreements, understandings or arrangements with any other person, either directly or indirectly, to dispose of the securities.

     Effective June 17, 2004, we entered into two additional credit agreements with Stanford for a maximum loan commitment by Stanford in the aggregate principal amount of up to $1,000,000 and $3,000,000. We borrowed the full amount under this credit agreement during the period from April 2004 to August 2004. In connection with this transaction, we issued two convertible promissory notes to Stanford in the principal amount of $1,000,000 and $3,000,000. Each note bears interest at a rate of 8% per annum and has a maturity date of April 22, 2007. The notes have a conversion price of $10.00 per share and may be converted into an aggregate of 400,000 shares of our common stock. In connection with the notes, we also issued warrants to purchase up to 500,000 shares of our common stock at an exercise price of $5.00. In November 2004, we reduced the exercise price from $5.00 to $0.001 per share with respect to warrants to purchase up to 100,000 of those shares. We reduced the exercise price in connection with $1,250,000 of additional financing (discussed below) that we received from Stanford. We issued one-half of the warrants to Stanford and one-half of the warrants in equal amounts to four Stanford employees: Messrs. Bogar, Fusselmann, Osvaldi and Pi. Stanford and these Stanford employees exercised part of their warrants and acquired an aggregate of 100,000 shares at $0.001 per share. The remaining warrants to purchase up to 400,000 shares will expire on May 26, 2009. We and Stanford amended the $1,000,000 credit agreement and the $3,000,000 credit agreement to increase the maximum loan commitments to $1,355,000 and $4,250,000, respectively. We borrowed the additional amounts during the period from September 2004 to December 2004. Interest of 8% on the principal balance of $1,355,000 for the period from January 1, 2005 to March 31, 2006 is due on April 3, 2006 and interest is due quarterly in arrears for periods after April 1, 2006. Interest of 8% is payable quarterly in arrears on the unpaid principal balance of $4,250,000. Stanford is offering for resale under this prospectus the shares of common stock issuable upon conversion of up to 150% of the principal amount of a $1,355,000 note, a $3,000,000 note and an additional $1,250,000 note, the shares that it received upon exercise of the warrants discussed in this paragraph, and the shares underlying the unexercised warrants. Messrs. Bogar, Fusselmann, Osvaldi and Pi are offering for resale under this prospectus the shares that they received upon exercise of some of the warrants discussed in this paragraph and the shares underlying the unexercised warrants. Messrs. Bogar, Fusselmann, Osvaldi and Pi acquired the securities in the ordinary course of business in a private placement for investment purposes and without a view to distribution, and had no agreements, understandings or arrangements with any other person, either directly or indirectly, to dispose of the securities.

     In January 2004, we granted Arvimex, Inc. warrants to purchase up to an aggregate of 120,000 shares of common stock at an exercise price of $0.001 per share and warrants to purchase up to an aggregate of 270,000 shares of common stock at an exercise price of $2.96 per share, which was reduced to $1.02 per share in connection with a reduction in the exercise price of warrants issued to Stanford for additional financing. We granted the warrants to Arvimex as consideration for Arvimex assigning a promissory note in the principal amount of $2,515,000 and a mortgage deed securing the note to Stanford in connection with $6,000,000 of financing that we received from Stanford. We had originally issued the note to Arvimex and mortgaged land that it owned to secure the note. We issued 120,000 shares to Arvimex upon exercise of the warrants at $0.001 per share. The warrants issued to Arvimex to purchase shares at $1.02 per share are exercisable until December 31, 2008. In October 2004, we granted Arvimex warrants to purchase 40,000 shares of common stock at an exercise price of $0.001 per share in consideration for an unsecured loan in the principal amount of $500,000 that Arvimex made to Around the World Travel. Arvimex loaned the money to Around the World Travel to provide it working capital while we conducted due diligence of TraveLeaders and sought to secure additional financing from Stanford. We issued 40,000 shares to Arvimex upon exercise of the warrants at $0.001 per share. Roger Maddock is the President of Arvimex and the beneficial owner of more than 10% of our common stock. Mr. Maddock and Arvimex may be deemed to be our affiliates within the meaning of Rule 144 under the Securities Act.

     We have entered into an agreement with L. William Chiles, a member of our board of directors, and Malcolm J. Wright, our President, Chief Executive Officer and Chief Financial Officer and also a member of our board of directors, for them to earn a fee in the event that they personally guarantee our debt or provide personally owned collateral for our debt. They will earn a fee of 3% of the total original indebtedness for personal guarantees and a fee of 2% of the total original indebtedness for providing personally owned collateral. The fees are payable by the issuance of warrants to purchase one share of our common stock at an exercise price of $1.02 per share for each dollar of fees. The agreement originally provided for an exercise price of $2.96 per share which we reduced to $1.02 in connection with a reduction in the exercise price of warrants that we had issued to Stanford from $2.96 to $0.001 per share. Messrs. Chiles and Wright may exercise the warrants until five years after the date on which they are released from their personal guarantee or any personally owned collateral that they have provided is no longer subject to our debt. We have issued warrants to Mr. Chiles and Mr. Wright to purchase up to 168,672 shares and 587,860 shares, respectively, of common stock for their personal guarantees. The shares being offered in this prospectus include the shares underlying these warrants. Messrs. Chiles and Wright are our affiliates.

     In July 2004, we granted warrants to Malcolm J. Wright, L. William Chiles and T. Gene Prescott for each of them to purchase 100,000 shares of common stock at an exercise price of $1.02 per share for services. In February 2005, we granted warrants on the same terms to Charles J. Fernandez. Messrs. Wright and Chiles currently serve as Directors. Messrs. Fernandez and Prescott currently serve on our advisory board providing us with general corporate and business advice. Warrants to purchase 50,000 shares vested immediately to each of them. Warrants to purchase the remaining 50,000 shares will vest in equal amounts to each of them on their next two anniversary dates as Directors or advisors. They may exercise the warrants for a period of five years beginning on the vesting dates. The shares being offered in this prospectus include the shares underlying the warrants to Messrs. Wright and Chiles for their services as Directors and to Messrs. Fernandez and Prescott for their services as advisors.

In December 2004, we issued Steven Parker a warrant to purchase 200,000 shares of common stock at an exercise price of $1.02 per share in consideration for his services. Also in December 2004, we issued Toni Pallatto a warrant to purchase 25,000 shares of common stock at an exercise price of $1.02 per share in consideration for her services. Mr. Parker and Ms. Pallatto are offering for resale under this prospectus the shares of common stock underlying their warrants.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the shares of common stock offered by them may be sold directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock may be quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock may be quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents will be negotiated outside of our influence).

     As of the date of this prospectus, we do not have knowledge of an intention by the selling stockholders to sell the shares of common stock being offered in this prospectus.

     The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed an underwriter within the meaning of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders will not receive any discounts or commissions (including cash, securities, contracts or other consideration) from us in connection with the resale of the shares of common stock being offered in this prospectus.

     We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

     We have advised each selling shareholder that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Securities Exchange Act of 1934. During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to introduce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses.

     We entered into a registration rights agreements with Stanford that includes indemnification provisions. Pursuant to the registration rights agreement, we have agreed to indemnify any person owning or having the right to acquire any of the shares of common stock being offered for resale under this prospectus including Stanford and their controlling persons against any losses, claims, damages or liabilities, joint or several including, but not limited to, all reasonable costs of defense and investigation and all reasonable attorneys' fees and expenses, to which the indemnified party may become subject, under the Securities Act or otherwise, insofar as the losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement to which this prospectus is a part, or any related final prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. We will not be liable to the extent that any losses (i) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon, and in conformity with, written information furnished to us by the party being indemnified, its counsel, or affiliates, specifically for use in the preparation of the registration statement, preliminary prospectus, final prospectus or amendment or supplement or (ii) arise out of or are based upon the indemnified party's failure to deliver to the purchaser a copy of the most recent prospectus (including any amendments or supplements thereto). Stanford has provided us with a similar indemnity with respect to any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon, and in conformity with, written information furnished to us by them. We and Stanford will contribute on the basis of relative fault to the aggregate losses to which we may be subject in any case in which (i) it is judicially determined that our indemnification of Stanford may not be enforced without regard to our express agreement to provide such indemnification; or (ii) contribution under the Securities Act may be required on the part of Stanford. We and Stanford will determine relative fault by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by us on the one hand or Stanford on the other hand, and the party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In no event shall any party being indemnified be required to contribute any amount in excess of the dollar amount of the proceeds received by the party being indemnified from the resale of their common stock in this offering or any "underwriter" be required to undertake liability to any person pursuant to the indemnification agreement for any amounts in excess of the aggregate discount, commission or other compensation payable to such "underwriter" with respect to the shares of common stock underwritten by it and distributed pursuant to the registration statement to which this prospectus is a part.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

RULE  144

     As of the date of this prospectus, there are 10,137,974 shares of common stock issued and outstanding. Upon the effectiveness of the registration statement to which this prospectus is a part, 1,753,940 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale.

     The remaining 4,229,282 shares of common stock being offered in this prospectus by Malcolm J. Wright, Arvimex or Roger Maddock, L. William Chiles and Stanford will be subject to the resale provisions of Rule 144 of the Securities Act. Sales of shares of our common stock in the public markets may have an adverse effect on prevailing market prices for our common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than us), and restricted and unrestricted securities for the account of an "affiliate" of ours. Restricted securities generally include any securities acquired directly or indirectly from us or our affiliates, which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of ours is any person who directly or indirectly controls us, is controlled by us, or is under common control with us. Our affiliates may include our directors, executive officers, and persons directly or indirectly owning 10% or more of our outstanding common stock. Under Rule 144 unregistered resales of our restricted common stock cannot be made until the restricted common stock has been held for one year from the later of its acquisition from us or an affiliate of ours. Thereafter, restricted shares of our common stock may be resold without registration subject to requirements of Rule 144 regarding volume limitation, aggregation, broker transaction, notice filing and publicly available information about us. Resales of our restricted and unrestricted common stock by our affiliates are subject to these requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock, which has been held for two years free of the requirements of Rule 144 mentioned above.

                                LEGAL PROCEEDINGS

     We are a party in an action that was filed in Orange County, Florida and styled as Rock Investment Trust, P.L.C. and RIT, L.L.C. vs. Malcolm J. Wright, American Vacation Resorts, Inc., American Leisure, Inc., Inversora Tetuan, S.A., Sunstone Golf Resort, Inc., and Sun Gate Resort Villas, Inc., Case No. CIO-01-4874, Ninth Judicial Circuit, Orange County, Florida. In June, 2001, after almost 2 years from receiving notice from Malcolm Wright that one Mr. Roger Smee, doing business under the names Rock Investment Trust, PLC (a British limited company) and RIT, LLC (a Florida limited liability company) (collectively, the "Smee Entities") had defaulted under various agreements to loan or to joint venture or to fund investment into various real estate enterprises founded by Mr. Wright, the Smee Entities brought the Lawsuit against Mr. Wright, American Leisure, Inc. ("ALI") and several other entities. The gravamen of the initial complaint is that the Smee Entities made financial advances to Wright with some expectation of participation in a Wright real estate enterprise. In general, the suit requests either a return of the Smee Entities' alleged advances of $500,000 or an undefined ownership interest in one or more of the defendant entities. Mr. Wright, American Leisure, Inc., and Inversora Tetuan, S.A., have filed a counterclaim and cross complaint against the Smee Entities and Mr. Smee denying the claims and such damages in the amount of $10 million. If the court rules that Mr. Wright is liable under his guarantee of the American Leisure, Inc. obligation to Smee, it is believed that such a ruling would not directly affect American Leisure Holdings, Inc. The litigation is in the discovery phase and is not currently set for trial. We have been advised by our attorneys in this matter that Mr. Wright's position on the facts and the law is stronger than the positions asserted by the Smee Entities.

     In March 2004, Manuel Sanchez and Luis Vanegas as plaintiffs filed a lawsuit against American Leisure Holdings, Inc. American Access Corporation, Hickory Travel Systems, Inc. Malcolm J. Wright and L. William Chiles, et al., seeking a claim for securities fraud, violation of Florida Securities and Investor Protection Act, breach of their employment contracts, and claims for fraudulent inducement. All defendants have denied all claims and have a counterclaim against Manuel Sanchez and Luis Vanegas for damages. The litigation commenced in March 2004 and will shortly enter the discovery phase and is not currently set for trial. We believe that Manuel Sanchez' and Luis Vanegas' claims are without merit and the claims are not material to us. We intend to vigorously defend the lawsuit.

     In February 2003, we and Malcolm J. Wright were joined in a lawsuit captioned as Howard C. Warren v. Travelbyus, Inc., William Kerby, David Doerge, DCM/Funding III, LLC, and Balis, Lewittes and Coleman, Inc. in the Circuit Court of Cook County, Illinois, Law Division, which purported to state a claim against us as a "joint venturer" with the primary defendants. The plaintiff alleged damages in an amount of $5,557,195.70. On November 4, 2004, the plaintiff moved to voluntarily dismiss its claim against us. Pursuant to an order granting the voluntary dismissal, the plaintiff has one (1) year from the date of entry of such order to seek to reinstate its claims.

     On March 30, 2004, Malcolm Wright, was individually named as a third-party defendant in the Circuit Court of Cook County, Illinois, Chancery Division, under the caption: Cahnman v. Travelbyus, et al. On July 23, 2004, the primary plaintiffs filed a motion to amend their complaint to add direct claims against our subsidiary, American Leisure as well as Mr. Wright. On August 4, 2004, the plaintiffs withdrew that motion and have not asserted or threatened any direct claims against American Leisure, Mr. Wright or us.

     In early May 2004, Around The World Travel, Inc. substantially all of the assets of which we purchased, filed a lawsuit in the Miami-Dade Florida Circuit Court against Seamless Technologies, Inc. and e-TraveLeaders, Inc. alleging breach of contract and seeking relief that includes monetary damages and termination of the contracts. They were granted leave to intervene as plaintiffs in the original lawsuits against Seamless and e-TraveLeaders. On June 28, 2004, the above named defendants brought suit against Around The World Travel and American Leisure Holdings, Inc. in an action styled Seamless Technologies, Inc. et al. v. Keith St. Clair et al. This suit alleges that Around The World Travel has breached the contracts and also that American Leisure Holdings, Inc. and Around The World Travel's Chief Executive Officer were complicit with certain officers and directors of Around The World Travel in securing ownership of certain assets for American Leisure Holdings, Inc. that were alleged to have been a business opportunity for Around The World Travel. This lawsuit involves allegations of fraud against Malcolm J. Wright. The lawsuit filed by Seamless has been abated and consolidated with the original lawsuit filed by Around The World Travel. In a related matter, Seamless' attorneys brought another action entitled Peter Hairston v. Keith St. Clair et al. This suit mimics the misappropriation of business opportunity claim, but it is framed within a shareholder derivative action. The relief sought against American Leisure Holdings, Inc. includes monetary damages and litigation costs. We intend to vigorously support the original litigation filed against Seamless and defend the counterclaim and allegations against us.

     On May 4, 2005, Simon Hassine, along with members of his family, filed a lawsuit against us and Around The World Travel in the Circuit Court of Dade County, Florida, Civil Division, Case Number 05-09137CA. The plaintiffs are the former majority shareholders of Around The World Travel and former owners of the assets of TraveLeaders. The plaintiffs allege that that they have not been paid for i) a subordinated promissory note in the principal amount of $3,550,000 plus interest on such note which they allege was issued to them by Around The World Travel in connection with their sale of 88% of the common stock of Around The World Travel; and ii) subordinated undistributed retained earnings and accrued bonuses in an aggregate amount of $1,108,806 which they allege were due to them as part of the sale. The plaintiffs allege that the note was issued to them net of $450,000 of preferred stock of Around The World Travel that they further allege they never received. The plaintiffs also allege that in December 2004 they entered into a settlement agreement with the Company regarding these matters. The plaintiffs are pursuing a claim of breach of the alleged settlement agreement with damages in excess of $1,000,000, interest and costs as well as performance under the alleged settlement agreement or, in the alternative, a declaratory judgment that the promissory note, undistributed retained earnings and accrued bonuses are not subordinated to the Galileo Debt and full payment of the promissory note, undistributed retained earnings and accrued bonuses plus prejudgment interest, stated interest on the note, costs and reasonable attorney's fees. The plaintiffs are also pursuing a claim for breach of contract regarding the preferred stock of Around The World Travel and seeking $450,000 plus interest, costs and reasonable attorney's fees. The plaintiffs are also pursuing claims of fraudulent transfer regarding our acquisition of interests in the debt and equity of Around The World Travel and seeking unspecified amounts. We intend to vigorously defend the lawsuit. We have authorized our counsel to file various motions including a motion to dismiss the complaint in its entirety as against us and Malcolm J. Wright due to the failure by the plaintiffs to comply with a provision in the underlying document that grants exclusive jurisdiction to the courts located in Cook County, Illinois.

In the ordinary course of our business, we may from time to time become subject to routine litigation or administrative proceedings that are incidental to our business.

We are not aware of any proceeding to which any of our directors, officers, affiliates or security holders are a party adverse to us or have a material interest adverse to us.

           DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS

OFFICERS  AND  DIRECTORS

Our executive officers and directors, and their ages and positions are as follows:


NAME                                      AGE                      TITLE
Malcolm J. Wright                          54  Chief Executive Officer, President, Secretary,
                                               Chief Financial Officer and Director

L. William Chiles                          62  Director

James Leaderer                             51  Director



BIOGRAPHICAL  INFORMATION

     Current Directors
     ------------------

     MALCOLM J. WRIGHT, is the driving force behind our business model, has served as our President, Secretary, Chief Executive Officer and Chief Financial Officer and as a member of our Board of Directors since June 2002, and as our Chief Executive Officer since May 2004. Prior to joining us, Mr. Wright successfully developed vacation properties abroad that are similar to the ones planned at The Sonesta Orlando Resort at Tierra del Sol. Since 1998, Mr. Wright served as the President of American Leisure Inc, which we acquired in June 2002. Mr. Wright currently serves as the President of American Leisure Real Estate Group, Inc., a real estate development company with which we have contracted for the development of the resort, Xpress Ltd., with which we have contracted for the exclusive sales and marketing for the resort, Innovative Concepts, Inc., which operates a landscaping business, M J Wright Productions, Inc., which owns our Internet domain names, and Resorts Development Group, LLC, which engages in real estate development. Mr. Wright is also the President of Osceola Business Managers, Inc., Florida World, Inc. and SunGate Resort Villas, Inc., which do not currently conduct any business operations. Since 1980, Mr. Wright has spent a considerable amount of time and money in establishing a large and effective marketing network in the United Kingdom and parts of Eurpoe, that has been responsible for the pre-sales at The Sonesta Orlando Resort at Tierra del Sol.
Mr. Wright was admitted to Associate Membership of the Institute of Chartered Accountants in England & Wales in 1974 and admitted to Fellowship of the Institute of Chartered Accountants in England & Wales in 1978.

     L. WILLIAM CHILES has served as a chairman of our board of directors since June 2002. Mr. Chiles served as our Chief Executive Officer from August 2002 to May 2004. Since August 1998, Mr. Chiles has served as the President and Chief Executive Officer of Hickory Travel Systems, Inc., which we acquired in October 2003. Mr. Chiles received a Masters degree in marketing and finance from the University of Colorado and a Bachelors degree in business administration from Colorado State University. Mr. Chiles has specialized education in management. He is a Member of the Young Presidents Organization, the Chicago Presidents Organization and the Minister ARC Advisory Board.

     JAMES LEADERER has served as a member of our Board of Directors since May 2002, and served as our President, Chief Executive Officer, Treasurer and Secretary from May 2002 to July 2002. From January 1999 to November 2003, Mr. Leaderer served as the General Principal of Momentum Securities. Mr. Leaderer received a Bachelor of Science degree in engineering from Syracuse University.

     Our  Advisory  Board  and  OurDirector  Nominee
     -----------------------------------------------

     We have an advisory board consisting of Thomas Cornish, Charles J. Fernandez, David Levine and T. Gene Prescott. The members of our advisory board provide us with general corporate and business advice. Our board of directors, via signed written consent, has nominated Thomas Cornish, Charles J. Fernandez and David Levine to serve as directors.

     CHARLES J. FERNANDEZ, age 67, has been nominated as a director. He has served on our advisory board since February 2005. Since June 2004, Mr. Fernandez has been a self-employed Financial Consultant. Mr. Fernandez worked for the public accounting firm of KPMG in various capacities for over 37 years. From May 1994 until his second retirement in May 2004, Mr. Fernandez served KPMG as Managing Director and held other responsibilities within the Audit, Transaction Services and Forensic and Litigation Support groups. Mr. Fernandez had previously been an audit partner with KPMG from July 1971 through October
1991, when he took voluntary early retirement. Mr. Fernandez is a Certified Public Accountant licensed in Florida. Mr. Fernandez is a member of the AICPA, FICPA, Florida International Bankers Association, Florida International University Board of Trustees, International Center of Florida, Cuban Banking Study Group, Dade Marine Institute, and Greater Miami Chamber of Commerce. Mr. Fernandez received a Bachelors degree in accounting from the University of Florida. We anticipate that Mr. Fernandez will serve as an audit committee financial expert on an audit committee which we anticipate forming shortly after Mr. Fernandez has been duly elected and qualified.

     T. GENE PRESCOTT, age 61, has served on our advisory board since July 2004. Mr. Prescott is Chairman and Owner of Seaway Two Corp, a hospitality business, located in Coral Gables Florida, and has served in these capacities since 1979. Mr. Prescott received a bachelor's degree in accounting from The University of Ohio in 1965. Mr. Prescott attended Carnegie Mellon from 1965 to 1967. Mr. Prescott is a director and the Treasurer of the Miami Dade Expressway Authority and a director of Miami Children's Hospital. Mr. Prescott is a member of the Orange Bowl Committee, various chambers of commerce and the Coral Gables Foundation.

     There are no family relationships among our directors, executive officers or persons nominated to become directors or executive officers.

     We are not aware of the occurrence during the last five years of any events described in Item 401(d) of Regulation S-B under the Securities Act regarding our directors, persons nominated to become directors, executive officers, or control persons.

TERM  OF  OFFICE

     Our directors are appointed for an initial term of three years. Our officers are appointed by our board of directors and hold office until they are removed by the board or they resign.

AUDIT COMMITTEE

     We do not have an audit committee or an audit committee financial expert. We expect the nomination and acceptance of several directorships in the future. We anticipate that we will form an audit committee when new members join our board of directors, and anticipate that one of them will serve as an independent audit committee financial expert.

COMPENSATION OF DIRECTORS AND MEMBERS OF THE ADVISORY BOARD

     We pay or accrue $18,000 per year for each person who serves on our board of directors. During the last two fiscal years we paid an aggregate of $66,000 to directors and accrued an aggregate of $114,000. During 2005, we have accrued an additional $18,000 to directors.

     We granted to each of Malcolm J. Wright, L. William Chiles, David Levine, Thomas Cornish, T. Gene Prescott and Charles J. Fernandez warrants to purchase 100,000 shares (or an aggregate of 600,000 shares) of our common stock at an exercise price of $1.02 per share for their services. Messrs. Wright and Chiles currently serve as Directors. Messrs. Prescott and Fernandez currently serve on our advisory board, which provides us with general corporate and business advice. Mr. Fernandez has been nominated as a Director. Warrants to purchase 50,000 shares vested immediately to each of them. Warrants to purchase the remaining 50,000 shares will vest in equal amounts to each of them on their next two anniversary dates as Directors or advisors, provided that they still serve in said capacities. They may exercise the warrants for a period of five years from the dates on which such warrants vest.

CODE OF ETHICS

     We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide to any person without charge, upon request, a copy of such code of ethics. Persons wishing to make such a request should do so in writing to the Secretary at American Leisure Holdings, Inc., Park 80 Plaza East, Saddle Brook, New Jersey, 07663.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT

     The following table sets forth information as of June 30, 2005, with respect to the beneficial ownership of our common stock by (i) each director and officer of the Company, (ii) all directors and officers as a group and (iii) each person known by the Company to own beneficially 5% or more of our common stock:


                                                            COMMON STOCK
                                                        BENEFICIALLY  OWNED(1)
                                                  ------------------------------
NAME AND ADDRESS                                         NUMBER         PERCENT
                                                  --------------------  --------

Roger Maddock                                            7,767,616 (2)     44.2%

Malcolm J. Wright                                        5,990,841 (3)     39.2%

Stanford Venture Capital Holdings, Inc.                  3,608,233 (4)     28.6%

L. William Chiles                                        1,068,672 (5)     10.3%

James Leaderer                                                 10,000         *

Thomas Cornish                                             50,000  (6)        *

Charles J. Fernandez                                       50,000  (7)        *

David Levine                                               50,000  (6)        *

All officers and directors as a group (3 people)  7,069,513 (3) (5)(8)     45.8%


*Less than 1%.

(1) The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right. As of June 30, 2005, there were 10,137,974 shares of common stock outstanding.

(2) Includes 345,348 shares of common stock and 30,000 shares of Series A preferred stock, which are convertible into 300,000 shares of common stock, owned directly by Mr. Maddock, 2,102,268 shares of common stock owned directly by Arvimex, 475,000 shares of Series A preferred stock owned directly by Arvimex which are convertible into 4,750,000 shares of common stock, and a warrant to purchase 270,000 shares of common stock at an exercise price of $1.02 per share owned by Arvimex and exercisable within the next sixty days. Mr. Maddock is the President of Arvimex and beneficially owns the shares of common stock, Series A preferred stock and warrants owned by Arvimex.

(3) Includes 845,733 shares of common stock and 55,000 shares of Series A preferred stock, which are convertible into 550,000 shares of common stock, owned directly by Mr. Wright, 719,942 shares of common stock owned directly by Xpress Ltd., 335,000 shares of Series A preferred stock owned directly by Xpress which are convertible into 3,350,000 shares of common stock, 27,306 shares of common stock and 10,000 shares of Series A preferred stock, which are convertible into 100,000 shares of common stock, owned directly by Mr. Wright's daughter who resides in the same household as Mr. Wright, and warrants to purchase 397,860 shares of common stock at an exercise price of $1.02 per share, which may be exercised by Mr. Wright within the next sixty days. Mr. Wright is the President of Xpress and beneficially owns the shares of common stock and Series A preferred stock owned by Xpress. Mr. Wright has pledged 845,733 shares of common stock to Stanford as collateral for an aggregate of $6,000,000 of financing that Stanford has provided to us.

(4)  Includes  1,125,000  shares  of  common  stock  and 23,850 shares of Series
     C preferred stock which are convertible into 477,000 shares of common stock, owned directly by Stanford, 200,000 shares of common stock issuable upon the exercise of warrants at $5.00 per share, and 845,733 pledged by Malcolm J. Wright, but does not include the shares of common stock directly owned by four Stanford employees or shares issuable upon exercise of the warrants owned by them, as there are no contracts, agreements or understandings pursuant to which Stanford has or shares voting power, which includes the power to vote, or direct the voting of, or investment power, which includes the power to dispose or direct the disposition of, in connection with the shares of the four Stanford employees.

                                       20

(5) Includes 850,000 shares of common stock and 30,000 shares of Series A preferred stock, which are convertible into 300,000 shares of common stock, owned directly by Mr. Chiles, and warrants to purchase 218,672 shares of common stock at an exercise price of $1.02 per share, which may be exercised by Mr. Chiles within the next sixty days.

(6) The shares beneficially owned by each of Mr. Cornish and Mr. Levine represent 50,000 shares of common stock issuable upon the exercise of a warrant at $1.02 which has vested as of the date of this prospectus. Mr. Cornish and Mr. Levine are director nominees.

(7) The shares beneficially owned by Mr. Fernandez represent 50,000 shares of common stock issuable upon the exercise of a warrant at $1.02 per share which has vested as of the date of this prospectus. Mr. Fernandez is a director nominee.

(8) Does not include 50,000 shares of common stock beneficially owned by each of the director nominees, Messrs. Cornish, Levine and Fernandez.

CHANGE IN CONTROL

     We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of us.

                            DESCRIPTION OF SECURITIES

     The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, and certain other warrants and debt securities that provide for issuance of our common stock upon their exercise or conversion. For more detailed information, please see our articles of incorporation and bylaws, as both are amended and restated, and the terms of our warrants and debt securities which have been either incorporated by reference or filed as exhibits to the registration statement of which this prospectus is a part.

COMMON  STOCK

     We are authorized to issue 100,000,000 shares of common stock, $0.001, of which 10,137,974 shares were issued and outstanding at June 30, 2005.

Voting  Rights
--------------

     Holders of shares of common stock are entitled to one vote per share. All shares have equal voting rights and are nonassessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the combined voting power of common stock and preferred stock (discussed below) that is convertible into common stock could, if they choose to do so, elect all of the directors.

Dividend  Rights
----------------

     Subject to preferences that apply to shares of our preferred stock (discussed below), the holders of common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions including the prior payment of cumulative dividends on our preferred stock as discussed below. We intend to reinvest in our business operations any funds that could be used to pay cash dividends.

Liquidation  Rights
-------------------

     Upon our liquidation, dissolution or winding-up, the holders of common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock as discussed below.

Conversion  and  Other  Rights
------------------------------

     Our common stock is not convertible into any other shares of our capital stock. Holders of common stock have no preemptive or other subscription rights. There are no redemption or sinking fund provisions with respect to our common stock.

PREFERRED  STOCK

     Our board of directors has authority, without the approval by our stockholders, to issue 10,000,000 shares of preferred stock, $0.001, in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of a series of preferred stock. Our board of directors has designated five series of preferred stock: Series A preferred stock, Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock, with voting and conversion rights that dilute the voting power or rights of the holders of common stock and have other rights, preferences, and privileges over our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deterring or preventing a change in control of AMLH and might harm the market price of our common stock. The Company previously stated that that the Series A and Series C preferred stock had been amended, but such filing with the State of Nevada has not occurred as of the filing of this prospectus.

     As of the date of this prospectus, we were authorized to issue and had issued and outstanding the following series of preferred stock:

     - 1,000,000 shares of Series A preferred stock, of which 1,000,000 shares were issued and outstanding;
     - 100,000 shares of Series B preferred stock, of which 2,825 shares were issued and outstanding;
     - 28,000 shares of Series C preferred stock, of which 27,191 shares were issued and outstanding;
     - 50,000 shares of Series E preferred stock, of which 24,101 shares were issued and outstanding; and
     - 150,000 shares of Series F preferred stock, of which no shares are currently issued and outstanding.

Voting  Rights
--------------

     Holders of shares of each series of our preferred stock are entitled to vote at each meeting of our stockholders along with holders of our common stock. Holders of shares of Series A preferred stock are entitled to ten votes per share. The voting rights of holders of our Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock have that number of votes as if they had been converted into shares of common stock. See "Conversion and Other Rights," below.

     Holders of each series of our preferred stock are entitled to vote separately as a class with respect to amendments, alterations or repeal of preferences, rights, powers or other terms of the respective series of preferred stock that adversely affect such preferred stock. The authorization or issuance of any series of preferred stock, which is on parity with or has preferences or priority over any other series of preferred stock as to the right to receive dividends or amounts distributable upon our liquidation, dissolution or winding-up is deemed to adversely affect the other series of preferred stock. Holders of each series of our preferred stock are also entitled to vote separately as a class with respect to amendments to the terms of the respective series of preferred stock even if such preferred stock is not adversely affected.

Dividend  Rights
----------------

     The holders of Series A preferred stock are entitled to receive cumulative dividends at the rate of $1.20 per share per annum. The holders of Series B preferred stock are entitled to receive cumulative dividends at the rate of $12.00 per share per annum. The holders of Series C preferred stock are entitled to receive cumulative dividends at the rate of $4.00 per share per annum. The holders of Series E preferred stock are entitled to receive cumulative dividends at the rate of $4.00 per share per annum. The holders of Series F preferred stock will be entitled to receive cumulative dividends at the rate of $1.00 per share per annum. Dividends on our preferred stock are payable in preference and priority to any payment of any cash dividend on our common stock. Dividends on each series of our preferred stock are payable in alphabetical order in preference and priority to any payment of any cash dividend on any other series of our preferred stock, except that our Series C preferred stock is on parity with our Series A preferred stock and our Series B preferred stock with respect to the payment of dividends. Dividends on our preferred stock accrue from the date on which we agree to issue shares of such preferred stock and thereafter from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends. We have never paid any cash dividends on our preferred stock. We will be required to pay accrued dividends on our preferred stock before we can pay any dividends on our common stock.

Liquidation  Rights
-------------------

     Upon our liquidation, dissolution or winding-up, holders of Series A preferred stock are entitled to an amount equal to $10.00 per share plus any accrued but unpaid dividends. Holders of Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock are entitled to an amount equal to $100.00 per share plus any accrued but unpaid dividends. Upon our liquidation, dissolution or winding-up, holders of preferred stock are entitled to receive payment in full before any similar payment on our common stock. Upon our liquidation, dissolution or winding-up, holders of each series of preferred stock are entitled to receive payment in full in alphabetical order before any similar payment on any other series of our preferred stock, except that our Series C preferred stock is on parity with our Series A preferred stock and our Series B preferred stock with respect to payments upon our liquidation, dissolution or winding-up. If upon any such liquidation, dissolution or winding up, our remaining assets available for distribution to our stockholders are insufficient to pay the holders of shares of any series of our preferred stock the full amount to which they are entitled, such holders and any class or series of stock ranking on liquidation on a parity with such preferred stock shall share ratably in any distribution of our remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion  and  Other  Rights
------------------------------

     Each share of our Series A preferred stock is convertible at any time at the option of the holder into ten shares of common stock, subject to adjustment. The conversion rate for each share of our Series B preferred stock, Series C preferred stock, Series E preferred stock and Series F preferred stock is calculated by dividing the amount that a share of such series of preferred stock may receive upon our liquidation, dissolution or winding-up by the market price (as defined in each certificate of designation of preferred stock) of our common stock, subject to a high and low conversion rate. The high and low conversion rate is 20 and 12.5, respectively, for our Series B preferred stock and Series C preferred stock. Our Series B preferred stock and Series C preferred stock are currently convertible at their high conversion rates. There is no low conversion rate for our Series E preferred stock or our Series F preferred stock. The high conversion rate is 6.666 and 2 for our Series E preferred stock and Series F preferred stock, respectively.

Redemption  Rights
------------------

     We generally have the right to redeem any shares of our preferred stock that remain outstanding on a date five years (except for the Series A preferred stock, pending a filing with the Nevada Secretary of State) after the original issue date of such shares at an amount per share equal to the amount that such share of preferred stock may receive upon our liquidation, dissolution or winding-up plus an amount equal to accrued but unpaid dividends, if any, to the date of redemption of such share of preferred stock. The Company previously stated that the Series A preferred stock had been amended to extend its right to redeem the Series A preferred stock from five to ten years, but such filing with the State of Nevada has not occured as of the filing of this prospectus. Any shares of preferred stock redeemed by us shall be canceled and shall not under any circumstances be reissued. The holders of any shares of our preferred stock to be redeemed have the right to convert their shares into common stock at any time prior to the close of business on the applicable redemption date.

WARRANTS

     As of the date of this prospectus, we had granted warrants to purchase 1,611,532 shares of our common stock at an exercise price of $1.02 per share, of which warrants to purchase 600,000 shares that we granted to some of our Directors and members of our advisory board are subject to a vesting schedule based on length of service. We had also granted warrants to purchase 400,000 shares of our common stock at an exercise price of $5.00 per share. Our warrants have varying expiration dates, the earliest of which is in March 2009.

SECURED  CONVERTIBLE  DEBT

     As of the date of this prospectus, we had an outstanding principal balance of $11,605,000 under our credit facilities with Stanford Venture Capital Holdings, Inc.

     Our $6,000,000 secured revolving credit facility with Stanford bears interest at a fixed rate of 6% per annum payable quarterly in arrears and matures on December 18, 2008. At the sole election of the lender, any amount outstanding under the credit facility may be converted into shares of our common stock at a conversion price of $15.00 per share. The credit facility is guaranteed by Malcolm J. Wright, our Chief Executive Officer and is secured by a second mortgage on our Sonesta Orlando Resort property, including all fixtures and personal property located on or used in connection with this property, and all of the issued and outstanding capital stock and assets of two of our subsidiaries, American Leisure Marketing & Technology, Inc. and Caribbean Leisure Marketing Limited. We borrowed the full amount under this credit facility during the period from December 2003 to April 2004.

     Our $4,250,000 secured revolving credit facility with Stanford bears interest at a fixed rate of 8% per annum payable quarterly in arrears. The credit facility is comprised of two tranches. The first tranche of $1,250,000 matures on September 30, 2005, may solely be used for the working capital of our Hickory and TraveLeaders travel business and must immediately be repaid to the extent that the borrowed amount together with accrued and unpaid interest exceeds a borrowing base which is generally calculated as the lesser of $1,250,000, or 50% of the dollar amount of TraveLeaders' eligible accounts receivable minus such reserves as the lender may establish from time to time in its discretion. The second tranche of $3,000,000 matures on April 22, 2007. At the sole election of the lender, any amount outstanding under the credit facility may be converted into shares of our common stock at a conversion price of $10.00 per share. The credit facility is secured by collateral assignments of our stock in the active travel division subsidiaries as well as a collateral assignment of our first lien security interest in the assets formerly owned by Around The World Travel, Inc.

     Our $1,355,000 secured revolving credit facility with Stanford bears interest at a fixed rate of 8% per annum and matures April 22, 2007. The proceeds of this facility may be used solely for our call center operations in Antigua. Interest for the period from January 1, 2005 to March 31, 2006 is due on April 3, 2006 and interest is due quarterly in arrears for periods after April 1, 2006. At the sole election of the lender, any amount outstanding under the credit facility may be converted into shares of our common stock at a conversion price of $10.00 per share. The credit facility is secured by all of the issued and outstanding stock of our subsidiary, Caribbean Leisure Marketing Limited. We borrowed the full amount under our $4,250,000 credit facility and our $1,355,000 credit facility during the period from April 2004 to August 2004.

     All of our credit facilities with Stanford contain customary covenants and restrictions, including covenants that prohibit us from incurring certain types of indebtedness, paying dividends and making specified distributions. Failure to comply with these covenants and restrictions would constitute an event of default under our credit facilities, notwithstanding our ability to meet our debt service obligations. Upon the occurrence of an event of default, the lender may accelerate amounts due under the applicable credit facility and may foreclose on collateral and/or seek payment from a guarantor of the credit facility. At June 30, 2005, we believe we were in compliance with the covenants and other restrictions applicable to us under each credit facility.

TRANSFER  AGENT

     The Company's transfer agent is Signature Stock Transfer, Inc., One Preston Park, 2301 Ohio Drive, Suite 100, Plano, Texas 75093.

                                     EXPERTS

     Lopez, Blevins, Bork & Associates, LLP has audited our consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, as set forth in their report. We have included our audited consolidated financial statements elsewhere in this prospectus in reliance on the report, given on their authority as experts in accounting and auditing. The report of Lopez, Blevins, Bork & Associates contained in this prospectus contains an explanatory paragraph regarding our ability to continue as a going concern. Lopez, Blevins, Bork & Associates has also reviewed our unaudited consolidated balance sheet as of March 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the period ended March 31, 2005 and 2004, which we have also included in this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by David M. Loev, Attorney at Law, Houston, Texas.

                            INTEREST OF NAMED EXPERTS

     None.

     DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Our articles of incorporation, as amended and restated, contain a provision that gives our board of directors the power to indemnify our officers and directors to the fullest extent permitted by Nevada law. Our bylaws, as amended and restated, obligate us to indemnify our directors and officers to the fullest extent permitted by Section 78.7502 of the Nevada Revised Statutes, as that section may be amended and supplemented from time to time. Section 78.7502 generally provides that we may indemnify any of our officers and directors in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by us or in our right, if such officer or director acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     We have entered into an indemnification agreement with Malcolm J. Wright, our Chief Executive Officer and a Director. We will indemnify Mr. Wright to the fullest extent permitted by law if Mr. Wright was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim by reason of (or arising in part out of) any event or occurrence related to the fact that Mr. Wright is or was a director, officer, employee, agent or fiduciary of ours, or any subsidiary of ours, or is or was serving at our request as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Mr. Wright while serving in such capacity against any and all expenses, judgments, fines, penalties and amounts paid in settlement and any federal, state, local or foreign taxes imposed on Mr. Wright as a result of the actual or deemed receipt of any indemnification payments made by us to or on behalf of Mr. Wright. We are entitled to reimbursement of any advance indemnification payments that we make to or on behalf of Mr. Wright if, when and to the extent that a disinterested director, group of disinterested directors or independent legal counsel determines that Mr. Wright would not be permitted to be so indemnified under applicable law. We are not obligated to indemnify Mr. Wright for the following:

     - Acts, omissions or transactions for which Mr. Wright is prohibited from receiving indemnification under applicable law.
     - Claims initiated or brought voluntarily by Mr. Wright and not by way of defense, except for claims brought to establish or enforce a right to indemnification or in specific cases if our board of directors has approved the initiation or bringing of such claim, or as otherwise required under the Nevada Revised Statutes, regardless of whether Mr. Wright ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.
     - Any proceeding instituted by Mr. Wright to enforce or interpret his indemnification agreement, if a court of competent jurisdiction determines that each of the material assertions made by Mr. Wright in such proceeding was not made in good faith or was frivolous.
     - Violations of Section 16(b) of the Exchange Act or any similar successor statute.

     Our articles of incorporation, as amended, also contain a provision that limits the liability of our directors. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

     - Any breach of their duty of loyalty to our company or our stockholders.
     - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
     - Any transaction from which the director derived an improper personal benefit.
     -    Any act or omission occurring prior to their directorship.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                            DESCRIPTION OF BUSINESSES

BUSINESS DEVELOPMENT

     American Leisure Holdings, Inc. is in the process of developing a large, multi-national travel services, travel management and travel distribution organization. We have established a Travel Division, a Resort Development Division and a Communications Division. Through our subsidiaries, we manage and distribute travel services, and develop, construct and will manage vacation home ownership and travel destination resorts and properties, develop and operate affinity-based travel clubs and own a call center in Antigua-Barbuda. Our businesses are intended to complement each other and create cross-marketing opportunities within our business. We intend to take advantage of the synergies between the distribution of travel services and the development, marketing, sale and management of vacation home ownership and travel destination properties.

     On October 1, 2003, we acquired a 51% majority interest in Hickory Travel Systems, Inc. as the first building block of our Travel Division. Hickory is a travel management service organization that serves its network/consortium of approximately 160 well-established travel agency members, comprised of over 3,000 travel agents worldwide that focus primarily on corporate travel. We intend to complement our other businesses through the use of Hickory's 24-hour reservation services, international rate desk services, discount hotel programs, preferred supplier discounts, commission enhancement programs, marketing services, professional services, automation and information exchange. We view the members of Hickory as a resource for future acquisitions of viable travel agencies as we intend to continue to add well-positioned travel agencies to our Travel Division.

     In December 2004, Caribbean Leisure Marketing, Ltd., a segment of our company that is focused on telecommunications, entered into a joint venture with IMA Antigua, Ltd. to operate a call center in Antigua that Caribbean Leisure Marketing owns. The joint venture is operated through Caribbean Media Group, Ltd., an International Business Corporation formed under the laws of Barbados. We own 49% of the joint venture company that is currently operating the call center.

     On December 31, 2004, American Leisure Equities Corporation, one of our wholly owned subsidiaries, acquired substantially all of the assets of Around The World Travel, Inc. which included all of the tangible and intangible assets necessary to operate the business including the business name "TraveLeaders". We engaged Around The World Travel to manage the assets and granted Around The World Travel a license to use the name "TraveLeaders" in doing so. TraveLeaders is a fully integrated travel services distribution business that provides its clients with a comprehensive range of business and vacation travel services in both traditional and e-commerce platforms including corporate travel management, leisure sales, and meeting, special event and incentive planning. TraveLeaders is based in Coral Gables, Florida.

     We were incorporated in Nevada in June 2000 as Freewillpc.com, Inc., and until June 2002, operated as a web-based retailer of built-to-order personal computers and brand name related peripherals, software, accessories and networking products. In June 2002, we acquired American Leisure Corporation in a reverse merger (discussed below). We re-designed and structured our business to own, control and direct a series of companies in the travel and tourism industries so that we can achieve vertical and horizontal integration in the sourcing and delivery of corporate and vacation travel services.

     On June 14, 2002, we entered into a stock purchase agreement with the former stockholders of American Leisure Corporation pursuant to which we issued to the former stockholders of American Leisure Corporation 4,893,974 shares of our common stock and 880,000 shares of our Series A preferred stock having 10 votes per share. As part of this transaction, Vyrtex Limited, a UK company, which owned 3,830,000 shares of our common stock, surrendered 3,791,700 of the 3,830,000 shares owned by them. The transaction was treated as a reverse merger and a re-capitalization of American Leisure Corporation, which was considered the accounting acquirer. The operations of Freewillpc.com prior to the transaction were not carried over and were adjusted to $0. On July 9, 2002, we changed our name to American Leisure Holdings, Inc.

     Except as expressly indicated or unless the context otherwise requires, "we," "our," or "us" means American Leisure Holdings, Inc. and its subsidiaries.

BUSINESS INTEGRATION

     We are on a mission to develop a large, multi-national travel services, travel management and travel distribution organization. We are in the process of integrating the administrative operations of Hickory and TraveLeaders to distribute, fulfill and manage our travel services.

     Our business model for support between our divisions is to use the travel distribution, fulfillment and management services of the combined resources of Hickory and TraveLeaders to provide consumer bookings at our planned resorts, to rent vacation homes that we plan to manage at these resorts, and to fulfill the travel service needs of our affinity-based travel clubs. We intend to complement our other businesses through the use of Hickory's 24-hour reservation services, international rate desk services, discount hotel programs, preferred supplier discounts, commission enhancement programs, marketing services, professional services, automation and information exchange. TraveLeaders is a fully integrated travel services distribution business that provides its clients with a comprehensive range of business and vacation travel services in both traditional and e-commerce platforms including corporate travel management, leisure sales, and meeting, special event and incentive planning. TraveLeaders currently fulfills travel orders produced by our affinity travel clubs. We plan to develop, on average, a new club every two months for the next eighteen months.

TRAVEL  SERVICES

Travel  Services  Industry  Overview
------------------------------------

     The travel services industry is made up of two broad categories, corporate business travel and individual leisure travel. According to the Travel Industry Association of America, Americans spent over $500 billion on domestic travel in 2004, of which a significant portion was for business travel. TraveLeaders does the majority of their business in the corporate travel management category, while Hickory provides services to a variety of agencies that focus on business travel.

     Corporate travel management became prevalent largely as a result of the deregulation of the airline industry in 1978. Complex pricing strategies and airline rules and the elimination of previously available commission arrangements created an opportunity for travel management companies to assist corporate clients in optimizing the value of their travel expenditures.

     Travel is generally the second largest controllable expense, behind personnel, for most companies. Corporate travel management companies like TraveLeaders and most of Hickory's members reduce travel expenses for their clients by creating and documenting travel policies, negotiating favorable pricing directly with travel suppliers, and streamlining the reservation process with customized profiles and client-selected technologies including on-line booking tools.

     The corporate travel management industry has changed significantly in the last ten years. Elimination of airline commissions drove the industry to fee-for-service arrangements, and rapid enhancements to technology allowed an expansion of service offerings to clients. Successfully servicing those clients requires significant technological, financial and operational resources, meaning that larger corporate travel management companies like TraveLeaders and Hickory may have a competitive advantage. We believe the corporate travel management industry is undergoing a period of consolidation as a result and that significant growth opportunity exists.

     The industry's role and capacity as a distribution channel, and its relationship with both clients and suppliers, is also undergoing significant change as a result of the Internet and other technological innovations. We believe these innovations offer opportunities for corporate travel management companies to increase the efficiency of their distribution capacities and enhance services provided to travelers and management.

     The industry has faced numerous challenges since the September 11, 2001 terrorist attacks, including the decline in travel, volatility in the U.S. economy and continued geopolitical instability. These challenges, in part, led to bankruptcy filings by several major airlines, and along with more recent phenomena like rising fuel prices continue to cause other airlines to experience adverse economic pressure. These ongoing financial pressures are driving almost daily renovations in travel reservation economics and process, which in turn affects the traditional supplier-intermediary-corporation-traveler relationships.

Our  Travel  Services
---------------------

     We manage and distribute travel services through Hickory, our subsidiary, and have contracted with Around the World Travel to manage TraveLeaders, a fully integrated travel services distribution business based in Coral Gables, Florida. We acquired Hickory in October 2003. On December 31, 2004, we acquired substantially all of the assets of Around the World Travel, which included all of the tangible and intangible assets necessary to operate TraveLeaders.

     TraveLeaders
     ------------

     We provide our clients with a comprehensive range of business and vacation travel services, including corporate travel management (including reservations, profiled service levels, financial and statistical reporting and supplier negotiations), leisure sales (including sales to individuals and to travel and vacation clubs), and meeting, special event and incentive planning. We provide integrated solutions for managing corporate travel on a worldwide scale. We also offer corporate travel services on a local and regional level. Our corporate travel services provide our clients with a complete suite of travel services that range from completely 'agent free' Internet booking tools to specialized expert travel agent guidance. Our private label websites provide our corporate clients with an exclusive portal for corporate and leisure travel planning and booking. Our corporate-clients range in size from companies with as few as two to three travelers to companies with several hundred travelers or more. We develop corporate travel policies, manage corporate travel programs and design and develop information systems tailored for our clients. The benefits derived by our clients typically increase proportionately with the amount of spending, in that we can obtain direct benefits for the clients by negotiating favored terms with suppliers and provide the client with better management information regarding their spending patterns through active, involved account management and customized reporting capabilities.

     We provide vacation travel services using destination specialists who have first-hand knowledge of various destinations and the capability to handle a client's specific vacation travel needs. We help our clients design and implement vacations suited to their particular needs and try to do this in the most cost-efficient manner. We provide meeting, special event and incentive planning to corporate clients ranging from Fortune 500 companies with thousands of travelers to smaller companies with more modest meeting requirements. We plan events ranging in size from 10 to over 3,000 people. We have the capability to coordinate all aspects of a client's conference or event including servicing general travel needs, booking group airline tickets as well as meeting supervision and the production of all collateral needs. Our meeting, special event and incentive planning services include program development, promotion support, site selection, contract negotiations, registration and on-site management for corporate events in addition to fulfillment of travel service requirements. We also provide discount airline ticket and hotel programs.

     Hickory  Travel  Systems,  Inc.
     -------------------------------

     Hickory is a travel management service organization that serves its network/consortium of approximately 160 well-established travel agency members, comprised of over 3,000 travel agency locations worldwide, that focus primarily on corporate travel. We intend to utilize Hickory's 24-hour reservation services, international rate desk services, discount hotel programs, preferred supplier discounts, commission enhancement programs, marketing services, professional services, automation and information exchange.

     American  Travel  &  Marketing  Group
     -------------------------------------

     American Travel & Marketing Group, Inc., our subsidiary, develops and operates affinity-based travel clubs. Highly advantageous travel benefits are the key to distinguishing our affinity club creation and management from the older model of single purpose clubs. In addition to travel benefits, we actively promote cross-marketing strategies to engage non-traditional sponsors to provide significant benefits to the members that would otherwise not be available to them in a traditional affinity club. We utilize TraveLeaders to fulfill the travel service needs of these affinity-based clubs.

     Distribution of Our Travel Services
     ---------------------------------------

     We provide our travel services to our clients through several distribution channels, including traditional brick and mortar regional and branch offices, dedicated on-site corporate travel departments, call centers and Internet based technologies.

     TraveLeaders has two large customer service operations in Coral Gables, Florida and Irvine, California with eight branch offices as follows:

     -    Florida - Ft. Lauderdale, Boca Raton, Orlando, Tampa
     -    Pennsylvania - Philadelphia, Lancaster
     -    Ohio - Cincinnati
     -    California - San Francisco

     These branch offices provide several corporate and vacation travel services to our clients. These offices are primarily used by small companies as well as vacation travelers seeking expertise in domestic and international destinations. In addition, TraveLeaders has three leisure travel offices in Largo, Florida, Mt. Laurel, New Jersey, and Sinking Springs, Pennsylvania.

     We operate approximately fourteen on-site offices located at corporate client premises, where we provide private label websites, customized trip planning, reservation and ticketing services to the employees of such corporate clients.

     Hickory operates a 24-hour call center that we plan to use to service our travel clients and provide travel marketing services.

     We also maintain an online reservation and booking website at www.traveleaders.com. This website permits both corporate and vacation clients to book airline flights, hotel reservations, car rental reservations, cruises and vacation specials. We currently operate over a dozen web sites dedicated to specific types of travel planning.

Competition  in  the  Travel  Industry
--------------------------------------

     The travel services industry is highly competitive. We compete with a large number of other providers of corporate and vacation travel services. Some of our competitors include multi-national corporations that have significantly greater resources than we have. These significantly larger competitors continue to expand their size, which may give them access to new products and more competitive pricing than we can offer. We also compete with Internet travel service providers and directly with travel suppliers including, airlines, cruise companies, hotels and car rental companies. We are faced with increasing use of the Internet by both business and vacation travelers to purchase products and services directly from travel suppliers that could result in bypassing us and travel service providers similarly situated to us. To meet that competition, we have developed and will continue to develop business models to enable TraveLeaders to obtain a growing market share of the 'agent free' travel business. We also compete by bundling our products in competitively priced tour packages.

VACATION  HOME  AND  TRAVEL  RESORT  OPERATIONS

     Our vacation home and travel resort operations will be conducted within three business segments. One will acquire tracts of real estate suitable for the development of vacation resort properties, which will be subdivided, improved and sold, typically on a retail basis as vacation home sales. The second operation is planned to develop, market and sell vacation ownership interests in our future resort properties primarily through vacation clubs. The third segment is the ongoing hospitality management programs of the resorts built by us. While our vacation home management will not be a condition of purchase at any of our resorts, the consumer may elect to employ our management subsidiary to handle all aspects of the care and economics of their vacation home, including but not limited to the supervision of the home in a rental arrangement.

Vacation  Homes  and  Travel  Resorts
-------------------------------------

     We derive our expertise from our founding shareholders who have successfully developed real estate abroad. Our first vacation home resort in the United States will be developed through our subsidiary, Tierra Del Sol Resort, Inc. We intend to develop additional high-quality vacation resort properties comprised of vacation homes and extensive resort amenities. We seek to acquire suitable land for this purpose in locations where the demand for vacation properties is strong throughout the year, including Florida and the Caribbean.
We intend to create and promote our vacation and travel clubs to the general public to provide revenue for our vacation home and travel resort properties. In addition, we hope to derive additional revenues from vacation and travel club membership dues, conversion of travel club members to vacation club members, and travel commissions from the fulfillment of services by our Travel Division. We plan to develop our vacation resort properties to include qualified units so that the homeowners may include their homes in voluntary rental arrangements.

     We plan to provide qualifying vacation resort homeowners a comprehensive set of vacation rental and property management and rental services. The services will consist of marketing, reservations, guest services, basic resort services, maintenance, repair and cleaning, management of home owner and condo associations, record keeping and billing, and representation of homeowners' interests with transient guests.

     We have finished the planning stage for The Sonesta Orlando Resort at Tierra del Sol, a 972-unit vacation home resort to be located just outside of Orlando, Florida. On January 29, 2005, we entered an operating agreement with Sonesta, a nationally recognized luxury resort management company. We retained the primary management responsibility, but we delegated substantially all of the hospitality responsibilities within the management of the resort to Sonesta.

     We plan to construct The Sonesta Orlando Resort at Tierra del Sol in two phases. Phase I is scheduled to include 430 residential units, a 126,000 square foot clubhouse, and one of Central Florida's largest swimming and recreation complexes which includes a combination pool and lazy river swimming feature, an outdoor sports bar with food service, restroom facilities, showers, water slides, beach volleyball and extensive sundecks. Phase II is scheduled to include 542 residential units and additional amenities. The Phase II resort amenities contemplated include miniature golf, a flow rider water attraction, a wave pool, rapid river, and a children's multilevel interactive water park. Phase II clubhouse improvements will include the finishing, equipping and furnishing of banquet/meeting rooms, casual and fine dining restaurants, a full service spa, a sales center and an owners' club. We estimate that the cost to complete the construction of Phase I will be $156,500,000, of which $19,200,000 will be the cost of the horizontal construction, $24,900,000 will be for the clubhouse and resort amenities, $67,600,000 will be for vertical construction on 430 units and $44,800,000 will be for other costs such as contingencies, closing costs and soft costs such as architectural, engineering, and legal costs. We plan to have the first phase of horizontal construction cost of $19,200,000 funded by the Westridge Community Development District via the sale by the district of bonds issued on a non-recourse basis to the Company. The Westridge Community Development District was initially created by the Company and enabled by an order of the State District Court. The debt service on the bonds will be paid by all of the owners of real property within the district as an additional property tax assessment over thirty years as a quasi-public cost for the community benefit provided by the infra-structure and green spaces that the district will create and preserve. We are currently in the final stages of the negotiations with a national banking institution for the provision of a $96,600,000 conventional construction loan that we expect to close in the third quarter of 2005. We have also given the same banking institution the underwriting role in the sale of the bonds. We expect to close the first offering of the bonds in August 2005. In June 2005, we began the earth moving and clearing process on the land for the resort.

     In November 2003, we entered into an exclusive sales and marketing agreement with Xpress Ltd. to sell the vacation homes in The Sonesta Orlando Resort at Tierra del Sol. Malcolm J. Wright, one of our founders and directors and our Chief Executive Officer and Chief Financial Officer, and members of his family are the majority shareholders of Xpress. As of June 15, 2005, Xpress has pre-sold 720 vacation homes in a combination of contracts on town homes and reservations on condominiums for total sales volume of over $243 million.

     We are developing additional affinity clubs. Our launch schedule of clubs in development calls for an average of 9 new clubs in the next 18 months. We have developed a travel club system and travel incentive strategy that creates and fulfills the travel and incentive needs of corporations, organizations and associations with significant member bases. Typically, we identify a national retail entity and propose to create a club to be comprised of persons in their target demographic for the purpose of fostering loyalty to the entity's brands. The incentives for membership are a rich assortment of discounted travel opportunities that are tailored to the target demographic as well as a significant array of special membership benefits that are provided by sponsors of nationally known products and services. We derive revenues from membership dues, sponsorship premiums and travel commissions. In addition to revenue generation, we will also provide traffic to our vacation home and resort properties. We believe that we will generate increased travel business through the creation of additional clubs comprised of affinity-based travelers. We believe that we are poised to secure a strong market share of the affinity-travel marketing segment. we are the proprietor and manager of the clubs that it creates. As such, we anticipate that we will generate substantial revenue from annual membership fees and commissions earned on the sale of travel services once our infrastructure has been finalized to enable our other businesses to communicate and sell to the affinity-based club databases we operate. We expect to derive revenue from sales opportunities to Hickory's corporate clients, Hickory's bulk purchasing power and fulfillment capacity, and access to vacation home and resort properties that we plan to develop. We recently unveiled a vacation creation program, which enables consumers to employ our proprietary budgeting and finance technique to enjoy annual vacations at premier properties that would otherwise not be available to them at the pricing that we are able to offer. We have contracted with premier properties to enhance the properties' occupancy rates during their off-season and the few weeks just before and after their prime season. We have received favored pricing from these properties as a result.

COMMUNICATIONS  SERVICES

     In December 2004 we entered into a joint venture with IMA Antigua, Ltd., a Barbados company, to operate a call center in Antigua that we own. The joint venture is operated through Caribbean Media Group, Ltd., an International
Business Corporation formed under the laws of Barbados. We own 49% of this joint venture which is currently operating the call center. The call center provides in-bound and out-bound traffic for customer service, customer retention and accounts receivable management. The clients of the call center are well known national businesses with well-established credit and operational systems.

     We opened the call center in Antigua due to the new demand for call centers in the Caribbean. The call center business is in demand in the Caribbean as a result of telecommunications deregulation in the islands, which has reduced costs and caused companies in the United States to spread their growing overseas call center business to lower-cost sites near the United States. Persons employed in Caribbean call centers have more than doubled to 25,000 over the past two years and likely will double again by the end of 2006, according to a report from Miami-based researcher Zagada Markets. Proximity means U.S. managers can easily visit and troubleshoot. Plus, it means call-center agents tend to be more familiar with U.S. culture than agents in more distant lands such as India. Caribbean nations are pursuing the call-center business, anxious to create jobs and nurture clean industry that complements their vital tourism industry. Many islands offer tax breaks, training programs and other incentives. Competition may be robust but at present we believe that the demand continues to exceed the supply. We cannot provide any assurance as to how long these market conditions persist.

     We also own telecommunications equipment such as switches, dialers and telephone booths that may have application for a telecommunications program that we are considering in the United States. Part of this equipment can be used to serve as the switches for a telephone system that we plan to operate for The Sonesta Orlando Resort at Tierra del Sol. We plan to begin using the dialers and operator booths during 2005 for the travel fulfillment operations that TraveLeaders provides to our affinity-based travel clubs.

PATENTS,  TRADEMARKS  &  LICENSES

     We do not own any patents, trademarks, copyrights or other forms of intellectual property. We will register or apply to register our trademarks when we believe registration is warranted, and important, to our ongoing business operations.

GOVERNMENT  REGULATION

     The travel, real estate development and vacation ownership industries are subject to extensive and complex regulation. We are, and may in the future be, subject to compliance with various federal, state, and local environmental, zoning, consumer protection and other statutes and regulations regarding the acquisition, subdivision and sale of real estate and vacation ownership interests. On a federal level, the Federal Trade Commission has taken an active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. We are, or may be subject to the Fair Housing Act and various other federal statutes and regulations. In addition, there can be no assurance that in the future, vacation ownership interests will not be deemed to be securities subject to regulation, which could increase the cost of such products. We believe that we are in compliance in all material respects with applicable regulations. However, the cost of complying with applicable laws and regulations may be significant. Any failure to comply with current or future applicable laws or regulations could have a material adverse effect on us.

     We are subject to various federal and state laws regarding our tele-service sales and telemarketing activities. We believe we are in compliance in all material respects with all federal and state telemarketing regulations. Our practices and methods may be or become subject to additional regulation or regulatory challenge.

     The industries we will serve may also be subject to varying degrees of government regulation. Generally, in these instances, we rely on our clients and their advisors to develop and provide us with the scripts for their particular purposes. We anticipate that our clients will indemnify us against claims and expenses arising with respect to the scripts provided by our clients.

EMPLOYEES

     We have approximately 30 employees, all of which are employed on a full-time basis. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are in the process of developing an organization that will provide, on and integrated basis, travel services, travel distribution as well as development, sales, magagement and rentals of destination resorts. To that end we have acquired or established businesses that manage and distribute travel services, develop vacation home ownership and travel destination resorts and develop and operate affinity-based clubs. There is a trend toward consolidation in the travel industry, which has caused us to seek to create a vertically integrated travel services organization that provides comprehensive services to our clients and generates revenue from several sources. We believe that we have a synergistic strategy that involves using our travel distribution, fulfillment and management services to provide consumer bookings at our planned resorts, selling and renting vacation homes that we plan to manage at these resorts, and fulfilling the travel service needs of our affinity-based travel clubs. We also own a call center in Antigua-Barbuda.

     Malcolm J. Wright, our President, Chief Executive Officer, Chief Financial Officer, a Director and one of our founders, has successfully developed vacation properties in Europe. We are currently developing our first luxury vacation home and destination resort, The Sonesta Orlando Resort at Tierra del Sol and relying on Mr. Wright's experience to do so. This resort will include 540 town homes and 432 condominiums. As of June 15, 2005, we have pre-sold all of the town homes and have accepted reservations on 41% of the condominiums, resulting in over $243,000,000 in gross contract value. In June 2005, we began the earth moving and clearing process on the land for the resort. Upon completion of these units, we will offer our management services to certain purchasers to permit them to voluntarily include their qualifying units in a rental program that we will operate. In addition, we will retain a 45-day, right of first refusal to repurchase the units in the resort that become availible for resale.

     Our TraveLeaders business is a fully integrated travel services distribution business that provides its clients with a comprehensive range of business and vacation travel services in both traditional and e-commerce platforms including corporate travel management, leisure sales, and meeting, special event and incentive planning. We acquired the assets of TraveLeaders effective December 31, 2004, from Around The World Travel, Inc. Around The World Travel is currently managing the assets for us. See the discussion below under "Recent Events."

     In October 2003, we acquired a 51% interest in Hickory. Hickory is a travel management service organization that primarily serves its network/consortium of approximately 160 well-established travel agency members, comprised of over 3,000 travel agents worldwide that focus on corporate travel. The services provided by Hickory include a 24-hour reservation service, international rate desk services, discount hotel programs, preferred supplier discounts, commission enhancement programs and marketing services. Our business plan includes the acquisition of additional travel agencies so that we can compete for greater volume buying discounts and market share. We view the members of Hickory as a resource for future acquisitions of viable travel agencies.

     We are in the process of integrating the administrative operations of Hickory and TraveLeaders. The integration process has been slower than we anticipated because it has taken us longer than expected to identify those operations that could be consolidated and determine the allocation and re-assignment of the personnel best suited for the consolidated enterprise. In addition, time has been required to analyze and determine the impact, if any, of certain litigation commenced by Around the World Travel regarding its contracts with Seamless Technologies, Inc. and others, as discussed elsewhere in this prospectus. As such, expenditures have been higher than anticipated.

     Our American Travel & Management Group business develops and operates Internet structured clubs that specialize in using demographic affinities to promote brand loyalty through the delivery of customized travel and other benefits to a constituency that is built under the auspices of a national retailer, publisher or national cause. A vital component to the benefits provided to club members and the sponsors is the inclusion of a sophisticated rewards program that will provide customer retention tracking data to those sponsors while enabling the members to enjoy significant discounts and rewards for their loyalty. We have recently entered into agreements with a prominent sports media organization, a national publisher and an international retail food service company. Based upon current agreements, we expect to launch a new club on an average of one every other month for the next eighteen months. We fulfill travel service orders produced by these clubs through TraveLeaders.

     In December 2004, we entered into a joint venture with IMA Antigua, Ltd. to operate a call center that we own located in Antigua. The joint venture is operated through Caribbean Media Group, Ltd. We own 49% of this joint venture company. The call center provides in-bound and out-bound traffic for customer service, customer retention and accounts receivable management. The clients of the call center are well known national businesses with well-established credit and operational systems.

     During the first quarter of 2005, we generated 41% of our revenue from the sale of land held for development in Davenport, Florida. For that period, we also recognized revenue from fees derived from Hickory's services and our affinity-based travel clubs as well as revenue from the operations of TraveLeaders.

     Under our arrangement with Around The World Travel, which operates the TraveLeaders assets on our behalf and from whom we acquired the assets, we receive and recognize as income 90% of the net earnings of the TraveLeaders assets before interest, taxes, depreciation and amortization. The balance is retained by Around The World Travel as a management fee.

     We also currently generate modest revenue from our call center joint venture in Antigua. We expect revenues from our call center operations to increase throughout the year based on indications from a major client that it will require more seats in the third and fourth quarter.

     As discussed in "Liquidity and Capital Resources," the capital requirement for the first phase of the resort is approximately $122,600,000. We are currently negotiating the final terms of a $96,600,000 construction loan with a national construction lender. We expect to finance the balance of the development budget, which includes infrastructure, retention, roads and green space of approximately $26,000,000, through the sale of Westridge Community Development District bonds. We intend to complete the capitalization process in the third quarter of 2005 and begin the vertical construction during the fourth quarter of 2005.

RECENT  EVENTS
--------------

     On January 29, 2005, we entered into an operating agreement with a subsidiary of Sonesta International Hotels Corporation of Boston, Massachusetts, a luxury resort hospitality management company. Pursuant to the operating agreement, we sub-contracted to Sonesta substantially all of the hospitality responsibilities for The Sonesta Orlando Resort at Tierra del Sol. We retain primary management control of the resort. We had previously engaged Fugelberg Koch to design the residential units of the resort, amenities and the clubhouse. In February 2005, we held the official groundbreaking ceremony for the resort.

     On March 7, 2005, we sold land located in Davenport, Florida that had been held for commercial development. The land was acquired in 2002 for approximately $1,975,359 and sold for $4,020,000 and paid-off secured debt on the property in the amount of $1,300,000 plus accrued interest and other costs. We received approximately $2,100,000 in net proceeds from the sale and realized a profit of $1,100,000. We used the net proceeds for working capital and to pay $1,648,317 of notes payable to related parties attributable to the acquisition and retention of the property.

     We amended our agreement with Around The World Travel, Inc. effective March 31, 2005, to change the manner in which we will pay for the TraveLeaders assets that we acquired on December 31, 2004. The purchase price of $17,500,000 was determined by adding $1,500,000 to the fair value of the business as a going concern as determined by an independent investment banking firm to be $16,000,000. Pursuant to the terms of the original asset purchase agreement and prior to the completion of the independent valuation, we were to assume $17,306,352 in liabilities and issue 1,936 shares of our Series F preferred stock valued at $193,648 in consideration for the assets. Under the amendment, the liabilities assumed are reduced to $4,242,051, we will forgive certain working capital loans that Around The World Travel owes to us and we will not issue any Series F preferred stock. In addition, we will issue a 60 month, 6% per annum balloon note in favor of Around The World Travel in the principal amount of $8,483,330, which amount may be offset by any and all amounts payable to us by Around The World Travel including any sums owed to us from the management of the TraveLeaders assets. Under the terms of our December 2004 agreement, we are finalizing the manner in which we will pay for substantially all of the assets of Around The World Travel including the final balance of the note that we will issue. Therefore, the amounts stated above may therefore change.

     In May 2005, we extended for six months the maturity dates of two notes (payable to third parties) in the aggregate amount to $7,862,250 that matured on March 31, 2005. These notes are not in default as the terms have been extended for six months to September 30, 2005. Total accrued interest on the notes amount to $256,512 as of March 31, 2005.

KNOWN  TRENDS,  EVENTS,  AND  UNCERTAINTIES

     We expect to experience seasonal fluctuations in our gross revenues and net earnings due to higher sales volume during peak periods. Advertising revenue from the publication of books by Hickory listing hotel availability is recognized once per year in December when the books are published. This seasonality may cause significant fluctuations in our quarterly operating results and our cash flows. In addition, other material fluctuations in operating results may occur due to the timing of development of resort projects and our use of the completed contracts method of accounting with respect thereto. Furthermore, costs associated with the acquisition and development of vacation resorts, including carrying costs such as interest and taxes, are capitalized as inventory and will be allocated to cost of real estate sold as the respective revenues are recognized. We intend to continue to invest in projects that will require substantial development and significant amounts of capital funding during 2005 and in the years ahead.

CRITICAL  ACCOUNTING  ESTIMATES

     Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. On an on-going basis, we evaluate our estimates. Actual results may differ from these estimates if our assumptions do not materialize or conditions affecting those assumptions change. For a detailed discussion of our significant accounting policies, see Note 2, Summary of Significant Accounting Policies to the Notes to our audited consolidated financial statements included elsewhere in this prospectus.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

     Going  Concern  Considerations
     ------------------------------

     We have incurred predictable losses during the development stage during our existence, and we have negative retained earnings. We expect our travel operations through the end of the current fiscal year to require additional working capital of approximately $1,500,000. If we are unable to obtain these funds, we may have to curtail or delay our travel business plan. In addition to our ability to raise additional capital, our continuation as a going concern also depends upon our ability to generate sufficient cash flow to conduct our operations. If we are unable to raise additional capital or generate sufficient cash flow to conduct our Travel Division operations, we may be required to delay the acquisition of additional travel agencies and restructure or refinance all or a portion of our outstanding debt. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Revenue  Recognition
     --------------------

     We recognize revenues on the accrual method of accounting. Revenues from Hickory are recognized as earned, which is primarily at the time of delivery of the related service, publication or promotional material. Fees from advertisers to be included in the hotel book and web service operated by Hickory are recognized upon the annual publication of the book. Revenue from the delivery of services is recognized when it is invoiced to the recipient of the service.

     One of our principal sources of revenue is associated with access to the travel portals that provide a database of discounted travel services. Annual renewals occur at various times during the year. Costs and revenue related to portal usage charges are incurred in the month prior to billing. Customers are charged additional fees for hard copies of the site access information. Occasionally these items are printed and shipped at a later date, at which time both revenue and expenses are recognized.

     Revenues and expenses from our TraveLeaders business are not included in our results as the same are borne by Around the World Travel, Inc., the third party manager of the business. We recognize as revenue only the net operating results of TraveLeaders after deducting the management fee paid to Around the World Travel of 10% of net earnings before interest expense, taxes, depreciation and amortization.

     Revenues from our call center are recognized as generated by the joint venture that operates the call center.

     We have entered into pre-construction sales contracts for units in The Sonesta Orlando Resort at Tierra del Sol. We will recognize revenue when title is transferred to the buyer.

     Goodwill
     --------

     We adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." This statement requires that goodwill and intangible assets deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Finite-lived intangible assets are required to be amortized over their useful lives and are subject to impairment evaluation under the provisions of SFAS No.
144. In 2004, we recorded an impairment of $1,500,000 related to the acquisition of the TraveLeaders assets in December 2004, based on our payment of more than fair value as determined by an independent investment bank. Our remaining goodwill of $14,425,437 has not been further impaired as of March 31, 2005, and will be evaluated on a quarterly basis and whenever events or circumstances indicate the carrying value of the goodwill may not be recoverable.

RESULTS OF OPERATIONS

Three  Months ended March 31, 2005 Compared to Three Months Ended March 31, 2004
--------------------------------------------------------------------------------

     Revenue increased $1,489,009, or 125%, to $2,675,674 for the three months ended March 31, 2005, as compared to revenue of $1,186,665 for the three months ended March 31, 2004. The increase in revenue was primarily attributable to $1,100,000 from the sale of land in Davenport, Florida.

     Depreciation and amortization expenses increased $211,310, or 96%, to $431,382 for the three months ended March 31, 2005, as compared to depreciation and amortization expenses of $220,072 for the three months ended March 31, 2004. The increase in depreciation and amortization expenses was primarily attributable to the call center and TraveLeaders. We opened the call center and acquired TraveLeaders in the fourth quarter of 2004.

     General and administrative expenses increased $430,690, or 22%, to $2,405,156 for the three months ended March 31, 2005, as compared to general and administrative expenses of $1,974,466 for the three months ended March 31, 2004. The increase in general and administrative expenses was primarily attributable to refurbishment and start-up of the call center and other telecommunications operations.

     Loss from operations decreased $847,009, or 84%, to $160,864 for the three months ended March 31, 2005, as compared to a loss from operations of $1,007,873 for the three months ended March 31, 2004. The decrease in loss from operations was largely due to the sale of land and the resulting increase in revenue.

     We had interest expense of $393,319 for three months ended March 31, 2005. During the period from December 2003 to December 2004, we received a total of $11,505,000 of convertible debt financing from Stanford. The increase in interest expense is due to the debt financing that we received from Stanford.

     We did not have income or loss attributable to minority interest for the three months ended March 31, 2005, as compared to income attributable to minority interest of $256,624 for the three months ended March 31, 2004.

     Loss before income taxes decreased $197,066, or 26%, to $554,183 for the three months ended March 31, 2005, as compared to loss before income taxes of $751,249 for the three months ended March 31, 2004. The decrease in loss before income taxes was largely due to the sale land and the resulting increase in our revenue.

     We did not record a provision for income taxes for the three months ended March 31, 2005. We recorded a provision for income taxes of $1,135 for the three months ended March 31, 2004. Although we have net operating loss carry-forwards that may be used to offset future taxable income and generally expire in varying amounts through 2024, no tax benefit has been reported in the financial statements.

     Net loss decreased $198,201, or 26%, to $554,183 for the three months ended March 31, 2005, as compared to net loss of $752,384 for the three months ended
March 31, 2004. The decrease in net loss and basic and diluted net loss per share was largely due to the sale of land and the resulting increase in our revenue.

     We accrued preferred stock dividend of $350,890 for the three months ended March 31, 2005, as compared to preferred stock dividend of $275,969 for the three months ended March 31, 2004.

     Net loss available to common stockholders decreased $123,280, or 12%, to $905,073 with basic and diluted net loss per share available to common stockholders of $0.09 for the three months ended March 31, 2005, as compared to net loss of $1,028,353 with basic and diluted net loss per share available to common stockholders of $0.13 for the three months ended March 31, 2004. The decrease in net loss and basic and diluted net loss per share available to common stockholders was largely due to the sale of land and the resulting increase in our revenue.

     We had an accumulated deficit of $13,200,194 as of March 31, 2005.

Fiscal Year Ended December 31, 2004 Compared to Fiscal Year Ended December 31,
------------------------------------------------------------------------------
2003
----

     We had revenues of $6,419,320 for the fiscal year ended December 31, 2004, as compared to $3,327,483 for the fiscal year ended December 31, 2003, which represents a 93% increase in revenues. The increase in revenues was due to the inclusion of revenues from Hickory for the full year of 2004 as compared to three months of revenues from Hickory for the prior year beginning on the date of acquisition, which was October 1, 2003.

     Loss from operations increased $2,593,247 to $4,209,749 for the fiscal year ended December 31, 2004, as compared to loss from operations of $1,619,502 for the fiscal year ended December 31, 2003. Loss from operations consisted of depreciation and amortization of $936,874, general and administrative expenses of $8,192,195 and goodwill impairment loss of $1,500,000 for the fiscal year ended December 31, 2004, as compared to depreciation and amortization of $716,175, general and administrative expenses of $4,227,810 and goodwill impairment loss of $0 for the fiscal year ended December 31, 2003. The increase in loss from operations was due to the increase in depreciation and amortization, general and administrative expenses and goodwill impairment loss. We realized goodwill impairment loss during 2004 due to the write-down of our investment in the purchase of assets of Around The World Travel, Inc., which were valued by an independent third party at $16,000,000, and we wrote off $1,500,000 from the purchase consideration of $17,500,000.

     Loss from operations before minority interests was $7,131,825 for the fiscal year ended December 31, 2004, as compared to loss from operations before minority interests of $1,616,502 for the fiscal year ended December 31, 2003. The increase in loss from operations before minority interests was directly attributable to the increases in depreciation and amortization and general and administrative expenses as well as the goodwill impairment loss on acquiring the TraveLeaders assets and a loss of $ 2,185,278 on the write down of acquiring Around The World Travel's preferred stock in April 2004.

     We had $510,348 attributable to minority interests for the fiscal year ended December 31, 2004 and the fiscal year ended December 31, 2003.

     Loss before income taxes for the fiscal year ended December 31, 2004 was $6,621,477 as compared to loss before income taxes of $2,126,850 for the fiscal year ended December 31, 2003. The increase in net loss before income taxes was directly attributable to the increases in depreciation and amortization and general and administrative expenses as well as the goodwill impairment loss on acquiring the TraveLeaders assets and a loss of $ 2,185,278 on the write down of acquiring Around The World Travel's preferred stock in April 2004.

     We recorded a benefit from income taxes of $(12,824) for the fiscal year ended December 31, 2004, as compared to a provision for income taxes of $0 for the fiscal year ended December 31, 2003.

     We had a net loss of $6,634,301 for the fiscal year ended December 31, 2004, as compared to a net loss of $2,126,850 for the fiscal year ended December 31, 2003, which represents an 86% increase in net loss. The increase in net loss resulted from the increased expenses and the impairment and write down described above.

     We accrued preferred stock dividend of $1,248,331 for the fiscal year ended December 31, 2004, as compared to preferred stock dividend of $1,083,025 for the fiscal year ended December 31, 2003.

     We had a net loss available to common stockholders of $7,882,632 for the fiscal year ended December 31, 2004, as compared to a net loss available to common stockholders of $3,209,875 for the fiscal year ended December 31, 2003, which represents a 146% increase in net loss. Basic and diluted net loss per share available to common stockholders was $0.92 for the fiscal year ended December 31, 2004, as compared to the basic and diluted net loss per share available to common stockholders of $0.47 for the fiscal year ended December 31, 2003. The increase in net loss and net loss per share available to common stockholders resulted from the increased expenses and the impairment and write down described above.

     Historically, Hickory has had seasonal losses during the first three quarters, and net profits during the fourth quarter of each year.

     We had an accumulated deficit of $12,295,121 as of December 31, 2004.

LIQUIDITY  AND  CAPITAL  RESOURCES

     We expect that we will require approximately $1,500,000 through the end of the current fiscal year for working capital for our travel management and services businesses. We are in receipt of a term sheet offer and are currently negotiating the final terms with a national banking institution to provide a $96,600,000 construction loan for the first phase of the Sonesta Orlando Resort at Tierra del Sol. We anticipate closing on the loan during the third quarter of 2005. In connection with this loan, we have also engaged the same banking institution to underwrite the sale of $26,000,000 in bonds issued by Westridge Community Development District. The underwriting on the bonds is completed and the pre-sale bids have been received. We anticipate that the bond sale will be consummated upon the completion of our final negotiations with our construction lender. These bonds will be repaid by residential unit owners in the district over a 30-year period, through a tax assessment by the district. Upon closing of the loan, we expect to repay $7,862,250 of short-term debt plus accrued interest of $256,512. This short-term debt originally matured on March 31, 2005, but in May 2005 was extended for six months. The sum of the construction loan and the bond sale proceeds will provide sufficient capital for the construction of the first phase of The Sonesta Orlando Resort at Tierra del Sol.

     In addition, to partially fund our development costs at The Sonesta Orlando Resort at Tierra del Sol, we have used cash from buyers deposits, after providing the disclosures required by Florida law, on the pre-sold town homes for which the buyer has waived the requirements to maintain the funds in escrow. The deposits on the town homes range from 10% to 20% of the purchase price. As of June 15, 2005, approximately 90% of the buyers of town homes in the Sonesta Orlando Resort have waived the escrow requirement and these funds have been expended for our project related costs. Our contract for the condominiums requires a 20% deposit. All of the deposits received on condominium contracts are maintained in escrow. Provided the purchaser has waived escrow, we may use any condominium contract deposit in excess of 10% to fund the hard costs of construction on their unit. In the event we post a bond according to Florida law, we will also be permitted to use the bonded portion of the deposits on the condominiums for the projects development and construction costs.

     We had total current assets of $3,185,174 as of March 31, 2005, which consisted of cash of $1,767,769, accounts receivable of $1,079,308, prepaid expenses and other of $267,843, and note receivable of $70,254.

     We had total current liabilities of $13,621,422 as of March 31 2005, which consisted of current maturities of long-term debt and notes payable of $9,302,704, accounts payable and accrued expenses of $2,007,621, accrued expenses to officers of $1,518,110, shareholder advances of $393,559 of which approximately $209,004 was owed to a director, current maturities of notes payable to related parties of $262,312 of which approximately $82,050 was owed to our CEO/director, other current liabilities of $96,616, and customer deposits of $40,500. We anticipate the closing of a construction and land loan for the Sonesta Orlando Resort during the third quarter of 2005, of which there can be no assurance. In the event that we close the loan as anticipated, we intend to pay off current maturities of long-term debt and notes payable of $9,302,704.

     We had negative net working capital of $10,436,248 as of March 31, 2005. The ratio of total current assets to total current liabilities was approximately 23% as of March 31, 2005. That ratio will improve upon the retirement of our short-term debts as of the closing of the construction loan referrred to above.

     Net cash used in operating activities was $3,891,814 for the three months ended March 31, 2005, as compared to net cash provided by operating activities of $756,335 for the three months ended March 31, 2004. The change from net cash provided by operating activities to net cash used in operating activities was attributable to a net loss of $554,183, an increase in prepaid and other assets of $1,388,560, and an increase in prepaid commissions of $1,157,752 which were primarily offset by an increase in deposits on unit pre-sales of $2,867,598, a decrease in accounts payable and accrued expenses of $4,231,662, a decrease in customer deposits of $2,712,035 and a decrease in receivables of $2,460,079 for the three months ended March 31, 2005.

     Net cash used in investing activities decreased $2,570,171 to $49,757 for the three months ended March 31, 2005, as compared to net cash used in investing activities of $2,619,928 for the three months ended March 31, 2004. The decrease was a result of a decrease in capitalization of real estate carrying costs to $49,757 for the three months ended March 31, 2005, from $733,643 for the three months ended March 31, 2004, a decrease in security deposits and other to $0 for the three months ended March 31, 2005, from $970,429 for the three months ended March 31, 2004, a decrease in advances to Around The World Travel, Inc. to $0 for the three months ended March 31, 2005, from $808,487 for the three months ended March 31, 2004, and a decrease in acquisition of fixed assets to $0 for the three months ended March 31, 2005, from $107,369 for the three months ended March 31, 2004.

     Net cash provided by financing activities increased $1,977,018 to $3,443,298 for the three months ended March 31, 2005, as compared to net cash provided by financing activities of $1,466,280 for the three months ended March 31, 2004. The increase was due to proceeds from debt of $6,391,615 from Stanford that was offset by a payment of debt of $1,300,000 that was retired upon the sale of the land in Davenport, Florida and payments to related parties of $1,648,317 for the three months ended March 31, 2005.

     Previously we have relied on loans from third parties and from related parties to provide working capital and other funding needs. Our outstanding debt includes three credit facilities totaling $11,605,000 in principal amount provided by Stanford Venture Capital Holdings, Inc.

     At March 31, 2005, we had outstanding principal balance of $11,605,000 under our three credit facilities with Stanford Venture Capital Holdings. Our $6,000,000 secured revolving credit facility with Stanford Venture Capital Holdings bears interest at a fixed rate of 6% per annum payable quarterly in arrears and matures on December 18, 2008. At the sole election of the lender, any amount outstanding under the credit facility may be converted into shares of our common stock at a conversion price of $15.00 per share. The $6,000,000 credit facility is guaranteed by Malcolm Wright, our chief executive officer and is secured by a second mortgage on our Sonesta Orlando Resort property, including all fixtures and personal property located on or used in connection with these properties, and all of the issued and outstanding capital stock and assets of two of our subsidiaries, American Leisure Marketing & Technology, Inc. and Caribbean Leisure Marketing Limited.

     Our $4,250,000 secured revolving credit facility with Stanford Venture Capital bears interest at a fixed rate of 8% per annum payable quarterly in arrears. The credit facility is comprised of two tranches. The first tranche of $1,250,000 matures on September 30, 2005, may solely be used for the working capital of our Hickory and TraveLeaders travel business and must immediately be repaid to the extent that the borrowed amount together with accrued and unpaid interest exceeds a borrowing base which is generally calculated as the lesser of $1,250,000, or 50% of the dollar amount of TraveLeaders eligible accounts receivable minus such reserves as the lender may establish from time to time in its discretion. The second tranche of $3,000,000 matures on April 22, 2007. At the sole election of the lender, any amount outstanding under the credit facility may be converted into shares of our common stock at a conversion price of $10.00 per share. The credit facility is secured by collateral assignments of our stock in the active Travel Division subsidiaries as well as a collateral assignment of our first lien security interest in the assets formerly owned by Around The World Travel, Inc.

     Our $1,355,000 secured revolving credit facility with Stanford Venture Capital Holdings, Inc. bears interest at a fixed rate of 8% per annum and matures April 22, 2007. The proceeds of this facility may be used solely for our call center operations in Antigua. Interest for the period from January 1, 2005 to March 31, 2006 is due on April 3, 2006 and interest is due quarterly in arrears for periods after April 1, 2006. At the sole election of the lender, any amount outstanding under the credit facility may be converted into shares of our common stock at a conversion price of $10.00 per share. The credit facility is secured by all of the issued and outstanding stock of our subsidiary, Caribbean Leisure Marketing Limited.

     All of our credit facilities with Stanford Venture Capital contain customary covenants and restrictions, including covenants that prohibit us from incurring certain types of indebtedness, paying dividends and making specified distributions. Failure to comply with these covenants and restrictions would constitute an event of default under our credit facilities, notwithstanding our ability to meet our debt service obligations. Upon the occurrence of an event of default, the lender may convert the debt to the company's common stock, accelerate amounts due under the applicable credit facility and may foreclose on collateral and/or seek payment from a guarantor of the credit facility. At March 31, 2005, we believe we were in compliance with the covenants and other restrictions applicable to us under each credit facility.

     As of June 15, 2005, we owe a total of $1,518,110 to related parties. These amounts bear interest at 12% per annum and are payable on demand.

     Our ability to construct the Sonesta Orlando Resort and repay our current debt is contingent upon us closing the construction financing and receiving the district bond sale proceeds. We have experienced delays in closing the construction loan and bond financing as a result of various factors including difficulty determining a guaranteed maximum price of construction costs for phase one from our general contractor. We have now concluded the determination of the guaranteed maximum price of the construction and we anticipate receiving a firm commitment for the construction loan in July 2005. If we are unable to obtain financing for our working capital needs or close the construction loan or the community development district bond financing, we will be required to find alternative sources of capital that may not be available when needed or on terms satisfactory to us, if at all. In the past, most of our working capital has been obtained through loans from or the purchase of equity by our officers, directors, large shareholders and some third parties. At this time, we do not have any written commitments for additional capital from any of these parties. If we do not receive a sufficient amount of additional capital on acceptable terms, we will have to consider the sale of assets or securities or scale back some or all of our operations or we may be unable to continue as a going concern.

OFF-BALANCE  SHEET  ARRANGEMENTS

     We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

                             DESCRIPTION OF PROPERTY

     Our corporate headquarters are located in Saddle Brook, New Jersey. Our Saddle Brook facility is approximately 5,000 square feet, of which 250 square feet houses our executive offices. This facility is leased by Hickory Travel Systems, Inc. for approximately $178,056 per year.

     Our subsidiary owns the land on which The Sonesta Orlando Resort at Tierra del Sol will be situated. It purchased this land for $5,560,366 in February 2000. We have spent approximately $1,123,000 to entitle and create the Westridge Community Development District. The land is currently subject to mortgages in an amount equal to approximately $12,000,000 that represents approximately a 35% loan to value ratio. As a developer of vacation resort properties, we plan to also purchase additional parcels of land for resort development.

     The TraveLeaders assets are located in a building leased by Around The World Travel, Inc. TraveLeaders occupies almost all of the 40,000 square feet at 1701 Ponce De Leon Boulevard, Coral Gables, Florida. We plan to move various other subsidiaries into the available space. The lease expires in December of 2006. We have commenced our search for alternative leaseholds.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the services from third parties, if such transaction would be available from third parties. All past, ongoing and future transactions with such persons, including any loans from or compensation to such persons, have been or will in the future be approved by a majority of disinterested members of the Board of Directors.

     We accrue $500,000 per year as salary payable to Malcolm J. Wright, our Chief Executive Officer. Prior to 2004, we accrued $250,000 per year as salary payable to Mr. Wright. We accrue interest at a rate of 12% compounded annually on the salary owed to Mr. Wright. As of March 31, 2005, the aggregate amount of salary payable and accrued interest owed to Mr. Wright was $1,390,110. We also accrue $100,000 per year as salary payable to L. William Chiles, a director of the Company and the President of Hickory, for his services, and interest at a rate of 12% compounded annually beginning in 2005. As of March 31, 2005, the aggregate amount of salary payable and accrued interest owed to Mr. Chiles was $128,000.

     We pay or accrue directors' fees to each of our directors in an amount of $18,000 per year for their services as directors. During the three months ended March 31, 2005, we accrued directors' fees for four directors; however, Gillian Wright resigned as a director on February 1, 2005. As of March 31, 2005, we had accrued an aggregate amount of directors' fees of $132,000.

     We entered into a debt guarantor agreement with Mr. Wright and Mr. Chiles whereby we agreed to indemnify Mr. Wright and Mr. Chiles against all losses, costs or expenses relating to the incursion of or the collection of our indebtedness against Mr. Wright or Mr. Chiles or their collateral. This indemnity extends to the cost of legal defense or other such reasonably incurred expenses charged to or assessed against Mr. Wright or Mr. Chiles. In the event that Mr. Wright or Mr. Chiles make a personal guarantee for our benefit in conjunction with any third-party financing, and Mr. Wright or Mr. Chiles elect to provide such guarantee, then Mr. Wright and/or Mr. Chiles shall earn a fee for such guarantee equal to three per cent (3%) of the total original indebtedness and two per cent (2%) of any collateral posted as security. This fee is to be paid by the issuance of warrants to purchase our common stock at a fixed strike price of $1.02 per share, when the debt is incurred. Mr. Wright personally guaranteed $6,000,000 that we received from Stanford pursuant to a convertible promissory note. In addition, Mr. Wright pledged to Stanford 845,733 shares of our common stock held by Mr. Wright. Stanford is currently in possession of the shares of our common stock that Mr. Wright pledged; however, Mr. Wright retained the power to vote (or to direct the voting) and the power to dispose (or direct the disposition) of those shares. Mr. Chiles had personally guaranteed $2,000,000 of the $6,000,000 received from Stanford and pledged to Stanford 850,000 shares of our common stock held by Mr. Chiles. Stanford released Mr. Chiles from the personal guarantee and released his common stock from the pledge when we closed the $6,000,000 credit facility. Mr. Wright and Mr. Chiles have each also given a personal guarantee regarding a loan in the principal amount of $6,000,000 that was made to TDSR by Grand Bank & Trust of Florida. We have authorized the issuance of warrants to Mr. Wright and Mr. Chiles to purchase 587,860 shares and 168,672 shares, respectively, of our common stock at an exercise price of $1.02 per share. We are under a continued obligation to issue warrants at $1.02 to Messrs. Wright and Chiles for guarantees that they may be required to give on our behalf going forward.

     We may provide the executive officers of each of our subsidiaries an aggregate bonus of up to 19% of the pre-tax profits, if any, of the subsidiaries in which they serve as executive officers. Malcolm J. Wright will receive 19% of the pre-tax profits of Leisureshare International Ltd, Leisureshare International Espanola SA, American Leisure Homes, Inc., APMG, TDSR, and American Leisure Hospitality Group, Inc. We do not have any agreements with our officers regarding the bonus other than L. William Chiles. Mr. Chiles is entitled to receive 19% of the profits of Hickory up to a maximum payment over the life of his contract of $2,700,000. As Mr. Chiles' bonus is limited, it is not subject to the buy-out by us (discussed below) as it will cease as soon as the $2,700,000 amount has been paid to him. The executive officers of our other subsidiaries would share a bonus of up to 19% of the pre-tax profits of the subsidiary in which they serve as executive officers. We would retain the right, but not have the obligation to buy-out all of the above agreements after a period of five years by issuing such number of shares of our common stock equal to the product of 19% of the average after-tax profits for the five-year period multiplied by one-third of the price to earnings ratio of our common stock at the time of the buyout divided by the greater of the market price of our common stock or $5.00. We have not paid or accrued any bonus as of the filing of this report.

     Since the reverse merger in July of 2002, we have relied almost exclusively upon Malcolm J. Wright for the experience and energy required to cultivate opportunities for us in vacation real estate development. We have accrued salary and other compensation to Mr. Wright up to this point. Therefore, we have entered into agreements with entities owned or controlled by Mr. Wright to secure advancement of our real estate development projects.

     Malcolm J. Wright is the President and 81% majority shareholder of American Leisure Real Estate Group, Inc. On November 3, 2003, we entered into an exclusive development agreement with American Leisure Real Estate Group to provide development services for the development of The Sonesta Orlando Resort at Tierra del Sol. Pursuant to this development agreement, it is responsible for all development logistics and we are obligated to reimburse it for all of its costs and to pay it a development fee in the amount of 4% of the total costs of the project paid by it. As of March 31, 2005, it had administered operations and paid bills in the amount of $5,639,975 and received a fee of 4% (or approximately $225,599) under the development agreement.

     Malcolm J. Wright and members of his family are the majority shareholders of Xpress Ltd., a company that has experience marketing vacation homes in Europe. On November 3, 2003, we entered into an exclusive sales and marketing agreement with Xpress to sell the units in The Sonesta Orlando Resort at Tierra del Sol being developed by us. This agreement provides for a sales fee in the amount of 3% of the total sales prices received by us plus a marketing fee of 1.5%. Pursuant to the terms of the agreement, one-half of the sales fee is payable upon entering into a sales contract (with deposits paid as required by the sales contract) for a unit in the resort and the other half is due upon closing the sale. During the period since the contract was entered into and ended March 31, 2005, the total sales made by Xpress amounted to approximately $215,730,333. As a result of the sales, we are currently obligated to pay Xpress a sales fee of approximately $3,235,955 and a marketing fee of $3,235,955. We will be obligated to pay Xpress the remaining sales fee upon closing the sales of the units. As of March 31, 2005, we have paid Xpress $3,505,748 of cash, issued Xpress 120,000 shares of Series A Preferred Stock valued at $1,200,000, and transferred to Xpress a 1913 Benz automobile valued at $500,000.

     In February 2004, Malcolm J. Wright, individually and on behalf of Xpress, and Roger Maddock, individually and on behalf of Arvimex, Inc., entered into contracts with us to purchase an aggregate of 32 town homes for $13,116,800. Mr. Wright and Mr. Maddock paid an aggregate deposit of $1,311,680 and were given a 10% discount that we otherwise would have had to pay as a commission to a third-party real estate broker. Roger Maddock is directly (and indirectly through Arvimex) the beneficial owner of more than 5% of our common stock.

     We granted warrants to each of Malcolm J. Wright and L. William Chiles for their services as directors to purchase 100,000 shares (or an aggregate of 200,000 shares) of our common stock at an exercise price of $1.02 per share. Warrants to purchase 50,000 shares vested immediately to each of them. Warrants to purchase the remaining 50,000 shares will vest with respect to the purchase of 50,000 shares by each of them in equal amounts on the next two anniversary dates of each of their terms as a director, provided they are then serving in said capacity.

     M J Wright Productions, Inc., of which Mr. Wright is the President, owns our Internet domain names.

     Mr. Wright and we are negotiating an employment agreement pursuant to which Mr. Wright will serve as our President, Chief Executive Officer and Chief Financial Officer. We will provide the terms of the employment agreement when it is finalized. In June 2005, we entered into an indemnification agreement with Mr. Wright.

     In March 2005, we closed on the sale of 13.5 acres of commercial property in Davenport, Polk County, Florida at the corner of U.S. Hwy. 27 and Sand Mine Road. The property was sold for $4,020,000. We paid-off secured debt on the property of $1,300,000 plus accrued interest and other costs. We used the net proceeds for working capital and to pay $1,648,317 of notes payable to related parties attributable to the acquisition and retention of the property.

     Thomas Cornish is a director nominee and has served as a member of our advisory board. He is the President of the Seitlin Insurance Company. Our board of directors has authorized Seitlin to place a competitive bid to provide insurance for The Sonesta Orlando Resort at Tierra del Sol. During 2004 and 2005, Mr. Cornish provided services on our advisory board in consideration for $1,500 and $3,000, respectively. David Levine is a director nominee and has served as a member of our advisory board. He provided services on our advisory board during 2004 and 2005 in consideration for $3,000 and $1,500, respectively. We reimbursed Mr. Levine for travel expenses in the amount of $1,613 and $8,521 during 2004 and 2005, respectively. Charles J. Fernandez, a member of our advisory board and a director nominee, provided services on our advisory board during 2005 for which he was paid $3,000. We authorized warrants to each of Thomas Cornish, Charles J. Fernandez and David Levine to purchase 100,000 shares (or an aggregate of 300,000 shares) of our common stock at an exercise price of $1.02 per share in consideration for their services as advisors. The warrants vested immediately with respect to the purchase of 50,000 shares by each of them and will vest with respect to the purchase of the remaining 50,000 shares by each of them in equal amounts on their next two anniversary dates as advisors or Directors, provided they are then serving in one of said capacities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock, $.001 par value per share, is traded on the OTCBB under the trading symbol "AMLH."

     The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported on the OTCBB, except as otherwise noted. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.




2005             HIGH BID         LOW BID
              --------------  ---------------
First Quarter        $3.30          $0.80

2004             HIGH BID         LOW BID
              --------------  ---------------

Fourth Quarter       $1.50          $1.25
Third Quarter        $2.02          $1.30
Second Quarter       $2.00          $0.45
First Quarter        $0.60          $0.25

2003             HIGH BID         LOW BID
              --------------  ---------------

Fourth Quarter       $0.75          $0.26
Third Quarter        $0.40          $0.10
Second Quarter       $0.27          $0.08
First Quarter        $0.20          $0.10

(1) Our common stock was de-listed from the OTCBB during the period from May 21, 2004 to January 26, 2005, as a result of one delinquent filing with the Commission. The high and low bid prices for our common stock for the second, third and fourth quarter of 2004, as listed above, were reported by Pink Sheets, LLC. Our common stock was cleared for quotation on the OTCBB on January 26, 2005.

     As of the date of this prospectus, we had 329 holders of record of our common stock. The number of holders of the common stock includes nominees of various depository trust accounts for an undeterminable number of individual stockholders.

DIVIDEND POLICY

     We have never declared or paid dividends on our common stock. We do not anticipate paying dividends on our common stock in the near future. We intend to reinvest in our business operations any funds that could be used to pay dividends. Our common stock is junior in priority to our preferred stock with respect to dividends.

     Cumulative dividends on our issued and outstanding Series A preferred stock, Series B preferred stock, Series C preferred stock and Series E preferred stock accrue at a rate of $1.20, $12.00, $4.00, and $4.00, respectively, per share per annum, payable in preference and priority to any payment of any cash dividend on our common stock. We have authorized Series F preferred stock, which accrues dividends at a rate of $1.00 per share per annum, payable in preference and priority to any payment of any cash dividend on our common stock. Dividends on our preferred stock accrue from the date on which such shares of preferred stock are issued and outstanding and thereafter from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends. We may authorize and/or issue additional shares of preferred stock with dividends rights that are superior to our common stock. We have never paid any cash dividends on our preferred stock. We will be required to pay accrued dividends on our preferred stock before we can pay any dividends on our common stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation that we paid to our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2004. We refer to these officers in this report as the named executive officers.

                                    SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION (2)
                                              ANNUAL COMPENSATION(1)                    AWARDS
                                 ---------------------------------------------  ------------------------
                                                                                RESTRICTED   SECURITIES
                                                                   OTHER ANNUAL    STOCK     UNDERLYING
NAME AND PRINCIPAL                         SALARY         BONUS    COMPENSATION   AWARD(S)  OPTIONS/SARS
POSITION                          YEAR      ($)            ($)         ($)          ($)           (#)
------------------------------   ------ -----------   ------------  -----------  ----------  -----------
Malcolm J. Wright                 2004  $578,000 (3)       --           --           --       347,860 (5)
Chief Executive Officer,          2003  $313,000 (3)       --           --           --          --
President, Secretary, Chief       2002  $268,000 (3)       --           --           --          --
Financial Officer and Director

L. William Chiles                 2004  $ 270,902(4)       --           --           --       168,672 (5)
Chief Executive Officer of        2003  $168,579 (4)       --           --           --          --
Hickory Travel Systems

(1) Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(2) There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors; however, see Footnote 5 to this table, below.

(3) Includes $500,000, $250,000 and $250,000 of accrued salary for Mr. Wright's services as an executive officer for 2004, 2003 and 2002, respectively, $60,000 and $45,000 of accrued interest on salaries payable in 2004 and 2003, respectively, at 12% per annum, compounded annually, and $18,000 of accrued director compensation per year for Mr. Wright's services as a director for 2004, 2003 and 2002. We pay $940 per month and related expenses to provide Mr. Wright with business use of a motor vehicle.

(4) Includes $152,902 and $150,579 of salary paid to Mr. Chiles for his services as an executive officer of Hickory for 2004 and 2003, respectively, $100,000 of accrued salary for 2004, and $18,000 of accrued director compensation per year for L. William Chiles' services as a director for 2004, 2003 and 2002. Mr. Chiles is provided a new insured automobile for his use during the term of his employment with Hickory, which vehicle shall have an approximate value of $80,000.

(5) In March 2004, pursuant to a debt guarantor agreement, we authorized the issuance of warrants to Mr. Wright and Mr. Chiles to purchase 347,860 shares and 168,672 shares, respectively, of our common stock at an exercise price of $2.96 per share, which were subsequently reduced to $1.02 per share of common stock.


EMPLOYMENT  AGREEMENTS

     Mr. Wright and we are negotiating an employment agreement pursuant to which Mr. Wright will serve as our President, Chief Executive Officer and Chief Financial Officer.

     On May 18, 2004, we entered into a three-year employment agreement with L. William Chiles to serve as Chairman of our board of directors and a separate three-year employment agreement for him to serve as the President and Chief Executive Officer of Hickory Travel Systems, Inc. The agreements provide that Mr. Chiles will receive a base salary of $100,000 for his services as our Chairman and $150,000 for his services as the President and Chief executive Officer of Hickory. Under each agreement, Mr. Chiles is eligible to receive an annual incentive-based bonus based on his achievement of goals and objectives that he and our board of directors agree upon. Mr. Chiles is entitled to one and one-half weeks of vacation at two times his base salary rate per week per $50,000 of his base salary for his services as Chairman and $75,000 of his base salary for his services as President and Chief Executive Officer of Hickory. Mr. Chiles is also entitled to share in the profits of Hickory in an amount not to exceed $2,700,000 over the life of his employment agreement with Hickory. Hickory is required to provide Mr. Chiles with key man life insurance equal to eight times his base salary; however, neither we nor Hickory have obtained such policy as of the date of this prospectus. Hickory is also required to provide Mr. Chiles with one insured automobile having a value of $80,000 every year of his employment agreement. If Mr. Chiles is terminated without cause, under each agreement, he will receive thirty-six months' base salary and any incentive-based bonus that otherwise would have been payable to him through the date that we terminate his employment. We do not have an obligation to pay base salary or incentive-based bonus to Mr. Chiles under either agreement if he voluntarily terminates his employment or he is terminated for cause. For purposes of these employment agreements, "cause" means the following activities:

- Use of alcohol, narcotics or other controlled substances that prevent him from efficiently performing his duties;

- Disclosure of confidential information or competes against us in violation of the employment agreements;

- Theft, dishonesty, fraud, or embezzlement from us or a violation of the duty of loyalty to us;

- If Mr. Chiles is directed by a regulatory or governmental authority to terminate his employment with us or engages in activities that cause actions to be taken by regulatory or government authorities, that have a material adverse effect on us;

- Conviction of a felony (other than a felony resulting in a traffic violation) involving any crime of moral turpitude or any crime involving us;

-    Sexual harassment or sexually inappropriate behavior;

-    Materially disregards duties under the employment agreements;

-    Egregious misconduct or pattern of conduct;

- Entering into enforceable commitments on our behalf without conforming to our policies and procedures or in violation of any of our directives.

                              FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.



                     AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES
                               CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 2005 AND DECEMBER 31, 2004



                                                                      MARCH 31, 2005    DECEMBER 31, 2004
                                                                     ----------------  -------------------
     ASSETS                                                               Unaudited          Audited
                                                                          (Restated)       (Restated)
CURRENT ASSETS:
    Cash                                                             $     1,767,769   $        2,266,042
    Accounts receivable                                                    1,079,308            3,539,387
    Note receivable                                                           70,254              113,000
    Prepaid expenses and other                                               267,843               51,460
    Other Current Assets                                                           0               30,476
                                                                     ----------------  -------------------
             Total Current Assets                                          3,185,174            6,000,365
                                                                     ----------------  -------------------


PROPERTY AND EQUIPMENT, NET                                                5,623,959            6,088,500
                                                                     ----------------  -------------------

LAND HELD FOR DEVELOPMENT                                                 23,531,130           23,448,214
                                                                     ----------------  -------------------

OTHER ASSETS
     Prepaid Sales Commissions                                             6,553,688            5,966,504
     Prepaid Sales Commissions - affiliated entity                         3,235,955            2,665,387
     Investment-Senior Notes                                               5,170,000            5,170,000
     Goodwill                                                             14,425,437           14,425,437
     Trademark                                                             1,008,478            1,000,000
     Other                                                                 3,874,494            2,637,574
                                                                     ----------------  -------------------
             Total Other Assets                                           34,268,052           31,864,902
                                                                     ----------------  -------------------

TOTAL ASSETS                                                         $    66,608,315   $       67,401,981
                                                                     ================  ===================

     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt and notes payable          $     9,302,704   $        9,605,235
     Current maturities of notes payable-related parties                     262,312            1,910,629
     Accounts payable and accrued expenses                                 2,007,621            5,618,973
     Accrued expenses - officers                                           1,518,110            1,355,000
     Customer deposits                                                        40,500            2,752,535
     Other                                                                    96,616            2,332,886
     Shareholder advances                                                    393,559              273,312
                                                                     ----------------  -------------------
             Total Current Liabilities                                    13,621,422           23,848,570

Long-term debt and notes payable                                          27,913,777           20,600,062
Deposits on unit pre-sales                                                19,536,945           16,669,347
                                                                     ----------------  -------------------
             Total liabilities                                            61,072,144           61,117,979

STOCKHOLDERS' EQUITY:
     Preferred stock; 1,000,000 shares authorized; $.001 par value;
       1,000,000 Series "A" shares issued and outstanding at
       March 31, 2005 and December 31, 2004                                   10,000               10,000
     Preferred stock; 100,000 shares authorized; $.01 par value;
       2,825 Series "B" shares issued and outstanding at
       March 31, 2005 and December 31, 2004                                       28                   28
     Preferred stock, 28,000 shares authorized; $.01 par value
      27,189 Series "C" shares issued and outstanding at
       March 31, 2005 and December 31, 2004                                      272                  272
     Preferred stock; 50,000 shares authorized; $.001 par value;
       24,101 and 0 Series "E" shares issued and outstanding at
       March 31, 2005 and December 31, 2004                                       24                   24
     Preferred stock; 150,000 shares authorized; $.01 par value;
       0 and 1,936 Series "F" shares issued and outstanding at
       March 31, 2005 and December 31, 2004                                        -                   19

     Common stock, $.001 par value; 100,000,000 shares authorized;
       9,977,974 shares issued and outstanding at
       March 31, 2005 and December 31, 2004                                    9,978                9,978

     Additional paid-in capital                                           18,716,063           18,558,802

     Accumulated deficit                                                 (13,200,194)         (12,295,121)
                                                                     ----------------  -------------------
             Total Stockholders' Equity                                    5,536,171            6,284,002
                                                                     ----------------  -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $    66,608,315   $       67,401,981
                                                                     ================  ===================


                AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2005 AND 2004



                                      THREE MONTHS ENDED   THREE MONTHS ENDED
                                        MARCH 31, 2005       MARCH 31, 2004
                                        --------------       -------------
                                           UNAUDITED           UNAUDITED
                                          (Restated)           (Restated)
Revenue                                  $ 2,675,674        $ 1,186,665

Operating Expenses:
    Depreciation and amortization           (431,382)          (220,072)
    General and administrative expenses   (2,405,156)        (1,974,466)
                                          -----------        -----------

Loss from Operations                        (160,864)        (1,007,873)

Interest Expense                            (393,319)

Minority Interest                                  -            256,624
                                          -----------        -----------
Total Other Income (Expense)                (393,319)           256,624
                                          -----------        -----------

Loss before Income Taxes                    (554,183)          (751,249)

PROVISIONS FOR INCOME TAXES                        -             (1,135)
                                          -----------        -----------

NET LOSS                                    (554,183)          (752,384)

Preferred Stock Dividend                    (350,890)          (275,969)
                                          -----------        -----------

NET LOSS AVAILABLE TO COMMON
      STOCKHOLDERS                       $  (905,073)       $(1,028,353)
                                          ===========        ===========

NET LOSS PER SHARE AVAILABLE
   TO COMMON STOCKHOLDERS:
      BASIC AND DILUTED                        (0.09)             (0.13)
                                          ===========        ===========

WEIGHTED AVERAGE SHARES OUTSTANDING
      BASIC AND DILUTED                    9,977,974          7,630,961
                                          ===========        ===========


                       AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                          THREE MONTHS ENDED MARCH 31, 2005 AND 2004


                                                               THREE MONTHS ENDED  THREE MONTHS ENDED
                                                                 MARCH 31, 2005      MARCH 31, 2004
                                                                 --------------     ---------------
                                                                    UNAUDITED          UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss)                                                    $  (554,183)     $  (752,384)
     Adjustments to reconcile net loss to net cash used
          in operating activities:
             Depreciation and amortization                             431,382          220,072
             Interest Expense                                          393,319                -
          Changes in assets and liabilities:
             Decrease in receivables                                 2,460,079        1,149,956
             Increase in prepaid and other assets                   (1,388,560)         (85,733)
             Increase in prepaid commissions                        (1,157,752)               -
             Increase in deposits on unit pre-sales                  2,867,598                -
             (Decrease)/Increase in customer deposits               (2,712,035)         145,474
             (Decrease)/Increase in accounts payable and
                accrued expenses                                    (4,231,662)          78,950
                                                                   ------------     ------------

             Net cash provided by (used in) operating activities    (3,891,814)         756,335
                                                                   ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Security deposits and other                                             -         (970,429)
     Acquisition of fixed assets                                             -         (107,369)
     Advances to AWT                                                         -         (808,487)
     Capitalization of real estate carrying costs                      (49,757)        (733,643)
                                                                   ------------     ------------

             Net cash used in investing activities                     (49,757)      (2,619,928)
                                                                   ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from debt                                              6,391,615                -
     Payment of debt                                                (1,300,000)               -
     Proceeds from notes payable                                             -        1,289,834
     Proceeds from notes payable - related parties                           -           (8,531)
     Payments to related parties                                    (1,648,317)               -
     Proceeds from shareholder advances                                      -          184,977
                                                                   ------------     ------------

             Net cash provided by financing activities               3,443,298        1,466,280
                                                                   ------------     ------------

             Net decrease in cash                                     (498,273)        (397,313)

CASH AT BEGINNING PERIOD                                             2,266,042          734,852
                                                                   ------------     ------------

CASH AT END OF PERIOD                                              $ 1,767,769      $   337,539
                                                                   ============     ============

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid for interest                                        $   636,065      $   180,000
                                                                   ============     ============

NON-CASH TRANSACTIONS:
     Stock issued for assets, net of liabilities of $7,111,668     $         -      $ 5,170,000
                                                                   ============     ============

NOTES  TO  INTERIM  CONDENSED  FINANCIAL  STATEMENTS
March  31,  2005

NOTE  A  -  PRESENTATION

The condensed balance sheets of the Company as of March 31, 2005 and December 31, 2004, the related condensed consolidated statements of operations for the three months ended March 31, 2005 and 2004, and the condensed consolidated statements of cash flows for the three months ended March 31, 2005 and 2004, (the condensed financial statements) include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results of operations for the full year or any other interim period. The information included in this Form 10-QSB should be read in conjunction with Management's Discussion and Analysis and Financial Statements and notes thereto included in the Company's December 31, 2004, Form 10-KSB & 10-KSB/A and the Company's Forms 8-K & 8-K/A filings.

NOTE  B  -  REVENUE  RECOGNITION

American Leisure recognizes revenues on the accrual method of accounting. For the sales of units on the Orlando property, revenues will be recognized upon the close of escrow for the sales of its real estate. Operating revenues earned will be recognized upon the completion of the earning process.

Revenues from American Leisure's call center are recognized as generated and on a periodic basis from the joint venture entity, Caribbean Media Group, Ltd.

Revenues from Hickory Travel Systems, Inc. are recognized as earned, which is primarily at the time of delivery of the related service, publication or promotional material. Costs associated with the current period are expensed as incurred; those costs associated with future periods are deferred.

Revenues from American Leisure Equities Corporation are recognized as the net operating result of the Business managed by Around The World Travel, Inc. (third party travel management company). Revenues and expenses are borne by Around The World Travel and the net operating results recognized as Revenues by American Leisure Equities Corporation.

One of American Leisure's principal sources of revenue is associated with access to the travel portal that provides a database of discounted travel services. Annual renewals occur at various times during the year. Costs related to site changes are incurred in the months prior to annual billing renewals. Customers are charged additional fees for hard copies of the site access information. Occasionally these items are printed and shipped at a later date, at which time both revenue and expenses are recognized.

NOTE  C  -  PROPERTY  AND  EQUIPMENT,  NET

As  of  March  31,  2005,  property  and  equipment  consisted of the following:

                                       Useful
                                        Lives       Amount
                                     ----------   ----------
Equipment                               3-5       $7,600,083
Furniture & fixtures                    5-7        1,538,437
                                                  ----------
Subtotal                                           9,138,520
Less: accumulated depreciation
      and amortization                             3,514,561
                                                  ----------
Property  and  equipment,  net                    $5,623,959
                                                  ==========

Depreciation expense for the three-month period ended March 31, 2005 amounts to $431,382.

NOTE  D  -  LONG-TERM  DEBT  AND  NOTES  PAYABLE

Two notes which amount to $7,862,250 ($6 million with Grand Bank and $1,862,250 with Raster Investments) matured on March 31, 2005. These notes are not in default and the terms have been extended for an additional six months. Total accrued interest on the notes amount to $256,512.

On March 4, 2005 unimproved property in Davenport, Florida was sold for $4,020,000 which provided profits of $1,069,920 and debt relief of $1,300,000 (note payable to Emmitt Foster Trustee).

NOTE  E  -  NOTES  PAYABLE  -  RELATED  PARTIES

The  current  portion  of  notes  payable  to  related  parties  is  as follows:

James  Hay  Trustee                       $  56,000
Malcolm  Wright                              82,050
Peter  Webb                                 124,262
                                        -----------
Notes  payable  -  related  parties       $ 262,312
                                        ===========

Included in Long-term debt and notes payable are debts and notes payable to the following related parties:

Xpress  Ltd.                             $1,041,685
American  Leisure  Equities  Corp        10,432,791
Hickory  Travel  Services                   768,004
                                        -----------
Related  party  debt  and  notes        $12,242,480
                                        ===========

The long-term portion of notes payable owed to Hickory Travel Systems of $768,004 is owed to the former minority shareholders of Hickory Travel Systems, Inc., a subsidiary of the Company. $209,004 of such amount is owed to L. William Chiles, a Director of the Company.

NOTE  F  -  ACQUISITIONS

On December 31, 2004, American Leisure Equities Corporation (the "Purchaser") a wholly-owned subsidiary of American Leisure, entered into an Asset Purchase Agreement (hereinafter referred to as "APA") with Around The World Travel, Inc. (the "Seller"), pursuant to which the Seller agreed to sell substantially all of its assets to the Purchaser. Under the terms of the APA, the Seller conveyed to the Purchaser all of the assets necessary to operate the Business, including substantially all of the Seller's tangible and intangible assets and certain agreed liabilities.

The purchase price for the assets transferred under the APA is an amount equal to the fair value of the Business ($16 million, established by an unaffiliated investment-banking firm, calculated on a going concern basis), plus $1.5 million, for a total purchase price of $17.5 million.

The APA has been amended and it can be further amended through June 30, 2005. The original APA indicated that the Purchaser will pay the purchase price on or before June 30, 2005 through a combination of a number of different currencies including but limited to the application of short term debt owed to the Company, the assumption of specific liabilities, the payment to certain AWT creditors on behalf of AWT and potentially certain preferred stock of the Company. Pursuant to the terms of the APA, the Seller and the Purchaser have entered into a Management Agreement, under which the Seller manages the Business on behalf of the Purchaser. The Seller and the Purchaser also entered into a License Agreement, under which the Purchaser granted the Seller a non-exclusive license to use certain trade names and related intellectual property in connection with the performance of its duties under the Management Agreement. The License Agreement will expire simultaneously with the Management Agreement. The amendment has changed the consideration for the purchase price to a combination of 1) issuance to Seller of a note payable in the amount of $8,483,330, 2) reduction of certain amounts owed by the Seller to Purchaser in the amount of $4,774,619 and 3) the assumption of certain liabilities of the Seller in the amount of $4,242,051. The preferred stock issuance in the original APA was retracted. During the first quarter, certain of the assets, to wit: doubtful receivables, pre-paids and security deposits were transferred to Seller as reduction of the note payable. The note was further reduced by a set-off of the amount of the Accounts Receivable deemed received and retained by AWT. AWT had sold the Accounts Receivable to the Company on 12/31/04. In lieu of segregating and remitting the payments received on the Accounts Receivables, AWT was permitted to apply said amounts as a credit to the Company's note payable. The final balance due under the note payable will be ascertained on or before June 30, 2005.

The excess purchase price over the fair value of net tangible assets was $12,585,435, all of which was allocated to goodwill. No impairment of the goodwill amount occurred during the quarter covered by this report.

The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the acquisition dates.

                                                Total
                                           -------------
                Current assets             $   1,850,109
                Property and equipment           287,975
                Deposits                         276,481
                Trademark                      1,000,000
                Goodwill                      12,585,435
                                           -------------
                Total assets acquired      $  16,000,000
                                           =============
                Notes assumed                  4,242,051
                Debt forgiven                  4,774,619
                Note issued                    8,483,330
                                           -------------
                Consideration              $  17,500,000
                                           =============

NOTE  G  -  RELATED  PARTY  TRANSACTIONS

The Company accrues salaries payable to Malcolm Wright in the amount of $500,000 per year (and $250,000 per year in 2002 and 2003) with interest at 10%. As of March 31, 2005, the amount of salaries payable accrued to Mr. Wright amounts to $1,390,110.

The Company accrues director fees to each of its four (4) directors in an amount of $18,000 per year for their services as directors of the Company. No payments of director fees were paid during the current quarter and the balance of accrued director fees as of the end of the quarter covered by this report amounts to $132,000.

Malcolm Wright is the majority shareholder of American Leisure Real Estate Group, Inc. (ALRG). On November 3, 2003 TDSR entered into an exclusive Development Agreement with ALRG to provide development services for the development of the Tierra Del Sol Resort. Pursuant to the Development Agreement ALRG is responsible for all development logistics and TDSR is obligated to reimburse ALRG for all of ALRG's costs and to pay ALRG a development fee in the amount of 4% of the total costs of the project paid by ALRG. During the period from inception through March 31, 2005 the total costs plus fees amounted to $5,639,975.

A trust for the natural heirs of Malcolm Wright is the majority shareholders of Xpress Ltd. ("Xpress"). On November 3, 2003, TDSR entered into an exclusive sales and marketing agreement with Xpress to sell the units being developed by TDSR. This agreement provides for a sales fee in the amount of 1.5% of the total sales prices received by TDSR plus a marketing fee of 1.5%. During the period since the contract was entered into and ended March 31, 2005 the total sales amounted to approximately $215,730,000. As a result of the sales, TDSR is obligated to pay Xpress a total fee of $6,471,910. As of March 31, 2005, $4,630,225 has been paid to Xpress and $1,041,685 remains unpaid and is included in Long-term debt and notes payable (see Note E regarding Notes payable - Related parties).

NOTE H - RESTATEMENT

American Leisure has corrected its financial statements to include the accrual of dividends on its preferred stock. American Leisure increased the carrying value of the preferred stock $3,273,370 and increased the accumulated deficit $(3,273,370) at March 31, 2005. The preferred stock dividend increased the loss available to common stockholders $(350,890) and $(275,969) for the three months ended March 31, 2005 and 2004, respectively.

A summary of the restatement is as follows:



                                                             Increase                   As
                               As previously reported       (Decrease)               Restated
                              ------------------------  --------------------  ---------------------
At March 31, 2005
Balance sheet:
  Additional paid-in capital  $            15,442,693   $         3,273,370   $         18,716,063
  Accumulated deficit         $            (9,926,824)  $        (3,273,370)  $        (13,200,194)

Three months ended
  March 31, 2005:
  Statements of Operations:
    Preferred stock dividend  $                     -   $          (350,890)  $           (350,890)
    Net loss available to
      common stockholders     $              (554,183)  $          (350,890)  $           (905,073)

Three months ended
  March 31, 2004:
  Statements of Operations:
    Preferred stock dividend  $                     -   $          (275,969)  $           (275,969)
    Net loss available to
      common stockholders     $              (752,384)  $          (275,969)  $         (1,028,353)


                AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2004 AND 2003

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  American Leisure Holdings, Inc. and Subsidiaries
  Orlando, Florida

We have audited the accompanying consolidated balance sheets of American Leisure Holdings, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Leisure Holdings, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the Company's recurring losses from operations and the need to raise additional financing in order to satisfy its vendors and other creditors and execute its Business Plan raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 3. The 2004 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 20, the consolidated financial statements as of December 31, 2004 and 2003 and for each of the years ended December 31, 2004 and 2003 have been restated.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas
March 30, 2005, except note 20, which is as of June 27, 2005

                         AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES

                                    CONSOLIDATED BALANCE SHEET
                                      AS OF DECEMBER 31, 2004

                                                                        Consolidated  Consolidated
                                                                          American      American
                                                                           Leisure       Leisure
                                                                       Holdings, Inc.  Holdings, Inc.
                                                                            2004           2003
                                                                        ------------   ------------
                                                                          (Restated)     (Restated)
                           ASSETS
CURRENT ASSETS:
    Cash                                                                $ 2,266,042    $   734,852
    Accounts receivable                                                   3,539,387      2,148,134
    Note receivable                                                         113,000
    Prepaid expenses and other                                               51,460         40,867
    Other Current Assets                                                     30,476
                                                                        ------------   ------------
             Total Current Assets                                         6,000,365      2,923,853

PROPERTY AND EQUIPMENT, NET                                               6,088,500      3,192,878

LAND HELD FOR DEVELOPMENT                                                23,448,214     15,323,627

OTHER ASSETS
     Prepaid Sales Commissions                                            5,966,504              0
     Prepaid Sales Commissions - affiliated entity                        2,665,387              0
     Investment-Senior Notes                                              5,170,000              0
     Investment-Non-marketable securities                                         0        654,386
     Goodwill                                                            14,425,437      1,840,001
     Trademark                                                            1,000,000              0
     Other                                                                2,637,574      1,441,730
                                                                        ------------   ------------
             Total Other Assets                                          31,864,902      3,936,117
                                                                        ------------   ------------

TOTAL ASSETS                                                            $67,401,981    $25,376,475
                                                                        ============   ============

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt and notes payable             $ 9,605,235   $ 5,048,025
     Current maturities of notes payable-related parties                  1,910,629     1,619,575
     Accounts payable and accrued expenses                                5,618,973     1,787,699
     Accrued expenses - officers                                          1,355,000       500,000
     Customer deposits                                                    2,752,535             0
     Other                                                                2,332,886             0
     Shareholder advances                                                   273,312     1,030,883
                                                                        ------------  ------------
             Total Current Liabilities                                   23,848,570     9,986,182

Long-term debt and notes payable                                         18,605,253     7,919,398
Deferred revenues                                                         1,994,809             0
Notes payable-related parties                                                     0       797,185
Mandatory redeemable preferred stock                                              0     2,718,900
Deposits on unit pre-sales                                               16,669,347             0
Minority interest                                                                 0       510,348
                                                                        ------------  ------------
             Total liabilities                                           61,117,979    21,932,013

STOCKHOLDERS' EQUITY:
     Preferred stock; 1,000,000 shares authorized; $.001 par value;
       1,00,000 Series "A" shares issued and outstanding at
       December 31, 2004 and December 31, 2003                               10,000         8,800
     Preferred stock; 100,000 shares authorized; $.01 par value;
       2,825 Series "B" shares issued and outstanding at
       December 31, 2004 and December 31, 2003                                   28            25
     Preferred stock, 28,000 shares authorized;
    $.01 par value; 27,189 Series "C" shares issued and outstanding at
       December 31, 2004 and 2003                                               272             -
     Preferred stock; 50,000 shares authorized; $.001 par value;
       24,101 and 0 Series "E" shares issued and outstanding at
       December 31, 2004 and 2003                                                24             -
     Preferred stock; 150,000 shares authorized; $.01 par value;
       1,936 and 0 Series "F" shares issued and outstanding at
       December 31, 2004 and 2003                                                19             -

     Common stock, $.001 par value; 100,000,000 shares authorized;
       9,977,974 and 7,488,983 shares issued and outstanding at
       December 31, 2004 and December 31, 2003                                9,978         7,489

     Additional paid-in capital                                          18,558,802     7,840,656

     Accumulated deficit                                                (12,295,121)   (4,412,488)
                                                                        ------------  ------------
             Total Stockholders' Equity                                   6,284,002     3,444,462
                                                                        ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $67,401,981   $25,376,475
                                                                        ============  ============


         AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES

             CONSOLIDATED PROFIT AND LOSS STATEMENT
             YEARS ENDED DECEMBER 31, 2004 AND 2003


                                            Consolidated   Consolidated
                                              American       American
                                               Leisure        Leisure
                                            Holdings, Inc.  Holdings, Inc.
                                                2004           2003
                                             ------------  ------------
                                              (Restated)    (Restated)
Revenue                                      $ 6,419,320   $ 3,327,483

Operating Expenses:
    Depreciation and amortization               (936,874)     (716,175)
    General and administrative expenses       (8,192,195)   (4,227,810)
    Goodwill Impairment Loss - Traveleaders   (1,500,000)            0
                                             ------------  ------------

Loss from Operations                          (4,209,749)   (1,616,502)

Other Income (Expense):
  Interest Expense                              (736,798)            0
  Unrealized Loss on Marketable
    Securities(AWT)                           (2,185,278)            0
                                             ------------  ------------
                                              (2,922,076)            0
                                             ------------  ------------

Loss Before Minority Interest in Subsidiary   (7,131,825)   (1,616,502)

Minority Interest                               (510,348)      510,348
                                             ------------  ------------

Loss before Income Taxes                      (6,621,477)   (2,126,850)

PROVISIONS FOR INCOME TAXES                      (12,824)            0
                                             ------------  ------------

NET LOSS                                      (6,634,301)   (2,126,850)

Preferred Stock Dividend                      (1,248,331)   (1,083,025)
                                             ------------  ------------

NET LOSS AVAILABLE TO COMMON
   STOCKHOLDERS                              $(7,882,632)  $(3,209,875)
                                             ============  ============

NET LOSS PER SHARE AVAILABLE
   TO COMMON STOCKHOLDERS:
      BASIC AND DILUTED                      $     (0.92)  $     (0.47)
                                             ============  ============

WEIGHTED AVERAGE SHARES OUTSTANDING
      BASIC AND DILUTED                        8,607,614     6,844,172
                                             ============  ============


                                                AMERICAN LEISURE HOLDINGS, INC.

                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                            YEARS ENDED DECEMBER 31, 2004 AND 2003 (Restated)


                                                Preferred Stock          Capital Stock        Additional    Retained      Total
                                                ---------------          -------------         Paid-in     Earnings/   Stockholders
                                              Shares       Amount       Shares     Amount      Capital     (Deficit)      Equity
                                           -----------  ------------  ---------  ----------  -----------  ------------  -----------
 Balance-December 31, 2002                     882,500  $      8,825  6,524,983  $    6,525  $ 6,329,975  $ (1,202,613)  $5,142,712


 Issuance of shares for equipment                    -             -    114,000         114      130,986             -     131,100

 Issuance of shares for 50.83 % of
  Hickory Travel Systems, Inc.                       -             -    850,000         850      296,650             -     297,500

Accrual of preferred stock dividend                  -             -          -           -    1,083,025   (1,083,025)           -

Net loss                                             -             -          -           -            -    (2,126,850) (2,126,850)
                                           -----------  ------------  ---------  ----------  -----------  ------------  -----------

 Balance-December 31, 2003                     882,500         8,825  7,488,983       7,489    7,840,636    (4,412,488)  3,444,462

Issuance of common stock
  to acquire senior debt of Around the
  World Travel, Inc.                                                    340,000         340      169,660                   170,000

Issuance of common stock for
  debt issue costs                                                      600,000         600      329,400                   330,000

Issuance of common stock for
  debt issue costs                                                    1,450,000       1,450    2,022,200                 2,023,650

Issuance of warrants in connection
  with debt                                                                                      244,348                   244,348

Reclassification of Series C
  preferred stock                               27,189           272                           2,718,628                 2,718,900

Issuance of Series E preferred stock in
  Exchange for preferred stock of
  Around the World Travel, Inc.                 24,101            24                           2,410,076                 2,410,100

Issuance of common stock for services                                    98,991          99      120,456                   120,555

Issuance of Series B preferred stock
  for assets                                       325             3                              62,637                    62,640

Issuance of Series A preferred stock
  for debt to an affiliated entity             120,000         1,200                           1,198,800                 1,200,000

Issuance of Series F preferred stock
  in connection with the acquisition
  of certain assets and assumption
  of certain liabilities of Around the
  World Travel, Inc.                             1,936            19                             193,629                   193,648

Accrual of preferred stock dividend                  -             -          -           -    1,248,331   (1,248,331)           -

Net loss                                                                                                   (6,634,301)  (6,634,301)
                                           -----------  ------------  ---------  ----------  -----------  ------------  -----------
                                             1,056,051  $     10,323  9,977,974  $    9,978  $18,558,802  $(12,295,121)  $6,284,002
                                           ===========  ============  =========  ==========  ===========  ============  ===========


                               AMERICAN LEISURE HOLDINGS, INC.

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                      Year           Year
                                                                      Ended          Ended
                                                                   December 31,   December 31,
                                                                      2004           2003
                                                                  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                     $ (6,634,301)  $(2,126,850)
     Adjustments to reconcile net loss to net cash used
          in operating activities:
             Depreciation and amortization                             936,874       716,175
             Impairment loss (AWT)                                   3,685,278             -
             Bad Debt Expense                                           21,864
             Interest Expense                                          437,394
             Common stock issued for services                          150,555             -
             Profit on Sale of AVR stock                              (145,614)
             Minority interests                                       (510,348)      510,348
          Changes in assets and liabilities:
             Decrease in receivables                                  (382,125)     (926,124)
             Increase in prepaid and other assets                      362,516         8,060
             Increase in prepaid commissions                        (8,355,410)            -
             Increase in deposits                                   16,669,347
             Increase in accounts payable and accrued expense        2,872,777      (521,054)
                                                                  -------------  ------------

             Net cash provided by (used in) operating activities     9,108,807    (2,339,445)
                                                                  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Security deposits and other                                             -       (18,500)
     Acquisition of AWT Assets                                         767,291       196,444
     Acquisition of fixed assets                                    (3,511,881)   (1,211,027)
     Advances to AWT                                                (4,789,463)            -
     Sale of AVR stock                                                 800,000             -
     Capitalization of real estate carrying costs                   (8,124,587)   (3,248,984)
                                                                  -------------  ------------

             Net cash used in investing activities                 (14,858,640)   (4,282,067)
                                                                  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of advances                                             (757,571)            -
     Proceeds from debt                                              8,860,943             -
     Payment of debt                                                  (316,218)            -
     Proceeds from notes payable                                             -     6,116,670
     Proceeds from notes payable - related parties                     312,377     1,028,344
     Payments to related parties                                      (818,508)            -
     Proceeds from shareholder advances                                      -       160,851
                                                                  -------------  ------------

             Net cash provided by financing activities               7,281,023     7,305,865
                                                                  -------------  ------------

             Net decrease in cash                                    1,531,190       684,353

CASH AT BEGINNING PERIOD                                               734,852        50,499
                                                                  -------------  ------------

CASH AT END OF PERIOD                                             $  2,266,042   $   734,852
                                                                  =============  ============

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid for interest                                       $  1,052,308   $   571,500
                                                                  =============  ============
     Cash paid for income taxes                                   $          -   $         -
                                                                  =============  ============

NON-CASH TRANSACTIONS:
     Issuance of Series B preferred stock for assets              $   4,209,749  $ 2,850,000
                                                                  =============  ============
     Issuance of Series E preferred stock for investment
       in debt and equity securities                              $   2,410,100  $         -
                                                                  =============  ============
     Stock issued in connection with acquisition                  $          -   $   297,500
                                                                  =============  ============
     Exchange of 1913 Mercedes-Benz for debt to an
       affiliated entity                                          $    500,000   $         -
                                                                  =============  ============
     Issuance of warrants to acquire common stock for
       debt issuance costs                                        $  2,597,998   $         -
                                                                  =============  ============
     Issuance of Series A preferred stock for debt to an
       affiliated entity                                          $  1,200,000   $         -
                                                                  =============  ============

                AMERICAN LEISURE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

     American Leisure Holdings, Inc. ("American Leisure" or "the Company"), a Nevada corporation, was incorporated in May 2002. On June 14, 2002, Freewillpc.com, Inc., a Nevada corporation, acquired American Leisure Holdings, Inc., a Nevada corporation ("American Leisure") in exchange for the issuance of 880,000 shares of Series A preferred stock and 4,893,974 shares of common stock, and changed its name to American Leisure Holdings, Inc. This transaction was treated as an acquisition of Freewill and a recapitalization of American Leisure.

     On October 1, 2003, American Leisure acquired controlling interest in Hickory Travel Systems, Inc. ("HTS"). American Leisure has consolidated HTS and is included in its Statement of Operations and the Statement of Cash Flows the activities of HTS for the calendar year 2004 and the period October 1, 2003 through December 31, 2003.

     On December 31, 2004, American Leisure Equities Corporation (the "Purchaser") a wholly-owned subsidiary of American Leisure, entered into an Asset Purchase Agreement (hereinafter, referred to as "APA") with Around The World Travel, Inc. (the "Seller"), pursuant to which the Seller agreed to sell substantially all of its assets to the Purchaser. Under the terms of the APA, the Seller conveyed to the Purchaser all of the assets necessary to operate the Business, including substantially all of the Seller's tangible and intangible assets and certain agreed liabilities. The assets and liabilities of the Purchaser have been included in the consolidated balance sheet at December 31, 2004. There are no operating results and net cash flow activity since the purchase occurred on December 31, 2004.

     The purchase price for the assets transferred under the APA was 17,500,000 based upon an independent appraisal. The parties agreed that the purchase price will be an amount equal to the fair value of the Business (calculated on a going concern basis), plus $1,500,000, but in no event more than $29,000,000. The fair value was determined to be $16,000,000 pursuant to a valuation from an unaffiliated investment-banking firm.

     American Leisure through its subsidiaries is involved in the development of vacation real estate and the supplying of products related to the travel and leisure business.

PRINCIPLES OF CONSOLIDATION

     In determining whether American Leisure has a direct or indirect controlling financial interest in affiliates, consideration is given to various factors, including common stock ownership, possession of securities convertible into common stock and the related conversion terms, voting rights, representation on the board of directors, rights or obligations to purchase additional ownership interests as well as the existence of contracts or agreements that provide control features. Generally, when American Leisure determines that its ownership, direct or indirect, exceeds fifty percent of the outstanding voting shares of an affiliate, American Leisure will consolidate the affiliate. Furthermore, when American Leisure determines that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights, American Leisure will consolidate the affiliate.

     For those affiliates that American Leisure does not have the ability to control the operating and financial policies thereof, the investments are accounted for under the equity or cost method, as appropriate. American Leisure applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." In determining whether American Leisure has the ability to exercise significant influence, consideration is given to various factors including the nature and significance of the investment, the capitalization structure of the investee, representation on the board of directors, voting rights, veto rights and other protective and participating rights held by investors and contractual arrangements.

     Additionally, American Leisure applies accounting principles generally accepted in the United States of America and interpretations when evaluating whether it should consolidate entities. Typically, if American Leisure does not retain both control of the assets transferred to the entities, as well as the risks and rewards of those assets, American Leisure will not consolidate such entities. In determining whether the securitization entity should be consolidated, American Leisure considers whether the entity is a qualifying special purpose entity, as defined by Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125."

     The consolidated financial statements include the accounts of American Leisure Holdings, Inc. and its subsidiaries owned and/or controlled by American Leisure as follows:

                        Company                                 Percentage
                        -------                                 ----------

   American Leisure Corporation, Inc. (ALC) and Subsidiaries     100.00%
   Florida Golf Group, Inc.(FGG)                                 100.00%
   American Leisure Equities Corporation                         100.00%
   American Leisure Homes, Inc. (ALH)                            100.00%
   I-Drive Limos, Inc. (ID)                                      100.00%
   Orlando Holidays, Inc. (OH)                                   100.00%
   Welcome to Orlando, Inc. (WTO)                                100.00%
   American Leisure, Inc. (ALI)                                  100.00%
   Pool Homes Managers, Inc. (PHM)                               100.00%
   Advantage Professional Management Group, Inc. (APMG)          100.00%
   Leisureshare International Ltd (LIL)                          100.00%
   Leisureshare International Espanola S.A. (LIESA)              100.00%
   American Travel & Marketing Group, Inc. (ATMG)                 81.00%
   American Leisure Marketing and Technology, Inc.               100.00%
   Tierra Del Sol Resort, Inc.                                    81.00%
   Hickory  Travel  Systems,  Inc.                                50.83%
   American Travel Club, Inc.                                    100.00%
   American Access Telecommunications Corporation                100.00%
   American Switching Technologies, Inc.                         100.00%
   Affinity Travel Club, Inc.                                    100.00%
   AAH Kissimmee LLC                                             100.00%
   Club Turistico Latinoamericano, Inc.                          100.00%
   Affinity Travel, Inc.                                         100.00%
   Pool Homes, Inc.                                              100.00%
   American Sterling Corp.                                        81.00%
   American Sterling Motorcoaches, Inc.                           81.00%
   Caribbean Leisure Marketing, Ltd.                              81.00%
   Comtech Fibernet, Inc.                                         81.00%
   Caribbean Media Group, Ltd                                     39.69%

     No amounts for minority interests, except for Hickory Travel Systems, Inc., were reflected in the consolidated statement of operations since there were losses applicable to those subsidiaries.

     All significant inter-company accounts and transactions have been eliminated in the consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of American Leisure Holdings, Inc. (American Leisure) is presented to assist in understanding American Leisure's financial statements. The financial statements and notes are representations of American Leisure's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF RISK

     American Leisure places its cash and temporary cash investments with established financial institutions. At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks.

     In the normal course of business, the Company extends unsecured credit to the majority of its customers. Management periodically reviews its outstanding accounts receivable and establishes an allowance for doubtful accounts based on historical collection trends and other criteria.

LONG-LIVED ASSETS

     Long-lived assets are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, which is between three to seven years.

     Where an impairment of a property's value is determined to be other than temporary, an allowance for the estimated potential loss is established to record the property at its net realizable value.

     When items of land, building or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. The Company does not have any long-lived tangible assets that are considered to be impaired as of December 31, 2004.

INTANGIBLES WITH FINITE LIVES

     In June 2001, the Financial Accounting Standards Board issued "Statement of Financial Accounting Standards, ("FAS") No. 142 "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. FAS No. 142 addressed the recognition and measurement of intangible assets acquired individually or with a group of other assets and the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. Under these rules, goodwill and intangible assets with indefinite lives are no longer amortized, but are subject to annual or more frequent impairment testing. Other intangible assets deemed to have a finite life continue to be amortized over their useful lives. The Company adopted the new rules on accounting for goodwill and other intangible assets as of January 1, 2002.

The Company amortizes the following intangible assets with finite lives using straight-line method.

     Trademarks               20 Years
     Customer List             5 Years

     These intangible assets with finite lives are reviewed for potential impairment whenever events or circumstances indicate that their carrying amounts may not be recoverable. During 2004 management determined that no impairment adjustment related to these intangibles was necessary.

INCOME TAXES

     American Leisure accounts for income taxes using the asset and liability method. The differences between the financial statement and tax basis of assets and liabilities are determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts.

GOODWILL

     American Leisure adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets". This statement requires that goodwill and intangible assets deemed to have indefinite lives not be amortized, but rather be tested for impairment on an annual basis. Finite-lived intangible assets are required to be amortized over their useful lives and are subject to impairment evaluation under the provisions of SFAS No. 144. The intangible assets relate to 1) the acquisition goodwill for the controlling interest of HTS, and 2) the net assets purchased from Around The World Travel, Inc. pursuant to the Asset Purchase Agreement between Around The World Travel, Inc. and American Leisure Equities Corporation.

CASH

     American Leisure considers (if and when they have any) all highly liquid investments with maturities of three months or less to be cash equivalents.

SHARES FOR SERVICES AND OTHER ASSETS

     American Leisure accounts for non-cash stock-based compensation issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, issued by the Financial Accounting Standards Board and EITF No. 96-18, Accounting for Equity (deficit) Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Under APB No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of American Leisure's stock and the amount an employee must pay to acquire the stock. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Accordingly, no compensation expense has been recognized for grants of options to employees with the exercise prices at or above market price of the Company's common stock on the measurement dates.

     Had compensation expense been determined based on the estimated fair value at the measurement dates of awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's December 31, 2004 and 2003, net loss would have been changed to the pro forma amounts indicated below.


                                                    December 31,  December 31,
                                                        2004          2003
                                                    ------------  ------------
Net loss:
  As reported                                        (6,634,301)  $(2,126,850)
  Stock based compensation under fair value method     (671,560)            -
  Pro forma                                         $(7,305,861)  $(2,126,850)

Net income (loss) per share - basic and diluted:
  As reported                                       $     (0.77)  $     (0.31)
  Stock based compensation under fair value method        (0.08)        (0.00)
  Pro forma                                         $     (0.85)  $     (0.31)
                                                    ------------  ------------

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate of 3.5%; volatility of 161% for 2004 and 2003 with no assumed dividend yield; and expected lives of five years.

REVENUE RECOGNITION

     American Leisure recognizes revenues on the accrual method of accounting. For the sales of units on the Orlando property, revenues will be recognized upon the close of escrow for the sales of its real estate. Operating revenues earned will be recognized upon the completion of the earning process.

     Revenues from American Leisure's call center are recognized upon the completion of the earning process from the completion of the travel of the customer, the trip to the properties for the potential purchase, or the appropriate event based on the agreement with American Leisure's client as to the ability to be paid for the service.

     Revenues from Hickory Travel Systems, Inc. are recognized as earned, which is primarily at the time of delivery of the related service, publication or promotional material. Costs associated with the current period are expensed as incurred; those costs associated with future periods are deferred.

     One of American Leisure's principal sources of revenue is associated with access to the travel portal that provides a database of discounted travel services. Annual renewals occur at various times during the year. Costs related to site changes are incurred in the months prior to annual billing renewals. Customers are charged additional fees for hard copies of the site access information. Occasionally these items are printed and shipped at a later date, at which time both revenue and expenses are recognized.

LOSS PER SHARE

     American Leisure is required to provide basic and dilutive earnings (loss) per common share information.

     The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

     Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

     For the period ended December 31, 2004, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (the "Statement"). The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on our consolidated financial statements.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46") Consolidation of Variable Interest Entities, which addresses the consolidation of variable interest entities ("VIEs") by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise that has the majority of the risks or rewards associated with the VIE. In December 2003, the FASB issued a revision to FIN 46, Interpretation No. 46R ("FIN 46R"), to clarify some of the provisions of FIN 46, and to defer certain entities from adopting until the end of the first interim or annual reporting period ending after March 15, 2004. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. We believe we have no arrangements that would require the application of FIN 46R. We have no material off-balance sheet arrangements.

     American Leisure adopted FASB Interpretation No. 46 and 46R, "Consolidation of Variable Interest Entities," effective December 31, 2002. Interpretation 46, as revised in December 2003, changes the accounting model for consolidation from one based on control through voting interests to one based on control through economic interests. Whether to consolidate an entity now considers whether that entity has sufficient equity at risk to enable it to operate without additional subordinated financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportional to the equity interest and substantially all of the entity's activities are conducted for an investor with few voting rights. This interpretation requires a Company to consolidate variable interest entities ("VIE"s") if the enterprise is a primary beneficiary of the VIE and the VIE possesses specific characteristics. It also requires additional disclosure for parties involved with VIE's. The adoption of this statement did not have a material impact on the American Leisure's consolidated results of operations or financial position because American Leisure does not invest or participate in any entities, which would be considered VIE's under Interpretation 46.

     The FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), Share-Based Payments. The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The adoption of this statement did not have a material impact on the American Leisure's consolidated results of operations or financial position because American Leisure has not incurred share-based payments.

RECLASSIFICATIONS

     Certain amounts in the December 31, 2003 financial statements have been reclassified to conform to the December 31, 2004 financial statement presentation.

NOTE   3 - FINANCIAL CONDITION AND GOING CONCERN

     American Leisure's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. American Leisure incurred a net loss of $6,634,301 during 2004 and has negative working capital of $18,848,205. These factors raise substantial doubt as to American Leisure's ability to obtain debt and/or equity financing and achieve profitable operations.

     American Leisure's management intends to raise additional operating funds through equity and/or debt offerings. However, there can be no assurance management will be successful in its endeavors. Ultimately, American Leisure will need to achieve profitable operations in order to continue as a going concern.

     The Company expects that with the proceeds from the sale of its' Davenport, Florida land, the cash received from the pre-sales of its' Orlando Resort units, and positive cash flows from its' travel and leisure business through the first five months of 2005, it will have adequate capital to maintain its operations until the construction and permanent financing is obtained on the Orlando Resort property.

     The Company may need additional financing to support these operations beyond the above expected and received cash flows and is currently preparing a Board approved SB-2 filing to be submitted to the SEC for approval by June 30, 2005.

     There are no assurances that American Leisure will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support American Leisure's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, American Leisure will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to American Leisure. If adequate working capital is not available, American Leisure may be required to curtail its operations.

NOTE  4  -  ACQUISITIONS

     On December 31, 2004, American Leisure Equities Corporation (the "Purchaser") a wholly-owned subsidiary of American Leisure, entered into an Asset Purchase Agreement (hereinafter referred to as "APA") with Around The World Travel, Inc. (the "Seller"), pursuant to which the Seller agreed to sell substantially all of its assets to the Purchaser. Under the terms of the APA, the Seller conveyed to the Purchaser all of the assets necessary to operate the Business, including substantially all of the Seller's tangible and intangible assets and certain agreed liabilities.

     The purchase price for the assets transferred under the APA is $17,500,000 or the fair value plus $1,500,000. The fair value was determined by an independent investment-banking firm.

     The Purchaser has paid the Seller through a combination of the assumption of certain liabilities of the Seller, and the reduction of certain amounts owed by the Seller to AMLH; and the issuance of Series F preferred shares. Pursuant to the terms of the APA, the Seller and the Purchaser have entered into a Management Agreement, under which the Seller will manage the Business on behalf of the Purchaser. The Seller and the Purchaser have also entered into a License Agreement, under which the Purchaser will grant the Seller a non-exclusive license to use certain trade names and related intellectual property in connection with the performance of its duties under the Management Agreement. The License Agreement will expire simultaneously with the Management Agreement.

The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the acquisition dates.

                                         Total
                                         =====
Current assets                       $ 1,850,109
  Property and equipment                 287,975
  Deposits                               276,481
  Trademark                            1,000,000
  Goodwill                            12,585,435
                                     -----------
    Total assets acquired             16,000,000


Notes Assumed                         11,040,320
Accounts Payable & Accrued Expenses    6,266,032
                                     -----------
  Total liabilities assumed           17,306,352

Series F Preferred Stock issued          193,648
                                     -----------
  Consideration                      $17,500,000


The following summarized the estimated Statement of Operations as if the acquisition had occurred as of January 1, 2004.

Proforma Combined Condensed Statement of Operations
For the Period of January 1, 2004 through December 31, 2004

Revenues                                   $26,629,000
Depreciation & Amortization Expense        $ 1,411,000
General & Administrative Expenses          $31,788,000
                                           -----------
Net Loss from Operations                   $ 6,570,000


NOTE 5 - PROPERTY AND EQUIPMENT, NET

At December 31, 2004, property and equipment consisted of the following:


                                                      Useful
                                                       Lives    Amount
Computer equipment                                      3-5  $  576,783
                                                             ----------
Furniture & fixtures                                    5-7      60,374
Automobiles                                               5      63,230
Telecommunications equipment                              7   6,782,110
                                                             ----------
                                                              7,482,497
Less: accumulated depreciation and amortization               1,393,997
                                                             ----------
                                                             $6,088,500
                                                             ==========

Depreciation expense was $936,874 and $716,175 for 2004 and 2003, respectively.

NOTE 6 - LAND HELD FOR FUTURE DEVELOPMENT

     American Leisure is planning to construct a 972-unit resort in Orlando, Florida on 122 of its 163 acres of undeveloped land. Development is scheduled to commence in the summer of 2005. Presales commenced in February 2004.

     American Leisure owned 13.67 acres of commercial property in Polk County Florida at the corner of U.S. Hwy. 27 and Sand Mine Road. In late 2003, American Leisure received a letter of intent for the sale of the property and closed on the sale March 8, 2005. American Leisure recorded an impairment charge of $100,000 to record the property at its anticipated selling price for the year ended December 31, 2002. No impairment was recorded at December 31, 2003 based on an independent appraisal. The Company sold the property for a sales price of $4,020,000, plus the reimbursement of expenses in the amount of $157,219.

NOTE 7 - OTHER ASSETS

Other assets include the following at December 31, 2004 and 2003:

                                 2004          2003
Advances - Caribbean Leisure  $         -  $  791,108
                              -----------  ----------
Deposits and other                505,811      98,953
1913 Mercedes-Benz                      -     500,000
Deferred financing costs        2,131,763      51,669
                              -----------  ----------
                              $ 2,637,574  $1,441,730
                              ===========  ==========

NOTE 8 - INVESTMENT - 41.25% OF AMERICAN VACATION RESORTS, INC.

     In November 2003 the Company and Mr. & Mrs. Wright entered into an agreement with a Mr. Frederick Pauzar to sell their ownership interests in the stock of American Vacation Resorts Inc. ("AVR") for $1,500,000. In April 2004 the sale was completed by the transfer of the ownership from Mr. Pauzar of a company AAH Kissimmee LLC. which owned 17 Condo's in Kissimmee, Florida. Upon the completion of the sale to Mr. Pauzar, the Company held 4 units in trust for account of Mrs. Wright, 4 units in trust for the account of Mr. Wright and 9 units in trust for the account of Arvimex in return for a reduction of $800,000 of debt due to Arvimex. The company made a profit of $145,614 upon the sale of its share of the stock in AVR to Mr. Pauzar. The Company will receive no additional benefit from the sale or management of these units.

NOTE 9 - 1913 MERCEDES BENZ

     I-Drive Limos is a wholly owned subsidiary of ALI as of December 31, 2003. I-Drive Limos sole asset, acquired in December 1998, was an antique motor vehicle, a 1913 Mercedes Benz. The asset was a one of a kind vehicle and was shown at its cost of $500,000. The vehicle was originally purchased at auction in May of 1990 for $434,732 and subsequently restored increasing its total cost to $500,000. Antique Mercedes-Benz vehicles sold in the last seven years range widely in price, from $1,700,000 to $22,500 for a 1928 Brevette and for a 1938 Sedan, respectively. Most of the antique Mercedes-Benz sold are dated from the 1930s are sold for approximately $200,000. The car was insured for $500,000. Per FASB 93, paragraph 6 ("Consistent with the accepted practice for land used as a building site, depreciation need not be recognized on individual works or art of historical treasures whose economic benefit or service potential is used up so slowly that their estimated useful lives are extraordinarily long") no depreciation expense is assessed.

     This asset was exchanged for a payable to Xpress, Ltd, a related party, for $500,000 owed to it under a sales and marketing contract for the sales of its Orlando property units.

NOTE 10 - LONG-TERM DEBT AND NOTE PAYABLE

Below is a summary of Long-term debt and notes payable as of December 31, 2004 and 2003:

                                                                 Maturity   Interest
                                              Collateral            Date      rate       2004         2003
                                         ---------------------  ------------  -----  ------------  -----------
                                         Assets of the
                                         Company and
Note Payable,                            Personal
Bank                                     Guarantees                    8/04   8.75%  $     1,454   $   101,253

Note Payable,
  Lending                                Personal
  Institution                            Guarantees                 3/31/04      8%      250,000       250,000

Note Payable,
  Lending
  Institution                            Company Assets               11/04     12%        9,528        44,415

                                         Assets of the
Note Payable,                            Company and
  Lending                                Personal
  Institution                            Guarantees                   11/04      4%      375,900       375,900

Equipment,
  Third Party
  Entities                               Equipment                  3/31/05     18%       28,097        57,148

                                         1st lien on 163
Financial                                acres of
  Institution                            undeveloped land            4/1/05     12%    6,000,000     6,000,000

                                         1st lien on 13.5
                                         acres commercial
Individual                               property                  10/11/04     16%    1,300,000     1,300,000

                                         Lien on property,
Financial                                assets and stock of
  Institution                            the company             12/18/2008      6%    6,140,964     2,976,457

Note payable,
  Third Party                            Lien on assets             2/23/09      5%    5,000,000             -

                                         Secured by
                                         common stock of
Note payable,                            Around the World
  Third Party                            Travel, Inc.              4/1/2011      4%    1,698,340             -

                                         Lien on property,
Financial                                assets and stock of
  Institution                            the company                4/22/07      8%    4,000,000             -

                                         Lien on property,
Financial                                assets and stock of
  Institution                            the company                9/1/2005     8%    1,250,000             -

                                         Lien on property,
Financial                                assets and stock of
  Institution                            the company                4/22/07      6%      255,000             -

Auto Loan                                Vehicle                    3/10/09   9.39%       38,955             -

                                         3rd lien on 163
                                         acres of
Individual                               undeveloped land           3/31/05     12%    1,862,250     1,862,250
                                                                                     ------------  -----------
                                                                                      28,210,488    12,967,423
Less: current portion of long-term debt                                               (9,605,235)   (5,048,025)
                                                                                     ------------  -----------
Long-term debt                                                                       $18,605,253   $ 7,919,398
                                                                                     ============  ===========


Principal repayments for the next years are as follows:

                   Amount
             -----------------
2005          $      9,605,235
2006                         -
2007                 5,505,000
2008                 6,000,000
2009                 5,000,000
Thereafter           2,100,253
             -----------------
              $     28,210,488
             =================

NOTE 11 - NOTES PAYABLE - RELATED PARTIES


                                 Maturity Interest
                  Collateral      Date      rate      2004         2003
               ----------------  ------    -----  ----------  ------------
Related Party  Unsecured         Demand    12%  $  140,042  $   193,815

Related Party  Unsecured         Demand    12%     659,000      484,000

Related Party  Unsecured         Demand    12%     180,000      180,000

Related Party  Unsecured         Demand    12%      20,000       20,000

Related Party  Unsecured         Demand    12%     531,232      741,760

Affiliated     2nd lien on
entity         13.5 acres        5/1/07  4.75%           -            -

               3rd lien on
               163 acres of
Shareholder    undeveloped land  5/1/05    12%           -            -

               3rd lien on
               163 acres of
Shareholder    undeveloped land  5/1/05    12%     380,353      797,185
                                                ----------  ------------

                                                 1,910,629    2,416,760
                                                         -   (1,619,575)
                                                ----------  ------------
                                                $1,910,629  $   797,185
                                                ==========  ============


Principal repayments for next years are as follows:

                 Amount
2005          $1,910,629
              ==========

NOTE 12 - SHAREHOLDER ADVANCES

     American Leisure has shareholder advances totaling $273,312 that bear interest at 12%. The advances are unsecured and are due upon demand.

NOTE 13 - STOCKHOLDERS EQUITY AND MANDATORILY REDEEMABLE PREFERRED STOCK

Common Stock and Mandatory Redeemable Preferred Stock

     In March, 2003, American Leisure issued 27,189 Mandatory Redeemable Series C preferred stock and 114,000 shares of common stock for telecommunications equipment valued at $2,850,000.

     In October 2003, American Liesure issued 850,000 shares of restricted Common Stock in connection with the acquisition of 50.83% of Hickory travel Systems, Inc.

     In March 2004, we issued 340,000 shares of restricted Common Stock in connection with the acquisition of the Senior Debt of Traveleaders.

     In June 2004, 600,000 warrants were exercised by holders at par value of $.001 per share.

     In August 2004, 1,350,000 warrants were exercised by holders at par value of $.001 per share.

     In April 2004, 24,101 shares of the Company's Series "E" Preferred Stock were issued for the acquisition of the controlling interest in the Preferred
Stock  of  Around  the  World  Travel.

     In  2004,  98,991  shares  were  issued  for  services  at $1.50 per share.

     In November 2004, 325 shares of the Company's Series "B" Preferred Stock were issued for $32,460 of telecommunications equipment.

     In December 2004, 120,000 shares of the Company's Series "A" Preferred Stock were issued for $1,200,000 of payables to a related party for the sales and marketing agreement of the Orlando property.

Preferred Stock

American Leisure is authorized to issue up to 10,000,000 shares in aggregate of preferred stock:

                                                   Annual
           Total Series    Stated                Dividends     Conversion
            Authorized      Value      Voting     per Share        Rate
Series A    1,000,000     $ 10.00       Yes         $1.20        10 to 1
Series B      100,000      100.00       Yes         12.00        20 to 1
Series C       28,000      100.00       Yes          4.00        20 to 1
Series E       50,000      100.00       Yes          4.00      6.66 to 1
Series F      150,000      100.00       Yes          1.00        2  to 1


     Series A have voting rights equal to 10 common shares to 1 Series A preferred share.

     Series A are redeemable at the American Leisure's option after 10 years if not converted by the holder. The conversion period is 10 years from the date of issue.

     Conversion is at 10 for 1 or if the market price is below $1.00 then the average daily market price for the 10 consecutive trading days prior to conversion.

     Dividends are payable if funds are available. Accrued but unpaid dividends do not pay interest.

     Series B have voting rights equal to 20 common shares to 1 Series B preferred share.

     Series B are redeemable at the American Leisure's option after 5 years if not converted by the holder. The conversion period is 5 years from the date of issue.

     Conversion is not less than 20 for 1 nor more than 12.5 for 1 based on the market price.

     Dividends are payable if funds are available. Accrued but unpaid dividends do not pay interest.

     Series C are redeemable after 5 years if not converted by the holder. The conversion period expires 5 years from the date of issue.

     Conversion is not less than 20 for 1 nor more than 12.5 for 1 based on the market price.

     Dividends are payable if funds are available. Accrued but unpaid dividends do not pay interest

Warrants

     In March 2004, the Company issued warrants to Bill Chiles, a director of the Company, to purchase 168,672 shares of the Company's common stock at an exercise price of $2.96 per share of common stock. Also, in March 2004, the Company issued warrants to Malcolm Wright, a director of the Company and the Company's Chief Executive Officer and Chief Financial Officer, to purchase 347,860 shares of the Company's common stock at an exercise price of $1.02 per share of common stock. The Company issued the warrants to Messrs. Chiles and Wright as consideration for their personal guarantees of the Company's debt and pledges of their shares of the Company's stock to Stanford as part of the security for the financing that Stanford provided to the Company. In addition, Mr. Wright has personally guaranteed the Company's indebtedness of $6,000,000 to Stanford. The Company is under a continued obligation to issue warrants at $1.02 to Messrs Chiles and Wright for guarantees they may be required to give on the Company's behalf going forward.

     During its years ended December 31, 2004 and 2003, the Company accrued $1,248,331 and $1,083,025 of dividends, respectively, which are included in the carrying value of the preferred stock in the accompanying consolidated balance sheet.

NOTE 14 - INCOME TAXES

     Deferred taxes are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

The components of deferred income tax assets (liabilities) at December 31, 2004 and 2003, were as follows:

                                        2004           2003
Net operating loss carryforwards    $ 2,200,000     $ 661,000
Valuation allowance                  (2,200,000)     (661,000)
                                   ------------     ----------
Net deferred tax assets             $         -     $       -
                                   ============     ==========

     At December 31, 2004, American Leisure had a net operating loss carryforward for Federal income tax purposes totaling approximately $6,500,000 which, if not utilized, will expire in the year 2024.

     At December 31, 2003, American Leisure had a net operating loss carryforward for federal income tax purposes totaling approximately $2,556,000 which, if not utilized, will expire in the year 2023.

     In June 2002, American Leisure had a change in ownership, as defined by Internal Revenue Code Section 382, which has resulted in American Leisure's net operating loss carryforward being subject to certain utilization limitations in the future.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

     American Leisure had leased office space located in Tamarac, Florida Through November 2007. The monthly base rental payment was $17,708. In June of 2004, the Company was able to terminate the lease.

     American Leisure leases office facilities and reservation service center equipment under non-cancelable operating lease agreements for a monthly base rent of $14,838 through April 2008, and the reservation service center equipment leases call for a monthly base rent of $6,461 through December 2005. Future minimum rental payments are as follows:


December 31,
2005                             255,588
2006                             178,056
2007                             178,056
2008                              59,352
                                 -------
                                 671,052
                                ========

     Rent expense totaled $382,316 and $293,728 for 2004 and 2003, respectively.

Employment Agreements

     The Company has various employment agreements with select members of their management. These agreements provide for a base salary plus bonuses of up to 19% of the profits of each subsidiary company based upon the Company's operating earnings as defined in each agreement. These are currently verbal agreements and will be documented in the near future.

LITIGATION

     In the ordinary course of its business, the Company may from time to time become subject to claims or proceedings relating to the purchase, subdivision, sale and/or financing of its real estate or its operations. The Company believes that substantially all of the above are incidental to its business.

     We are a party in an action that was filed in Orange County, Florida and styled as Rock Investment Trust, P.L.C. and RIT, L.L.C. vs. Malcolm J. Wright, American Vacation Resorts, Inc., American Leisure, Inc., Inversora Tetuan, S.A., Sunstone Golf Resort, Inc., and Sun Gate Resort Villas, Inc., Case No. CIO-01-4874, Ninth Judicial Circuit, Orange County, Florida. In June, 2001, after almost 2 years from receiving notice from Malcolm Wright that one Mr. Roger Smee, doing business under the names Rock Investment Trust, PLC (a British limited company) and RIT, LLC (a Florida limited liability company) (collectively, the Smee Entities) had defaulted under various agreements to loan or to joint venture or to fund investment into various real estate enterprises founded by Mr. Wright, the Smee Entities brought the Lawsuit against Mr. Wright, American Leisure, Inc. (ALI) and several other entities. The gravamen of the initial complaint is that the Smee Entities made financial advances to Wright with some expectation of participation in a Wright real estate enterprise. In general, the suit requests either a return of the Smee Entities alleged advances of $500,000 or an undefined ownership interest in one or more of the defendant entities. Mr. Wright, American Leisure, Inc., and Inversora Tetuan, S.A., have filed a counterclaim and cross complaint against the Smee Entities and Mr. Smee denying the claims and such damages in the amount of $10 million. If the court rules that Mr. Wright is liable under his guarantee of the American Leisure, Inc. obligation to Smee, it is believed that such a ruling would not directly affect American Leisure Holdings, Inc. The litigation is in the discovery phase and is not currently set for trial. We have been advised by our attorneys in this matter that Mr. Wrights position on the facts and the law is stronger than the positions asserted by the Smee Entities.

     In March 2004, Manuel Sanchez and Luis Vanegas as plaintiffs filed a lawsuit against American Leisure Holdings, Inc. American Access Corporation, Hickory Travel Systems, Inc. Malcolm J. Wright and L. William Chiles, et al., seeking a claim for securities fraud, violation of Florida Securities and Investor Protection Act, breach of their employment contracts, and claims for fraudulent inducement. All defendants have denied all claims and have a counterclaim against Manuel Sanchez and Luis Vanegas for damages. The litigation commenced in March 2004 and will shortly enter the discovery phase and is not currently set for trial. We believe that Manuel Sanchez and Luis Vanegas claims are without merit and the claims are not material to us. We intend to vigorously defend the lawsuit.

     In February 2003, we and Malcolm J. Wright were joined in a lawsuit captioned as Howard C. Warren v. Travelbyus, Inc., William Kerby, David Doerge, DCM/Funding III, LLC, and Balis, Lewittes and Coleman, Inc. in the Circuit Court of Cook County, Illinois, Law Division, which purported to state a claim against us as a joint venturer with the primary defendants. The plaintiff alleged damages in an amount of $5,557,195.70. On November 4, 2004, the plaintiff moved to voluntarily dismiss its claim against us. Pursuant to an order granting the voluntary dismissal, the plaintiff has one (1) year from the date of entry of such order to seek to reinstate its claims.

     On March 30, 2004, Malcolm Wright, was individually named as a third-party defendant in the Circuit Court of Cook County, Illinois, Chancery Division, under the caption: Cahnman v. Travelbyus, et al. On July 23, 2004, the primary plaintiffs filed a motion to amend their complaint to add direct claims against our subsidiary, American Leisure as well as Mr. Wright. On August 4, 2004, the plaintiffs withdrew that motion and have not asserted or threatened any direct claims against American Leisure, Mr. Wright or us.

     In early May 2004, Around The World Travel, Inc. substantially all of the assets of which we purchased, filed a lawsuit in the Miami-Dade Florida Circuit Court against Seamless Technologies, Inc. and e-TraveLeaders, Inc. alleging breach of contract and seeking relief that includes monetary damages and termination of the contracts. They were granted leave to intervene as plaintiffs in the original lawsuits against Seamless and e-TraveLeaders. On June 28, 2004, the above named defendants brought suit against Around The World Travel and American Leisure Holdings, Inc.in an action styled Seamless Technologies, Inc. et al. v. Keith St. Clair et al. This suit alleges that Around The World Travel has breached the contracts and also that American Leisure Holdings, Inc.and Around The World Travels Chief Executive Officer were complicit with certain officers and directors of Around The World Travel in securing ownership of certain assets for American Leisure Holdings, Inc.that were alleged to have been a business opportunity for Around The World Travel. This lawsuit involves allegations of fraud against Malcolm J. Wright. The lawsuit filed by Seamless has been abated and consolidated with the original lawsuit filed by Around The World Travel. In a related matter, Seamlesss attorneys brought another action entitled Peter Hairston v. Keith St. Clair et al. This suit mimics the misappropriation of business opportunity claim, but it is framed within a shareholder derivative action. The relief sought against American Leisure Holdings, Inc. includes monetary damages and litigation costs. We intend to vigorously support the original litigation filed against Seamless and defend the counterclaim and allegations against us.

     On May 4, 2005, Simon Hassine, along with members of his family, filed a lawsuit against us and Around The World Travel in the Circuit Court of Dade County, Florida, Civil Division, Case Number 05-09137CA. The plaintiffs are the former majority shareholders of Around The World Travel and former owners of the assets of TraveLeaders. The plaintiffs allege that that they have not been paid for i) a subordinated promissory note in the principal amount of $3,550,000 plus interest on such note which they allege was issued to them by Around The World Travel in connection with their sale of 88% of the common stock of Around The World Travel; and ii) subordinated undistributed retained earnings and accrued bonuses in an aggregate amount of $1,108,806 which they allege were due to them as part of the sale. The plaintiffs allege that the note was issued to them net of $450,000 of preferred stock of Around The World Travel that they further allege they never received. The plaintiffs also allege that in December 2004 they entered into a settlement agreement with the Company regarding these matters. The plaintiffs are pursuing a claim of breach of the alleged settlement agreement with damages in excess of $1,000,000, interest and costs as well as performance under the alleged settlement agreement or, in the alternative, a declaratory judgment that the promissory note, undistributed retained earnings and accrued bonuses are not subordinated to the Galileo Debt and full payment of the promissory note, undistributed retained earnings and accrued bonuses plus prejudgment interest, stated interest on the note, costs and reasonable attorneys fees. The plaintiffs are also pursuing a claim for breach of contract regarding the preferred stock of Around The World Travel and seeking $450,000 plus interest, costs and reasonable attorneys fees. The plaintiffs are also pursuing claims of fraudulent transfer regarding our acquisition of interests in the debt and equity of Around The World Travel and seeking unspecified amounts. We intend to vigorously defend the lawsuit. We have authorized our counsel to file various motions including a motion to dismiss the complaint in its entirety as against us and Malcolm J. Wright due to the failure by the plaintiffs to comply with a provision in the underlying document that grants exclusive jurisdiction to the courts located in Cook County, Illinois.

We are not aware of any proceeding to which any of our directors, officers, affiliates or security holders are a party adverse to us or have a material interest adverse to us.

NOTE 16 - EMPLOYEE BENEFITS

     The Company's subsidiary, HTS, maintains a qualified 401(k) profit sharing plan covering substantially all of its full time employees who have completed ninety days of service. Eligible employees may voluntarily contribute a percentage of their compensation up to established limits imposed by the Internal Revenue Service. At the discretion of the Board of Directors, the Company may make a matching contribution equal to a percentage of each employee's contribution. There were no matching contributions made for the year ended December 31, 2004.

NOTE 17 - SELF-INSURED HEALTH INSURANCE

     The Company's subsidiary, HTS, is partially self-insured for benefits provided under an employee health insurance plan through Great West Life Insurance Company. Benefits include medical, prescription drug, dental and group term life insurance. The plan provides for self-insurance up to $25,000 per employee per year. Accordingly, there exists a contingent liability for unprocessed claims in excess of those reflected in the accompanying consolidated financial statements.

NOTE 18 - OPERATING SEGMENTS

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". At December 31, 2003, the Company's three business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into three reportable segments.

     As noted in Note 6, American Leisure is planning to construct a 971-unit resort in Orlando, Florida on 122 of its 163 acres of undeveloped land. Development is scheduled to commence in the summer of 2005. Presales commenced in February 2004.

     American Leisure's operates a call center and revenues are recognized upon the completion of the earning process from the completion of the travel of the customer, the trip to the properties for the potential purchase, or the appropriate event based on the agreement with American Leisure's client as to the ability to be paid for the service.

     Hickory  Travel  Systems,  Inc.  ("HTS")  provides travel related services.

For  the  year  ending  December  31,  2004:


In (000's)             Am. Leisure     Call Center        HTS      Other      Elim.       Consol.
                       -----------     -----------     -------    -------   ---------   ---------
Revenue                $         -     $       200   $   6,046   $      -   $       -   $  3,328
Segment income (loss)  $    (1,455)    $      (264)  $    (938)  $ (1,168)  $       -   $ (2,127)
Total Assets           $    16,751     $       264   $   3,347   $      -   $  (3,309)  $ 25,376
Capital expenditures   $     3,354     $       283   $      30   $      -   $       -   $  4,460
Depreciation           $       716     $       190   $       4   $      -   $       -   $    644

For  the  year  ending  December  31,  2003:


In (000's)             Am. Leisure     Call Center        HTS      Other      Elim.       Consol.
                       -----------     -----------     -------    -------   ---------   ---------
Revenue                $         -     $       496     $ 2,832    $     -   $       -   $  3,328
Segment income (loss)  $    (1,455)    $        12     $   484    $(1,168)  $       -   $ (2,127)
Total Assets           $    16,751     $     7,542     $ 4,392    $     -   $  (3,309)  $ 25,376
Capital expenditures   $     3,249     $     1,181     $    30    $     -   $       -   $  4,460
Depreciation           $         2     $       638     $     4    $     -   $       -   $    644

     The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Note 19 - RELATED PARTY TRANSACTIONS

     We accrue salaries payable to our Chief Executive Officer, President and Chief Financial Officer, Malcolm J. Wright. As of December 31, 2004, the aggregate amount of unpaid salaries payable to Mr. Wright was $1,000,000. The Company accrues interest at a rate of 12% compounded annually on the salaries payable to Mr. Wright. As of December 31, 2004, the aggregate amount of interest accrued on salaries payable to Mr. Wright was $105,000.

     In May 2004, we began accruing $100,000 per year as salaries payable to L. William Chiles, the President of Hickory, for his services. Mr. Chiles also receives paid compensation for his services from Hickory. As of December 31, 2004, the aggregate amount of salaries payable to Mr. Chiles was $66,400. The Company does not accrue interest on the salaries payable to Mr. Chiles.

     We pay or accrue directors' fees to each of our directors in an amount of $18,000 per year for their services as directors. During the last two fiscal years the Company paid an aggregate of $66,000 to directors and accrued an aggregate of $114,000.

     The Company entered into an agreement with Mr. Wright and Mr. Chiles whereby the Company agreed to indemnify Mr. Wright and Mr. Chiles against all losses, costs or expenses relating to the incursion of or the collection of the Company's indebtedness against Mr. Wright or Mr. Chiles or their collateral. This indemnity extends to the cost of legal defense or other such reasonably incurred expenses charged to or assessed against Mr. Wright or Mr. Chiles. In the event that Mr. Wright or Mr. Chiles make a personal guarantee for the Company's benefit in conjunction with any third-party financing, and Mr. Wright or Mr. Chiles elect to provide such guarantee, then Mr. Wright and/or Mr. Chiles shall earn a fee for such guarantee equal to three per cent (3%) of the total original indebtedness and two per cent (2%) of any collateral posted as security. This fee is to be paid by the issuance of warrants to purchase the Company's common stock at a fixed strike price of $1.02 per share, when the debt is incurred. Mr. Wright personally guaranteed (the "Guarantees") the Company's $6,000,000 Credit Facility from Stanford. In addition, Mr. Wright pledged to Stanford 845,733 shares of the Company's common stock held by Mr. Wright. L. William Chiles had personally guaranteed $2,000,000 of the $6,000,000 Credit Facility and pledged to Stanford 850,000 shares of the Company's common stock held by Mr. Chiles. Stanford released Mr. Chiles from the personal guarantee and released his common stock from the pledge when the Company closed the $6,000,000 Credit Facility. In March 2004, the Company authorized the issuance of warrants to Mr. Wright and Mr. Chiles to purchase 347,860 shares and 168,672 shares, respectively, of our common stock at an exercise price of $2.96 per share, which was subsequently reduced to $1.02 per share of common stock.

     The Company has generally agreed to provide the executive officers of each of its subsidiaries a bonus of up to 19% of the profits, if any, of the subsidiary in which they serve as our executive officers. The bonus will be paid for the five-year period beginning on the date that the Company enters into such an agreement with the subsidiary. Pursuant to this general agreement, Malcolm J. Wright is entitled to receive up to 19% of the profits of Leisureshare International Ltd, Leisureshare International Espanola SA, TDSR, American Leisure Homes, Inc., Advantage Professional Management Group, Inc., and American Leisure Hospitality Group Inc. and any new company formed for the development and sale of vacation homes, hospitality management, and vacation ownership . L. William Chiles is entitled to receive 19% of the profits of Hickory up to a maximum payment of $2,700,000. Although Mr. Chiles' bonus is limited, it is not subject to the buy-out by the Company as discussed below as it will cease as soon as the $2,700,000 amount has been paid to him . The executive officers of other the Company's other subsidiaries are entitled to share a bonus of up to 19% of the profits of the subsidiary in which they serve as our executive officers. The Company has the right to buy-out of these agreements after a period of five years by issuing such number of shares of its common stock equal to the product of 10% of the average after-tax profits for the five-year period multiplied by one-third (1/3) of the P/E ratio of the Company's common stock at the time of the buyout divided by the greater of the market price of the Company's common stock or $5.0. The Company has not paid or accrued any bonus as of the filing of this report.

     Malcolm J. Wright is the President and 81% majority shareholder of American Leisure Real Estate Group, Inc. (ALRG). On November 3, 2003 TDSR, entered into an exclusive development agreement with ALRG to provide development services for the development of the Sonesta Orlando Resort. Pursuant to this development agreement, ALRG is responsible for all development logistics and TDSR is obligated to reimburse ALRG for all of ALRG's costs and to pay ALRG a development fee in the amount of 4% of the total costs of the project paid by ALRG. During the fiscal year ended December 31, 2004, ALRG administered operations and paid bills in the amount of $3,543,784 and received a fee of 4% (or approximately $141,751) under the development agreement.

     Malcolm J. Wright and members of his family are the majority shareholders of Xpress. On November 3, 2003, TDSR entered into an exclusive sales and marketing agreement with Xpress to sell the units being developed by TDSR. This agreement provides for a sales fee in the amount of 3% of the total sales prices received by TDSR plus a marketing fee of 1.5%. During the period since the contract was entered into and ended December 31, 2004 the total sales made by Xpress amounted to approximately $173,979,572. As a result of the sales, TDSR is obligated to pay Xpress a total sales fee of $5,219,387 and a marketing fee of $2,609,693. As of December 31, 2004, the Company has paid Xpress $2,103,534 of cash, issued Xpress 120,000 shares of Series A Preferred Stock valued at $1,200,000, and transferred to Xpress a 1913 Mercedes Benz valued at $500,000. In February 2004, Malcolm J. Wright, individually and on behalf of Xpress, and Roger Maddock, individually and on behalf of Arvimex, entered into contracts with TDSR to purchase an aggregate of 32 townhomes for $8,925,120 and paid a deposit of $892,512.

     M J Wright Productions, Inc., of which Mr. Wright is the President, owns our Internet domain names.

     The Company and Mr. Wright have agreed to terms in principle of an employment agreement pursuant to which Mr. Wright will serve as our Chief Executive Officer and Chief Financial Officer. The Company will provide the terms of a definitive employment agreement in a future filing with the Commission.

     Thomas Cornish, a director nominee, is the President of the Seitlin Insurance Company. The Board of Directors has authorized Seitlin to place a competitive bid to provide insurance for the Sonesta Orlando Resort. Mr. Cornish has provided consulting services to the Company valued at $1,500.

     David Levine, a director nominee, has provided consulting services to the Company valued at $3,000.

     Malcolm Wright and members of his family are the majority shareholders of Xpress Ltd. ("Xpress") a shareholder of the Company. On November 3, 2003, TDSR entered into an exclusive sales and marketing agreement with Xpress to sell the units being developed by TDSR. This agreement provides for a sales fee in the amount of 3% of the total sales prices received by TDSR plus a marketing fee of 1.5%. During the period since the contract was entered into and ended December 31, 2004 the total sales amounted to approximately $173,979,572. As a result of the sales, TDSR is obligated to pay Xpress a fee of $2,609,694.

     As of December 31, 2004, Xpress has been paid approximately $2,100,000 in cash, and tendered the 1913 Mercedes-Benz for $500,000.

     The Company also issued 120,000 shares of Series A preferred stock valued at $1,200,000 for accounts payable and debt.

NOTE  20  -  RESTATEMENT

     American Leisure has corrected its financial statements to include the accrual of dividends on its preferred stock. American Leisure increased the carrying value of the preferred stock $2,922,480 and $1,674,148 and increased the accumulated deficit $(2,922,480) and $(1,674,148) at December 31, 2004 and 2003, respectively. The preferred stock dividend increased the loss available to common stockholders $(1,248,331) and $(1,083,025) for the year ended December 31, 2004.

A  summary  of  the  restatement  is  as  follows:

                              As previously   Increase        As
                                reported     (Decrease)     Restated
                              ------------  ------------  -------------
At December 31, 2004
Balance sheet:
  Additional paid-in capital  $15,636,322   $ 2,922,480   $ 18,558,802
  Accumulated deficit         $(9,372,641)  $(2,922,480)  $(12,295,121)

Year ended
  December 31, 2004:
  Statements of Operations:
    Preferred stock dividend  $         -   $(1,248,331)  $ (1,248,331)
    Net loss available to
      common stockholders     $(6,634,301)  $(1,248,331)  $ (7,882,632)

At December 31, 2003
Balance sheet:
  Additional paid-in capital  $ 6,166,488   $ 1,674,148   $  7,840,636
  Accumulated deficit         $(2,738,340)  $(1,674,148)  $ (4,412,488)

Year ended
  December 31, 2003:
  Statements of Operations:
    Preferred stock dividend  $         -   $(1,083,025)  $ (1,083,025)
    Net loss available to
      common stockholders     $(2,126,850)  $(1,083,025)  $ (3,209,875)

NOTE 21 - SUBSEQUENT EVENTS

SALE OF LAND HELD FOR DEVELOPMENT
---------------------------------

     The Company, as discussed in Note 6, owned 13.67 acres of commercial land in Davenport, Polk County, Florida. The Company was holding this land for future development.

     On March 4, 2005, the Company sold this land for $4,020,000, plus reimbursement of certain costs in the amount of $157,219.

     The Company after paying certain closing costs, commissions, the first deed of trust on the property, received $2,724,090 in cash from the sale of the property.

JOINT  VENTURE  MARKETING  AGREEMENT-ANTIGUA  FACILITY
------------------------------------------------------

     The Company in early 2005, signed a Joint Venture Operating Agreement for its' Antigua state of the art call center and contact center facility.

     The Company, through one of its' majority owned subsidiaries, formed an Operating corporation to be known as Caribbean Media Group, Ltd, pursuant to the Companies Act of Barbados. The Company's subsidiary will own 49% of this joint venture company.

     As part of the agreement, the Company provided $100,000 in start-up funding and agreed to transfer another $100,000 into the joint venture operating account when the account balance is less than $25,000. Additionally, it will maintain the equipment it owns and maintain the facility that the Company currently leases.

                             CHANGES IN ACCOUNTANTS

     Effective August 25, 2004, the client auditor relationship between us and Bateman & Co., Inc., P.C. ceased as the former principal independent accountant was dismissed. On that date, our Board of Directors approved a change of accountants and the Company's management engaged Lopez, Blevins, Bork &
Associates, LLP as our principal independent public accountant for the fiscal year ended December 31, 2004. Prior to that, we had engaged Bateman on August 16, 2004 and dismissed Malone & Bailey, PLLC as our principal independent accountant on August 17, 2004. In both cases, the decision to change principal independent accountants was approved by our Board of Directors. Bateman had been engaged when the audit partner in charge of our account left Malone to join Bateman. The audit partner left Bateman and joined Lopez. We reported the change of auditors from Bateman to Lopez on Form 8-K filed with the Commission on March 28, 2005. We reported the change of auditors from Malone to Bateman on Form 8-K filed with the Commission on August 18, 2004.

     Lopez is succeeding Bateman who succeeded Malone. Malone audited our balance sheet as of December 31, 2002 and December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 14, 2002 (Inception) through December 31, 2002, and the fiscal year ended December 31, 2003. Malone's report on our financial statements for the period from June 14, 2002 (Inception) through December 31, 2002, and the fiscal year ended December 31, 2003, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles except for concerns about our ability to continue as a going concern.

     In connection with the audit of our financial statements for the period from June 14, 2002 (Inception) through December 31, 2002, and the fiscal year ended December 31, 2003, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, there were no disagreements with Malone on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Malone would have caused Malone to make reference to the subject matter of the disagreement(s) in connection with its report on our financial statements. There were no reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B during the period from June 14, 2002 (Inception) through December 31, 2002, and the fiscal year ended December 31, 2003, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased.

     Bateman reviewed our interim financial statements included in the Form 10-QSB filed with the Commission on August 20, 2004. During the interim period beginning August 16, 2004 (the date that we engaged Bateman) up to and including the date that the relationship with Bateman ceased, there were no disagreements with Bateman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Bateman would have caused Bateman, if Bateman had issued a report on our financial statements, to make reference to the subject matter of the disagreement(s) in connection with such report. There have been no reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B during the interim period up to and including the date the relationship with Bateman ceased.

     We authorized Malone and Bateman to respond fully to any inquiries of any new auditors hired by us relating to their engagement as our principal independent accountant. We requested that Malone review the disclosure in the report on Form 8-K filed with the Commission on August 18, 2004, and Malone was given an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our expression of its views, or the respect in which it did not agree with the statements made by us therein. Such letter was filed as an exhibit to such report on Form 8-K. We requested that Bateman review the disclosure in the report on Form 8-K filed with the Commission on March 28, 2005, and Bateman was given an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our expression of its views, or the respect in which it did not agree with the statements made by us therein. Such letter was filed as an exhibit to such report on Form 8-K.

     We did not previously consult with Bateman regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B) between us and Malone, our previous principal independent accountant, as there were no such disagree-ments, or an other reportable event (as defined in Item 304(a)(1)(iv)(B) of Regulation S-B) during the period from June 14, 2002 (Inception) through December 31, 2002, and the fiscal year ended December 31, 2003, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased. Neither have we received any written or oral advice concluding there was an important factor to be considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue.

     We did not previously consult with Lopez regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B) between us and Bateman or Malone, our previous principal independent accountants, as there were no such disagreements, or an other reportable event
(as defined in Item 304(a)(1)(iv)(B) of Regulation S-B) during the interim period up to an including the date the relationship with Bateman ceased, or the period from June 14, 2002 (Inception) through December 31, 2002, and the fiscal year ended December 31, 2003, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased. Neither have we received any written or oral advice concluding there was an important factor to be considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue.

     We requested Bateman review the disclosure in the report on Form 8-K before it was filed with the Commission on August 18, 2004, and provided Bateman the opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our expression of its views, or the respects in which Bateman did not agree with the statements made by us in such report. Bateman did not furnish a letter to the Commission. We requested Lopez review the disclosure in the report on Form 8-K before it was filed with the Commission on March 28, 2005, and provided Lopez an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our expression of its views, or the respects in which Lopez did not agree with the statements made by us in such report. Lopez did not furnish a letter to the Commission.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Our articles of incorporation, as amended and restated, contain a provision that gives our board of directors the power to indemnify our officers and directors to the fullest extent permitted by Nevada law. Our bylaws, as amended and restated, obligate us to indemnify our directors and officers to the fullest extent permitted by Section 78.7502 of the Nevada Revised Statutes, as that section may be amended and supplemented from time to time. Section 78.7502 generally provides that we may indemnify any of our officers and directors in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by us or in our right, if such officer or director acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     We have entered into an indemnification agreement with Malcolm J. Wright, our chief executive officer and a director. We will indemnify Mr. Wright to the fullest extent permitted by law if Mr. Wright was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed claim by reason of (or arising in part out of) any event or occurrence related to the fact that Mr. Wright is or was a director, officer, employee, agent or fiduciary of ours, or any subsidiary of ours, or is or was serving at our request as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Mr. Wright while serving in such capacity against any and all expenses, judgments, fines, penalties and amounts paid in settlement and any federal, state, local or foreign taxes imposed on Mr. Wright as a result of the actual or deemed receipt of any indemnification payments made by us to or on behalf of Mr. Wright. We are entitled to reimbursement of any advance indemnification payments that we make to or on behalf of Mr. Wright if, when and to the extent that a disinterested director, group of disinterested directors or independent legal counsel determines that Mr. Wright would not be permitted to be so indemnified under applicable law. We are not obligated to indemnify Mr. Wright for the following:

- Acts, omissions or transactions for which Mr. Wright is prohibited from receiving indemnification under applicable law.

- Claims initiated or brought voluntarily by Mr. Wright and not by way of defense, except for claims brought to establish or enforce a right to indemnification or in specific cases if our board of directors has approved the initiation or bringing of such claim, or as otherwise required under the Nevada Revised Statutes, regardless of whether Mr. Wright ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

- Any proceeding instituted by Mr. Wright to enforce or interpret his indemnification agreement, if a court of competent jurisdiction determines that each of the material assertions made by Mr. Wright in such proceeding was not made in good faith or was frivolous.

- Violations of Section 16(b) of the Exchange Act or any similar successor statute.

     Our articles of incorporation, as amended, also contain a provision that limits the liability of our directors. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

-    Any breach of their duty of loyalty to our company or our stockholders.

- Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

- Any transaction from which the director derived an improper personal benefit.

-    Any act or omission occurring prior to their directorship.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

          Securities and Exchange Commission Registration Fee      $ 1,074.00
          Printing and Engraving Expenses                            2,500.00
          Accounting Fees and Expenses                              15,000.00
          Legal Fees and Expenses                                   50,000.00
          Miscellaneous                                             16,504.00
                                                                    ---------

          TOTAL                                                    $85,078.00

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     The Company has issued the following securities without registration under the Securities Act within the past three (3) years:

     In January 2002, the Company issued 20,000 shares of common stock to three individuals pursuant to a financial advisory agreement with Viewtrade Securities, Inc. The Company claims an exemption from registration afforded by
Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In June 2002, the Company issued an aggregate of 36,365 shares of common stock to more than two hundred individuals for $1.50 per share. The Company claims an exemption from registration afforded by Regulation S under the Securities Act. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In July 2002, the Company issued an aggregate of 5,016,665 shares of common stock and an aggregate of 880,000 shares of Series A preferred stock to the former shareholders of American Leisure in exchange for all of the issued and outstanding shares of common stock and preferred stock of American Leisure. The exchange of shares was one-for-one. American Leisure had issued an aggregate of 5,016,665 shares of common stock to twelve individuals and four companies and an aggregate of 880,000 shares of preferred stock to seven of the individuals and two of the companies. The Company claims the exemption from registration afforded by Rule 506 of Regulation D under the Securities Act. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In August 2002, the Company issued an aggregate of 600 shares of common stock to two individuals for $1.50 per share. The Company claims an exemption from registration afforded by Regulation S under the Securities Act. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In December 2002, the Company issued an aggregate of 114,000 shares of common stock and 27,191 shares of Series C preferred stock to Stanford, Charles Ganz and Ted Gershon to acquire $2,850,000 of call center equipment. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In September 2003, the Company issued 850,000 shares of common stock to L. William Chiles, a Director of the Company, to acquire Hickory. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by the Company.

     In January 2004, the Company issued warrants to purchase 390,000 shares of the Company's common stock to Arvimex. The warrants are divided into two classes. The first class, comprised of 120,000 warrants, bears an exercise price of $0.001 per share of common stock and are exercisable until December 31, 2008. The second class, comprised of 270,000 shares, bears an exercise price of $2.96 per share of common stock and are exercisable until December 31, 2008. In March 2004, the Company reduced the exercise price of the warrants to purchase 270,000 shares from $2.96 to $1.02 in connection with a reduction in the exercise price of warrants that the Company had issued to Stanford from $2.96 to $0.001 per share. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the warrants for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by the Company.

     In March 2004, the Company issued 340,000 shares of common stock to GCD Acquisition Corp. as partial consideration for the purchase of $22,600,000 in secured notes. The Company also assumed liability for a $5,000,000 promissory note that GCD Acquisition Corp. had issued to acquire the secured notes. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by the Company.

     In March 2004, the Company issued warrants to purchase 300,000 shares of the Company's common stock to Stanford and warrants to purchase an aggregate of 300,000 shares of the Company's common stock equally to the Stanford Employees. The warrants to purchase an aggregate of 600,000 shares that were issued to Stanford and the Stanford Employees had an exercise price of $0.001 per share of common stock and were exercised as discussed below. Also in March 2004, the Company issued warrants to purchase 675,000 shares of the Company's common stock to Stanford and warrants to purchase an aggregate of 675,000 shares of the Company's common stock to the Stanford Employees. The warrants to purchase an aggregate of 1,350,000 shares that were issued to Stanford and the Stanford Employees had an exercise price of $2.96 per share. The warrants were issued as consideration for Stanford providing a $6,000,000 line of credit to the Company. The Company issued a promissory note for $6,000,000 to Stanford. In June 2004 the Company reduced the exercise price on the warrants to purchase 1,350,000 shares from $2.96 to $0.001 per share in connection with $4,000,000 of additional financing provided by Stanford. The Company issued a promissory note for $3,000,000 and a promissory note for $1,000,000 to Stanford for the additional financing. In May 2004, the Company issued an aggregate of 600,000 shares of common stock to Stanford and the Stanford Employees upon their exercise of their warrants at $0.001 per share of common stock (or an aggregate of $600). In June 2004, the Company also issued warrants to purchase 500,000 shares of the Company's common stock to Stanford in connection with the additional $4,000,000 of financing. The warrants to purchase 500,000 shares had an exercise price of $5.00 per share, but in November 2004, the Company reduced the exercise price to $0.001 with respect to warrants to purchase 100,000 of the shares as consideration for $1,605,000 of additional financing provided by Stanford. The Company increased the principal amount of the $3,000,000 note and the $1,000,000 note to $4,250,000 and $1,355,000, respectively. In September 2004 and December 2004, the Company issued an aggregate of 1,350,000 shares and 100,000 shares of common stock, respectively, to Stanford and the Stanford Employees upon their exercise of their warrants at $0.001 per share of common stock (or an aggregate of $1,350 and $100, respectively). The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the warrants, the notes and the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company. However, the Company's relationship with Stanford includes the requirement that the Company utilize services provided by US Funding Corporation, an investment banking firm. US Funding Corporation received a fee of 5% for $6,000,000 of financing provided by Stanford and a fee of 2.5% of an aggregate of $5,605,000 of additional financing provided by Stanford.

     In March 2004, the Company issued warrants to L. William Chiles, a Director of the Company, to purchase 168,672 shares of the Company's common stock at an exercise price of $2.96 per share. Also, in March 2004, the Company issued warrants to Malcolm J. Wright, a Director of the Company and the Company's Chief Executive Officer and Chief Financial Officer, to purchase 347,860 shares of the Company's common stock at an exercise price of $2.96 per share of common stock. The Company issued the warrants to Messrs. Chiles and Wright as consideration for their personal guarantees of the Company's debt and pledges of their shares of the Company's stock to Stanford as part of the security for the financing that Stanford provided to the Company. In addition, Mr. Wright has personally guaranteed the Company's indebtedness of $6,000,000 to Stanford. The Company reduced the exercise price of the warrants from $2.96 to $1.02 in connection with a reduction of the exercise price of warrants issued to Stanford from $2.96 to $0.001. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the warrants for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     In April 2004, the Company approved the issuance of 24,101 shares of Series E preferred stock to The Shadmore Trust U/A/D 12/26/89 as part of the Company's acquisition of the majority interest in the preferred stock of AWT. The Series E preferred stock ranks senior to the Company's common stock as to dividends and liquidation preference. Each share of Series E preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, into a maximum of 6.666 fully paid and non-assessable shares of common stock. The Company also issued an unsecured note in the original amount of $1,698,340 to Shadmore Trust in connection with the acquisition of debt owed to Shadmore Trust by AWT. The note bears interest at a rate of four percent (4%) per annum with weekly payments in the amount of $5,000 until the note is fully paid or April 1, 2011, whichever is first. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares and the note for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts were paid by the Company.

     In July 2004, we granted warrants to Malcolm J. Wright, L. William Chiles, Thomas Cornish, David Levine and T. Gene Prescott for each of them to purchase 100,000 shares of common stock at an exercise price of $1.02 per share for services. In February 2005, we granted warrants on the same terms to Charles J. Fernandez. Messrs. Wright and Chiles currently serve as Directors. Messrs. Fernandez and Prescott currently serve on our advisory board providing us with general corporate and business advice. Messrs. Cornish and Levine have also served on the advisory board. Warrants to purchase 50,000 shares vested immediately to each of them. Warrants to purchase the remaining 50,000 shares would vest in equal amounts to each of them on their next two anniversary dates as Directors or advisors provided they remain in such service. They may exercise the warrants for a period of five years beginning on such vesting dates. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the warrants for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     In October of 2004, the Company authorized the issuance of warrants to purchase 250,000 shares of the Company's common stock at an exercise price of $1.02 per share to be issued to persons who serve on both the Company's board of directors and the Company's advisory board to the board of directors at the rate of 50,000 warrants per person. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances will not involve a public offering, the recipients have access to information that would be included in a registration statement, will take the shares for investment and not resale and the Company will take appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts will be paid by the Company.

     In November 2004, the Company issued to Arvimex warrants to purchase 40,000 shares of the Company's common stock at an exercise price of $0.001 per share of common stock in consideration for an unsecured loan of AWT in the principal amount of $500,000 that Arvimex made to the Company. Arvimex loaned the money to AWT to provide funds to AWT while the Company conducted due diligence of TraveLeaders and sought to secure an additional $1,250,000 of financing from Stanford. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the warrants and the note for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts were paid by the Company.

     In  November  2004,  the  Company  exchanged  325  shares  of  its Series B
Preferred Stock with American Communications, LLC for equipment valued at $32,640. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     In December 2004, the Company issued 120,000 shares of Series A preferred stock, par value $0.001 per share, to Xpress Ltd. for $1,200,000. The Series A preferred stock ranks senior to the Company's common stock as to dividends and liquidation preference. Each share of Series A preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, into ten
(10) fully paid and non-assessable shares of Common Stock. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     In December 2004, the Company issued Steven Parker warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $1.02 per share of common stock in consideration for Mr. Parker entering into a contract of employment with a subsidiary of the Company. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the warrants for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts were paid by the Company.

     In December 2004, the Company issued Toni Pallatto warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $1.02 per share of common stock in consideration for Ms. Pallatto entering into a contract of employment with a subsidiary of the Company. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the warrants for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts were paid by the Company.

     In December 2004, the Company issued 120,000 shares of common stock to Xpress Ltd., of which Malcolm J. Wright, the Company's Chief Executive Officer and Chief Financial Officer, is the beneficial owner, 10,000 shares of common stock to James Leaderer, a director of the Company, 20,000 shares of common stock to an entity and 10,000 shares of common stock to an employee of Hickory (or an aggregate of 160,000 shares of common stock) for various services that they provided to the Company. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

     In March 2005, the Company cancelled an aggregate of 3,988,700 shares of common stock, of which 3,791,700 shares had been returned to the Company by Vyrtex Limited in June 2002 in connection with the reverse merger, and 197,000 shares had been authorized for issuance in June 2002, but never cancelled, in connection with the reverse merger.

     In June 2005, the Company issued to Arvimex an aggregate of 160,000 shares of the Company's common stock upon the exercise of warrants at $0.001 per share (or $160). The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts were paid by the Company.

ITEM 27. EXHIBITS

EXHIBIT NO.     DESCRIPTION OF EXHIBIT

2.1 (1)     Stock Purchase Agreement

3.1 (2)     Articles of Incorporation

3.2 (3)     Amended and Restated Bylaws

3.3 (3)     Amended and Restated Articles of Incorporation filed July 24, 2002

3.4 (3) Certificate of Amendment of Amended and Restated Articles of Incorporation filed July 24, 2002

4.1 (3)     Certificate of Designation of Series A Convertible Preferred Stock

4.2 (5)     Certificate of Designation of Series B Convertible Preferred Stock

4.3 (5)     Certificate of Designation of Series C Convertible Preferred Stock

4.4 (10) Amended and Restated Certificate of Designation of Series C Convertible Preferred Stock

4.5 (21) Corrected Certificate of Designation of Series E Convertible Preferred Stock, which replaces the Form of Certificate of Designation of Series E Convertible Preferred Stock, filed as
            Exhibit 1 to the Registrant's Form 8-K on April 12, 2004

4.6 (18) Certificate of Designation of Series F Convertible Preferred Stock, which replaces the Form of Certificate of Designation of Series F Convertible Preferred Stock, filed as Exhibit 3.1 to the Registrant's Form 8-K on January 6, 2005

5.1* Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered

10.1 (3) Stock Option Agreement with L. William Chiles Regarding Hickory Travel Systems, Inc.

10.2 (5) Securities Purchase Agreement with Stanford Venture Capital Holdings, Inc. dated January 29, 2003

10.3 (5)    Registration Rights Agreement with Stanford dated January 29, 2003

10.4 (5)    Securities Purchase Agreement with Charles Ganz dated January 29,
            2003

10.5 (5)    Asset Sale Agreement with Charles Ganz dated January 29, 2003

10.6 (5)    Registration Rights Agreement with Charles Ganz dated January 29,
            2003

10.7 (5)    Securities Purchase Agreement with Ted Gershon dated January 29,
            2003

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10.8 (5)    Asset Sale Agreement with Ted Gershon dated January 29, 2003

10.9 (5)    Registration Rights Agreement with Ted Gershon dated January 29,
            2003

10.10 (6)   Confirmation of Effective Date and Closing Date of $6,000,000 Line
            of Credit

10.11 (6)   Credit Agreement with Stanford for $6,000,000 Line of Credit

10.12 (6)   First Amendment to Credit Agreement with Stanford for $6,000,000
            Line of Credit

10.13 (6)   Mortgage Modification and Restatement Agreement between Tierra Del
            Sol Resort Inc., formerly Sunstone Golf Resort, Inc. ("TDSR") and
            Stanford dated December 18, 2003

10.14 (6)   Registration Rights Agreement with Stanford dated December 18, 2003

10.15 (6)   Florida Mortgage and Security Agreement securing the $6,000,000
            Line of Credit

10.16 (6)   Second Florida Mortgage and Security Agreement securing the
            $6,000,000 Line of Credit

10.17 (6)   Security Agreement by Caribbean Leisure Marketing Limited and
            American Leisure Marketing and Technology Inc. dated December 18,
            2003, securing the $6,000,000 Line of Credit

10.18 (6)   Warrants issued to Daniel T. Bogar to purchase 168,750 shares at
            $2.96 per share

10.19 (7)   Warrants issued to Arvimex, Inc. to purchase 120,000 shares at
            $0.001 per share

10.20 (7)   Warrant Purchase Agreement with Stanford to purchase 600,000 shares at $0.001 per share and 1,350,000 shares at $2.96 per share

10.21 (7)   Warrants issued to Arvimex to purchase 270,000 shares at $2.96 per share

10.22 (10)  Credit Agreement with Stanford for $1,000,000 Credit Facility

10.23 (10)  Credit Agreement with Stanford for $3,000,000 Credit Facility

10.24 (10)  Instrument of Warrant Repricing to purchase 1,350,000 shares at
            $0.001 per share

10.25 (10)  Warrant Purchase Agreement with Stanford to purchase 500,000 shares at $5.00 per share

10.26 (10)  Registration Rights Agreement with Stanford dated June 17, 2004

10.27 (9)   Agreement and First Amendment to Agreement to Purchase Galileo
            Notes with GCD Acquisition Corp. ("GCD"), dated March 19, 2004 and
            March 29, 2004, respectively

10.28 (9)   Assignment Agreement for Security for Galileo Notes

10.29 (18)  Bridge Loan Note for $6,000,000 issued by Around The World Travel,
            Inc. in favor of Galileo International, LLC and acquired by the Registrant

10.30 (18)  Third Amended and Restated Acquisition Loan Note for $6,000,000
            issued by Around The World Travel, Inc. in favor of Galileo International, LLC and acquired by the Registrant

10.31 (18)  Amended and Restated Initial Loan Note for $7,200,000 issued by
            Around The World Travel in favor of Galileo and acquired by the Registrant

10.32 (18)  Promissory Note for $5,000,000 issued by Around The World Travel,
            Inc. in favor of CNG Hotels, Ltd. and assumed by the Registrant

10.33 (18)  Promissory Note for $2,515,000 issued by TDSR in favor of Arvimex and Allonge dated January 31, 2000

10.34 (18)  Registration Rights Agreement with Arvimex dated January 23, 2004

10.35 (13)  Development Agreement between TDSR and American Leisure Real
            Estate Group, Inc.

10.36 (14)  Exclusive Sales and Marketing Agreement between TDSR and Xpress Ltd.

10.37 (15)  Asset Purchase Agreement with Around The World Travel, Inc. for
            TraveLeaders

10.38 (16)  Operating Agreement between American Leisure Hospitality Group, Inc.
            and Sonesta Orlando, Inc., dated January 29, 2005

10.39 (17)  Second Re-Instatement and Second Amendment to Contract of Advantage
            Professional Management Group, Inc. to sale unimproved land in Davenport, Florida to Thirteen Davenport, LLC

10.40 (17)  Purchase Agreement between Advantage Professional Management Group,
            Inc. and Paradise Development Group, Inc. to sale part of unimproved land in Davenport, Florida

10.41 (17)  First Amendment to Purchase Agreement between Advantage Professional
            Management Group, Inc. and Paradise Development Group, Inc. to sale part of unimproved land in Davenport, Florida

10.42 (17)  Assignment of Purchase Agreement, as amended, to Thirteen Davenport,
            LLC to sale part of unimproved land in Davenport, Florida

10.43 (21)  Note and Mortgage Modification Agreement dated May 12, 2005, regarding a Promissory Note in the original amount of $985,000 dated January 31, 2000, issued by TDSR in favor of Raster Investments, Inc. and a Mortgage in favor of Raster Investments, Inc.

10.44 (21)  First Amendment to Asset Purchase Agreement with Around The World
            Travel, Inc. for TraveLeaders dated March 31, 2005

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10.45*      Management Agreement with Around The World Travel, Inc. dated
            January 1, 2005

10.46*      License Agreement with Around The World Travel, Inc. dated
            January 1, 2005

10.47* Agreement with Shadmore Trust U/A/D dated April 1, 2004 to acquire common stock, preferred stock and indebtedness of AWT

10.48* Promissory Note for $1,698,340 issued by the Registrant in favor of Shadmore Trust U/A/D and dated April 1, 2004

10.49* Stock Purchase Agreement dated April 12, 2004 to acquire preferred stock of Around The World Travel, Inc.

10.50* Additional $1.25M issued by the Registrant in favor of Stanford and dated November 15, 2004.

10.51* Third Amendment to Credit Agreement with Stanford for $1,000,000 and Second Additional Stock Pledge Agreement dated December 13, 2004

10.52* Second Renewal Promissory Note for $1,355,000 issued by the Registrant in favor of Stanford and dated December 13, 2004

10.53* Agreement dated March 17, 2005, to Terminate Right of First Refusal Agreement and Amend Registration Rights Agreement with Stanford

10.54* Warrant Agreement and Warrants to Malcolm J. Wright to purchase 100,000 shares at $1.02 per share

10.55* Warrant Agreement and Warrants to L. William Chiles to purchase 100,000 shares at $1.02 per share

10.56* Warrant Agreement and Warrants to T. Gene Prescott to purchase 100,000 shares at $1.02 per share

10.57* Warrant Agreement and Warrants to Charles J. Fernandez to purchase 100,000 shares at $1.02 per share

10.58* Warrant Agreement and Warrant to Stephen Parker to purchase 200,000 shares at $1.02 per share

10.59* Warrant Agreement and Warrants to Toni Pallatto to purchase 25,000 shares at $1.02 per share

10.60* Employment Agreement, as amended, between L. William Chiles and Hickory Travel Systems, Inc.

10.61*      Employment Agreement between L. William Chiles and the Registrant

10.62*      First Amendment to $3 Million Credit Agreement

10.63* Instrument of Warrant Repricing to purchase 100,000 shares at $0.001 per share

16.1 (3)    Letter from J.S. Osborn, P.C. dated August 1, 2002

16.2 (4)    Letter from J.S. Osborn, P.C. dated May 22, 2003

16.3 (11)   Letter from J.S. Osborn, P.C. dated August 17, 2004

16.4 (11)   Letter from Charles Smith

16.5 (11)   Letter from Marc Lumer & Company

16.6 (11)   Letter from Byrd & Gantt, CPA's, P.A.

16.7 (12)   Letter from Malone & Bailey, PLLC

16.8 (19)   Letter from Bateman & Co., Inc., P.C.

21   (18)   Subsidiaries of American Leisure Holdings, Inc.

23.1*       Consent of Lopez, Blevins, Bork & Associates, LLP

23.2 (20)   Consent of David M. Loev, Attorney at Law

99.1 (6) Personal Guarantee by Malcolm J. Wright guaranteeing the $6,000,000 Line of Credit

99.2 (10)   Letter to the Shareholders of Around The World Travel, Inc.

99.3* Renewal Guaranty of Malcolm J. Wright dated May 12, 2005, guaranteeing the note issued to Grand Bank & Trust of Florida

99.4* Renewal Guaranty of L. William Chiles dated May 12, 2005, guaranteeing the note issued to Grand Bank & Trust of Florida

* Filed herein.

(1) Filed as Exhibit 2.1 to the Registrant's Form 8-K on June 28, 2002, and incorporated herein by reference.

(2) Filed as Exhibit 3.1 to the Registrant's Form SB-1 on October 20, 2000, and incorporated herein by reference.

(3) Filed as Exhibits 3.4, 3.1, 3.2, 3.3, 10.2, and 16.1, respectively, to the Registrant's Form 10-QSB on August 19, 2002, and incorporated herein by reference.

(4) Filed as Exhibit 16.1 to the Registrant's Form 8-K on May 23, 2003, and incorporated herein by reference.

(5)  Filed  as  Exhibits  99.2,  99.1,  99.3,  99.5,  99.6,  99.7,  99.8,  99.9,
     99.10 and 99.11, respectively, to the Registrant's Form 10-KSB on May 23, 2003, and incorporated herein by reference.

(6)  Filed  as  Exhibits  99.1,  99.2,  99.3,  99.4,  99.7,  99.8,  99.9, 99.10,
     99.11 and 99.5, respectively, to the Registrant's Form 8-K on April 1, 2004, and incorporated herein by reference.

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(7)  Filed  as  Exhibits  99.11,  99.12  and  99.13,  respectively,  to  the
     Registrant's Form 10-QSB on May 25, 2004, and incorporated herein by reference.

(8) Filed as Exhibit 99.1 to the Registrant's Form 10-KSB on May 21, 2004, and incorporated herein by reference.

(9) Filed as Exhibits 99.1 and 99.2, respectively, to the Registrant's Form 8-K on April 6, 2004, and incorporated herein by reference.

(10) Filed  as  Exhibits  3.1,  10.1,  10.2,  10.3,  10.4,  10.5  and  99.2,
     respectively, to the Registrant's Forms 8-K/A filed on August 6, 2004, and incorporated herein by reference.

(11) Filed as Exhibits 16.2, 16.3, 16.4 and 16.5, respectively, to the Registrant's Forms 8-K/A filed on August 18, 2004, and incorporated herein by reference.

(12) Filed as Exhibit 16.1 to the Registrant's Form 8-K on August 18, 2004, and incorporated herein by reference.

(13) Filed as Exhibit 10.6 to the Registrant's Form 10-QSB on August 20, 2004, and incorporated herein by reference.

(14) Filed as Exhibit 10.6 to the Registrant's Form 10-QSB/A on December 8, 2004, and incorporated herein by reference.

(15) Filed as Exhibit 10.1 to the Registrant's Form 8-K on January 6, 2005, and incorporated herein by reference.

(16) Filed as Exhibit 10.1 to the Registrant's Form 8-K on February 2, 2005, and incorporated herein by reference.

(17) Filed  as  Exhibits  10.1,  10.2,  10.3  and  10.4,  respectively,  to  the
     Registrant's Form 8-K on March 14, 2005, and incorporated herein by reference.

(18) Filed  as  Exhibits  4.6,  10.29,  10.30,  10.31,  10.32, 10.33, and 10.34,
     respectively, to the Registrant's Form 10-KSB on March 31, 2005, and incorporated herein by reference.

(19) Filed as Exhibit 16.2 to the Registrant's Form 8-K on March 28, 2005, and incorporated herein by reference.

(20) Included in Exhibit 5.1.

(21) Filed as Exhibits 4.5, 10.43 and 10.44, respectively to the Registrant's Form 10-QSB on May 23, 2005, and incorporated herein by reference.

ITEM  28.  UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which the selling stockholders offer or sell securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Orlando State of Florida on June 30, 2005.

                              AMERICAN  LEISURE  HOLDINGS,  INC.


                              By:  /s/Malcolm  J.  Wright
                                  ----------------------
                              Name:  Malcolm  J.  Wright
                              Title: Chief  Executive  Officer



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                             TITLE                             DATE

By: /s/ Malcolm J. Wright
    ---------------------
    Malcolm J. Wright       Chief Executive Officer,               June 30, 2005
                            Principal Financial Officer,
                            Chief Financial Officer and Director

By:  /s/L.  William  Chiles
     ----------------------
     L. William Chiles      Director                               June 30, 2005

By:  /s/  James  Leaderer
     --------------------
     James Leaderer         Director                               June 30, 2005


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